UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

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☒	Preliminary Information Statement
☐	Definitive Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

Arkados Group, Inc.
(Name of Registrant as specified in Its Charter)

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(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant toExchange Act Rule 0-11 (Set forth amount on which the filing fee is calculated and how it was determined):
(4)	Proposed maximum aggregate value of transaction: $11,000,000
(5)	Total fee paid: $1,266.10

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.   Identify the previous filing by registration statement number or the form or schedule and the date of its filing.

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ARKADOS GROUP, INC.
87 Fairfield Rd.
Fairfield, New Jersey 07004
__________

INFORMATION STATEMENT
__________

This Information Statement is being furnished to the stockholders of Arkados Group, Inc., a Delaware corporation, to comply with the requirement of Section 228 of the Delaware General Corporation Law (the “DGCL”) that non-consenting stockholders are provided with notice that action has been taken by holders of a majority of the outstanding common stock of our company without a meeting and has been prepared in compliance with Schedule 14C under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).

The record date for determining stockholders entitled to receive this Information Statement is determined under Section  213(b) of the DGCL to be the date the written consent was delivered to us by the consenting stockholders.   Accordingly, the record date for purposes of determining stockholders of record entitled to receive this Information Statement is December 23, 2010.  This Information Statement is first being mailed or delivered to the our stockholders on or about April ___, 2011.

We have asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of our common stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The written consent described in this Information Statement contains resolutions consenting to the sale of substantially all of the assets used in our business of designing, developing and selling semiconductor products that incorporate powerline communications and networking services and offering services related thereto (the “Asset Sale”) to STMicroelectronics, Inc. (“ST US”), a subsidiary of STMicroelectronics N.V. (“ST”), pursuant to an Asset Purchase Agreement, by and among the Company, Arkados, Inc., Arkados Wireless Technologies, Inc. (collectively, “Arkados”) and ST US, dated as of December 23, 2010 (the “Purchase Agreement”), and the grant of a license (the “License”) to ST US to use our intellectual property assets included in the Asset Sale pending the closing of such sale.  The Purchase Agreement and the License are attached to this Information Statement as Annexes A and B, respectively.  At the time the Asset Sale is completed, ST US has agreed to license back certain intellectual property to us on a non-exclusive basis to facilitate the continuation and expansion of our consumer electronics systems business, support our existing customers and, subject to the settlement of our outstanding debt and obtaining adequate financing (of which there is no assurance), permit us to continue the development and marketing of Smart Grid products based on powerline communication semiconductors.   We will also continue to provide consulting and development services to existing customers and users of powerline communication semiconductors.  Upon entering into the License and with our consent, ST US hired substantially all of our engineering and semiconductor employees (including Oleg Logvinov, our former CEO and director), who was engaged in and directed our semiconductor business.

WE URGE YOU TO READ THIS INFORMATION STATEMENT AND THE ANNEXES ATTACHED TO THIS INFORMATION STATEMENT IN THEIR ENTIRETY

A special committee consisting of one independent member of our board of directors that did not have a material interest in either the Asset Sale, the License or any senior debt owed by Arkados (the “Special Committee”), reviewed and recommended that our board of directors approve and declare the advisability of the Asset Sale, the Purchase Agreement and the License.  Our directors, relying on the advice of the Special Committee, unanimously approved the Asset Sale, the Purchase Agreement and the License after determining that we could not, despite efforts during the last two years, raise capital sufficient to fund development and marketing of semiconductors and that the Asset Sale, the Purchase Agreement and the License are consistent with obtaining value for our semiconductor assets.   The proceeds of the Asset Sale will: (i) allow us to settle, at the closing, all of our outstanding secured debt, which is substantial (approximately $20 million); (ii) provide us with an opportunity to settle our outstanding unsecured debt, which in the absence of such Asset Sale, would not be possible; and (iii) allow us to focus on the development and marketing of consumer electronics which incorporate powerline marketing technology.  In light of these considerations, our board of directors concluded that the Asset Sale, the Purchase Agreement and the License are in the best interest of Arkados, its stockholders and creditors.

The Asset Sale will not be consummated until at least twenty days after the mailing of this Information Statement to our stockholders.

The date of this Information Statement is April __2011.

TABLE OF CONTENTS

SUMMARY TERM SHEET
THE PRINCIPAL PARTIES
APPROVAL OF THE SALE
THE ASSET SALE AND LICENSE
General
Arkados Semiconductor Products and Technology
Background of the Asset Sale
Reasons for the Asset Sale
Absence of a Fairness Opinion
Use of Proceeds
Plans After the Asset Sale
Governmental and Regulatory Matters
Accounting Treatment
Certain Federal Income Tax Consequences
Interests of Certain Persons
No Appraisal Rights
THE PURCHASE AGREEMENT
Purchased Assets
Excluded Assets
Assumed Liabilities
Excluded Liabilities
Purchase Price
The Closing
Representations and Warranties
Operations Pending Closing
No Solicitation
Employee and Employee Benefit Matters
Tax Matters
Closing Conditions
Termination
Survival of Representation and Warranties; Indemnification
Expenses
Ancillary Agreements

INFORMATION ABOUT ARKADOS
Description of Arkados Business
Beneficial Ownership

ARKADOS FINANCIAL STATEMENTS, SUPPLEMENTAL FINANCIAL INFORMATION AND UNAUDITED PRO FORMA FINANCIAL INFORMATION
Annual Statements
Report of Independent Registered Public Accounting Firm
Consolidated Balance Sheet As of May 31, 2009 and 2010
Consolidated Statement of Operations for the years ended May 31, 2009 and 2010 and Cumulative during the Development Stage (March 24, 2004 to May 31, 2010 (unaudited)

Consolidated Statement of Stockholders’ Deficiency Inception March 24, 2004 to May 31, 2004 and the Years Ended May 31, 2005-May 31, 2010

Consolidated Statement of Cash Flow for the Years ended May 31, 2009 and 2010 and the Period from Inception (March 24, 2004) to May 31, 2004 and the Years Ended May 31, 2005-May 31, 2010

Notes to Consolidated Financial Statements

Interim Statements
Consolidated Balance Sheets as of November 30, 2010 (unaudited) and May 31, 2010

Consolidated Statements of Operations Cumulative During the Development Stage (March 24, 2004 to November 30, 2010) and for the Three and Six Months Ended November 30, 2010 and 2009 (UNAUDITED)

Consolidated Statements of Cash Flows – Cumulative During the Development Stage (March 24, 2004 to November 30, 2010) and for the Six Months Ended November 30, 2010 (UNAUDITED)

Notes to Consolidated Financial Statements (unaudited)

Unaudited Pro Forma Financial Information
ANNEXES:
A Asset Purchase Agreement
B License

NOTE RE: FORWARD LOOKING INFORMATION

All statements in this Information Statement that are not historical are forward-looking statements, including statements regarding our “expectations,” “beliefs,” “hopes,” “intentions,” “strategies,” or the like.  Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward looking statements.  We caution investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the risks discussed in this Information Statement and those risk factors disclosed in the periodic reports we file with the Securities and Exchange Commission.  We expressly disclaim any obligation or undertaking, other than as required by applicable law, to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based.

SUMMARY TERM SHEET

The following is a summary of certain information contained elsewhere in this Information Statement.  Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this Information Statement and in the attached annexes.  You should review this Information Statement and the annexes to it so that you can gain a more complete understanding of the proposed transactions.

The following is a summary of the material terms of the Purchase Agreement and the License and the related transactions:

•
We will transfer to ST US substantially all of our assets, consisting principally of intellectually property developed in the course of our development of semiconductor technology using powerline networking capabilities.  See “The Purchase Agreement” beginning on page ___.

•
In addition, due to the fact that our secured debt has been in default since June 2009 and the parties’ desire to meet settlement objectives of secured creditors and employees before the end of 2010, we also entered into a License Agreement (the “License”), pursuant to which we granted to ST US and its affiliates a worldwide, non-exclusive, irrevocable license to all of our intellectual property in exchange for a substantial license fee.  We also granted to ST US and its affiliates a worldwide, nonexclusive, irrevocable sublicense under intellectual property licenses held by us.  See “The Purchase Agreement-Ancillary Agreements” beginning on page ___.

•
We will receive a total of $11 million in cash from the Asset Sale and the License, of which $7 million was paid by ST US to us as a license fee when the Purchase Agreement and License were signed and the balance of $4 million will be paid on the closing date.

•
To induce ST US to enter into the Purchase Agreement and the License, we entered into settlement and release agreements with our secured creditors whereby the secured creditors agreed to release Arkados from any claims and to terminate any liens on our assets in exchange for specified settlement amounts aggregating approximately $9 million and settlement and release agreements with employees whereby such employees agreed to release us from claims for unpaid compensation in exchange for $1.4 million and the issuance of equity securities by Arkados in an amount to be determined by negotiation.  See “The Purchase Agreement-Ancillary Agreements” beginning on page ___.

•
We agreed to indemnify ST US from losses resulting to any from any breach of our representations, warranties, covenants or agreements contained in the Purchase Agreement or any claim by a third party based upon, resulting from or arising out of our business, operations, properties, assets or obligations conducted, existing or arising on or prior to the closing date of the Asset Sale.  See “The Purchase Agreement—Survival of Representations and Warranties; Indemnification” beginning on page ___.

•
The Purchase Agreement may be terminated at any time prior to the closing date under certain circumstances by either us or ST US, or by mutual written consent of us and ST US.  See “The Purchase Agreement—Termination” beginning on page 30.

•
Unless the Purchase Agreement is terminated pursuant to its terms, the closing of the transactions contemplated in the Purchase Agreement is expected to occur approximately 20 days after the date of this Information Statement, or as promptly as practicable thereafter after the various conditions set forth in the Purchase Agreement have been satisfied or waived.  See “The Purchase Agreement—Closing Conditions” beginning on page ___.

•
As required by the terms of a letter of intent executed by us and ST US prior to the execution of the Purchase Agreement, stockholders of Arkados holding approximately 54 % of the outstanding common stock delivered a written consent adopting and approving the Asset Sale, the License and the Purchase Agreement (the “Consent”).  As a result, the Asset Sale and the Purchase Agreement were adopted and approved by the requisite number of outstanding shares of our voting stock and, accordingly, no other vote of any other stockholder is required to adopt and approve the Asset Sale and the Purchase Agreement.

•
The stockholders that executed the Consent  entered into a Voting Agreement (the “Voting Agreement”) with ST US which provides, among other things, that such stockholders will not revoke the Consent and, in the event a subsequent stockholder vote or consent is required with respect to the transactions contemplated by the Purchase Agreement such stockholders will vote in favor of the Asset Sale and will not vote in favor of any transaction that will impede or delay the consummation of the Asset Sale.  See “The Purchase Agreement—Ancillary Agreements” beginning on page ___.

•
Substantially all of the proceeds received pursuant to the License and which will be received at the closing of the Asset Sale, after payment of expenses related to the transactions, have been and will be used to settle approximately $20 million of our outstanding 6% Secured Convertible Debentures due June 28, 2009 (initially due December 28, 2008) issued during the period from December 2004 to August 31, 2008 (the “ Secured Debentures”) and pay employees $1.4 million of $5.2 million of unpaid salaries.  See “Use of Proceeds” beginning on page ___.   Despite (i) entering into agreements with the holders of all outstanding Secured Debentures to accept approximately $9 million in full settlement of approximately $20 million of outstanding secured debt; (ii) settling approximately $400,000 of unsecured debt in exchange for the issuance of 10,025,000 shares of common stock; (iii) entering into settlement agreements with all employees to settle approximately $5.2 million of unpaid salary and expenses due to employees for $1.4 million and a number of shares of common stock that is the subject of negotiation; and (iv) our efforts to negotiate the settlement of approximately $1 million of convertible notes issued in 2005 and approximately $1.2 million of bridge notes issued in 2009 and 2010 for the issuance of common or preferred stock, the amount of remaining proceeds is far less that our remaining unsecured debt and there will not be any funds available for distribution to stockholders.  See “Use of Proceeds” beginning on page ___.

•
As a condition of ST US entering into the Purchase Agreement and License, ST US, with our consent, offered employment to most of our employees and the employees accepted those offers the date we and ST US executed the Purchase Agreement and the License.

•
We have not yet determined the strategic direction for Arkados following the consummation of the Asset Sale and, depending on our ability to settle outstanding unsecured debt and raise capital following the Asset Sale and the application of the proceeds to eliminate all outstanding secured debt, we are considering the following options: (i) continuing and expanding the portion of our business relating to the design, marketing and sale of integrated powerline solutions for consumer products such as whole house audio and the development of Smart Grid applications; (ii) developing applications that use powerline communications to monitor and control heating and cooling for multiple unit dwellings; (iii) winding down our business and dissolving; or (iv) filing for bankruptcy protection.  At this time, we cannot predict which (if any) of these options we will pursue.  See “The Asset Sale—Plans After the Asset Sale” beginning on page ___.

•
Members of our board of directors that approved the Asset Sale, after the recommendation of the Special Committee, and their family members and affiliates own approximately 37% of the outstanding Secured Debentures and have a substantial interest in the completion of the Asset Sale and the use of a portion of the proceeds to repay the Secured Debentures.  In addition, former officers may be deemed to have a substantial interest in the completion of the Asset Sale based on their receipt of back salary payable by us out of a portion of the license fee we received from ST US on December 23, 2010 and their receipt of consulting fees for services provided to us since December 23, 2010 to be paid out of the proceeds of the Asset Sale .  See “The Asset Sale—Interests of Certain Persons” beginning on page ___.

•
Under Delaware law, the corporate actions described in this Information Statement do not afford to stockholders the opportunity to dissent from the actions described herein or to receive an agreed or judicially appraised value for their shares.  See “The Asset Sale—No Appraisal Rights” beginning on page ___.

THE PRINCIPAL PARTIES

Arkados

Arkados is principally engaged in developing and marketing technology and solutions that enable standard electrical wires to carry digital information, such as broadband communication, multimedia, smart energy and smart grid data, and networking.  We conduct these activities principally through Arkados, Inc., which is a wholly owned subsidiary.  In September 2006, we changed our corporate name from CDKnet.com, Inc., to its current form to align our corporate identity with the “Arkados” brand of system-on-chip (SoC) semiconductors developed by our subsidiary.

Our executive offices are located at  87 Fairfield Rd., Fairfield, New Jersey 07004.  We can be reached at our principal offices by telephone at (732) 465-9300.  Our website is www.arkados.com.

The information contained on our website is not incorporated by reference into this Information Statement and should not be considered to be a part of this Information Statement.  This includes the website referred to in the paragraph above, as well as other websites that we may refer to elsewhere in this Information Statement.  All of these website addresses are included in this Information Statement as inactive textual references only.

Until we entered into the Purchase Agreement and the License, we operated as a  “fabless” semiconductor company, meaning we designed and produced semiconductors without owning and operating a fabrication facility.  Assuming we continue the systems part of our business following the closing of the Asset Sale, our activities will consist primarily of marketing system applications and applying the expertise garnered by consultants engaged by Arkados for certain aspects of the development work related to the semiconductor operation that are the subject of the Asset Sale to develop new consumer powerline products and Smart Grid applications.  We offered and may continue to offer our customers complete hardware and software design solutions that allow them to build devices that will distribute audio, video, voice, and data content throughout the whole house, building, or “smart-grid” infrastructure, but will no longer be directly involved in the design and manufacture of the microprocessor chips that drive them.  We provided both hardware and software engines for a wide variety of products that enable high-speed digital transmission of music, movies, video, voice, smart grid applications, and broadband data over the existing infrastructure of electrical power lines.  Our turnkey system solutions are designed to be used inside products for both consumers and industry.  For example, consumer products (such as the Arkados-powered whole-house audio systems from Russound and NuVo Technologies currently being sold to consumers) can use Arkados solutions as part of a connected home entertainment and computing network, while industry can implement Arkados solutions as a part of a utility company’s “smart grid” and “green energy” solutions.

We generated revenue of $855,676 and $763,040 of revenue in the fiscal years ended May 31, 2008 and 2009, respectively but are still considered in the development stage.  During the fiscal year ended May 31 , 2009, we obtained a second extension of the Secured Debentures which came due on June 30, 2009 and obtained a limited waiver of anti-dilution rights held by the holders of Secured Debentures to facilitate an equity financing.  In part due to the lack of working capital to fund our operations or finance the purchase of inventory, over revenue for the fiscal year ended May 31, 2010 fell to $295,869.

On July 2, 2009 we received notice from a law firm representing holders of approximately 45% of the outstanding Secured Debentures that such Secured Debentures were in default by reason of non-payment.  As of July 6, 2009, $1,066,500 principal amount of 6% Convertible Subordinated Notes (the “ Subordinated Notes”) due June 30, 2009 were also in default by reason of non-payment.  Under the terms of the Subordinated Notes, the interest rate increases to 12% during the period the Subordinated Notes are in default and the holders are entitled to the costs of collection.  Since that time, we have been attempting to obtain an infusion of equity capital and restructure our secured and unsecured debt, as well as exploring restructuring alternatives that include a sale of assets and refocusing our niche in the powerline networking space.  We financed our operations during this period by selling bridge notes to potential investors (all of whom are accredited investors) that would have participated in an equity offering at a 33% discount to the price of equity investors in the offering that had not provided bridge loans to Arkados, if we had been able to restructure or satisfy our outstanding secured debt in a manner that would have made a private equity offering possible.  These efforts were not successful and, as of November 30, 2010, $20,041,077 of Secured Debentures were in default, as was $1,055,713 in principal and interest on the Subordinated Notes, and approximately $1.1 million of bridge notes (the “Bridge Notes”).  In addition, as of November 30, 2010, $5,049,903 of payroll was due to our employees and our accounts payable were approximately $2,139,375 of which $ 2,044,929 was over 90 days.

Despite the extraordinary challenges of our poor and deteriorating financial position, we were able to develop strategic relationships with STMicroelectronics, Freescale Semiconductor, and Tatung.  Also, our customers Devolo AG, Checkolite, Russound, NuVo, and IOGEAR made announcements of products based on our chip.

In September 2008, we entered into an agreement with ST to develop and manufacture a 200 Mbit per second, HomePlug AV wideband powerline modem System-on-Chip (“SoC”).   The chip was designed to be the first HomePlug AV SoC intended to power applications ranging from simple Ethernet-to-powerline bridges to full-featured products as wide ranging as HDTV distribution, digital set-top boxes, IPTV, whole-house audio, networked digital picture frames, surveillance systems, and also industrial and commercial applications, especially targeting the Smart Grid and Green Energy segments.  During the course of our efforts to restructure, finance our operations or sell assets at the insistence of the holders of Secured Debentures that are not affiliated with Arkados, we approached ST US to discuss a possible equity investment in Arkados and after a period of nearly 12 months, such discussion evolved into the proposed Asset Sale.

ST US

ST US is primarily engaged in the importation, marketing and distribution of semiconductors in the North and South American markets.   ST US's research and development department contributes to the design and production of these semiconductors which are ultimately manufactured by ST, ST US's parent company, or one of ST's other subsidiaries.

ST, ST US’ parent company, is among the world leaders in many different fields, including semiconductors for industrial applications, inkjet printheads, MEMS (Micro-Electro-Mechanical Systems) for portable and consumer devices, MPEG decoders and smartcard chips, automotive integrated circuits, computer peripherals and wireless. ST draws on a rich pool of chip fabrication technologies, including advanced CMOS (Complementary Metal Oxide Semiconductor), mixed-signal, analog and power processes, and is a partner in the International Semiconductor Development Alliance (ISDA) for the development of next-generation CMOS technologies. ST operates a worldwide network of front-end (wafer fabrication) and back-end (assembly and test and packaging) plants. ST’s principal wafer fabs are located in Agrate Brianza and Catania (Italy), Crolles, Rousset and Tours (France), and in Singapore. The wafer fabs are complemented by world-class assembly-and-test facilities located in China, Malaysia, Malta, Morocco and Singapore.

ST US’s principal executive offices are located at 750 Canyon Drive, Suite 300, Coppell, Texas 75019.  Its telephone number at that location is (972) 466-6000.

APPROVAL OF THE SALE

The single member Special Committee reviewed and recommended that our board of directors approve and declare the advisability of the Asset Sale, the Purchase Agreement and the License.  On December 17, 2010, at a telephonic meeting, our directors, relying on the advice of the Special Committee, unanimously approved the Asset Sale, the Purchase Agreement and the License after determining that we could not, despite efforts during the last two years, raise capital sufficient to fund development and marketing of semiconductors and that the Asset Sale, the Purchase Agreement and the License are consistent with obtaining value for our semiconductor assets and will: (i) allow us to settle, at the closing, all of our outstanding secured debt, which is substantial (approximately $20 million); (ii) provide us with an opportunity to settle our outstanding unsecured debt, which in the absence of such Asset Sale, would not be possible; and (iii) allow us to focus on the development and marketing of consumer electronics which incorporate powerline marketing technology.  In light of these considerations, our board of directors concluded that the Asset Sale and the License are in the best interest of Arkados, its stockholders and creditors. The Special Committee and board of directors took into consideration:

•
the lack of any serious offer to purchase assets from any party despite numerous discussions with parties in the industry and our retention of investment banks and finders for the purpose of identifying potential investors or purchasers during the approximately 18 month period preceding the date of the resolution declaring the Asset Sale advisable;

•
mounting credible threats on the part of employees to leave in the absence of a plan to negotiate and settle what amounts to two years’ salary for most of the employees coupled with the practical reality that such persons could not continue to be employed by Arkados in the absence of payment, and the company’s value to a potential purchaser would have been significantly impaired without the employees’ expertise and knowledge;

•	our inability to raise funding or identify any other strategic partner;

•
mounting pressure from investment funds holding and managing other funds that held approximately 46% of the outstanding Secured Debentures which were in default, including one fund which asserted that it was under a legal mandate to liquidate investments and wind up the fund;

•
the legal status of the Secured Debenture holders as secured creditors holding a first priority security interest on all of Arkados’s assets, who could have foreclosed on Arkados’s assets due to our defaults under the Secured Debentures; and

•	other factors deemed relevant by the Special Committee.

On December 23, 2010 , by written consent, our directors unanimously approved the formal resolutions approving the Purchase Agreement, License and the Asset Sale including the form of ancillary documents.

Section 271 of the DGCL permits a Delaware corporation to sell all or substantially all of its assets if the sale is approved by stockholders holding a majority of the shares entitled to vote thereon.  Each share of common stock of Arkados is entitled to one vote per share.

As of December 23, 2010, the record date for this transaction, there were outstanding approximately 43,380,010 shares of Arkados common stock and no shares of authorized preferred stock outstanding.

On December 23, 2010, directors,  significant stockholders, their affiliates and executive officers owning, in the aggregate, 23,493,869 shares of our common stock, (approximately 54% of the issued and outstanding shares of common stock), executed and delivered their written consent approving and adopting the Asset Sale and the Purchase Agreement to us.

As a result, the Asset Sale and the Purchase Agreement were approved and adopted by the holders of a  majority of the shares of Arkados’s voting stock as required by Section 271 of the DGCL and Arkados’s Amended and Restated Certificate of Incorporation.  No vote of any other stockholder is necessary to approve and adopt the Asset Sale and the Purchase Agreement and, therefore, we are not soliciting stockholder votes.

It is contemplated that the Asset Sale will be consummated twenty (20) days after the mailing of this Information Statement or as soon thereafter as the other conditions contained in the Purchase Agreement are satisfied or waived.   See “The Purchase Agreement—Closing Conditions.”

THE ASSET SALE AND LICENSE

General

Under the Purchase Agreement, we will sell substantially all of our assets, consisting principally of intellectually property related to our development of semiconductor technology using powerline networking capabilities to ST US, a subsidiary of STMicroelectronics N.V.  The total consideration to be paid by ST US in the transactions is $11 million of which $7 million was paid by ST US to Arkados as a license fee when the Purchase Agreement and the License were signed and the balance of $4 million will be paid on the closing date.  See “The Purchase Agreement—Purchase Price.”

The proceeds of the License and Asset Sale are insufficient to settle all of our outstanding debt.   In order to pursue our Systems Business (i.e. system design and the integration of semiconductor products into integrated product of other manufacturers and providing consulting services) that we are retaining after the Asset Sale, we will require additional financing and we do not currently have a commitment or agreement with anyone to provide financing for our Systems Business activities.  While the elimination of secured debt and settlement of unsecured debt in exchange for equity will significantly improve our balance sheet and therefore, we believe provide a better opportunity for us to obtain financing, there is no assurance that such financing will be available or that we will be able to continue our Systems Business activities or any other activities after the Asset Sale.

More detailed information concerning our business, the assets proposed to be sold and planned business can be found in this Information Statement under the caption “INFORMATION ABOUT ARKADOS - Description of Arkados’s Business”

Background of the Asset Sale

We began our development, marketing and sale of powerline networking technology in 2004 when we acquired certain assets by merger of a wholly owned subsidiary of Arkados with Miletos, Inc., a previously unaffiliated Delaware corporation (the “Merger”).  Simultaneously with the Merger, we completed a private placement of 883,334 shares of our common stock for aggregate proceeds of $1,060,000, of which approximately $950,000 were subscriptions for cash, $50,000 (41,667 shares) was for outstanding debt of Arkados, and $59,800 (49,834 shares) was in lieu of consulting fees.  In March  2007, we completed the merger of Arkados Wireless Technologies, Inc., our wholly owned subsidiary (“Merger Sub”) with Aster Wireless, Inc., a Delaware corporation (“Aster”) pursuant to an Agreement and Plan of Merger dated February 13, 2007 by and among Merger Sub, Aster and Arkados Group, Inc., and retained Aster Wireless engineers.  This merger added certain wireless technology to our IP portfolio and was an opportunity to augment our expertise.

We have not had significant revenue from operations since inception and, as of  May 31, 2010, we are still a development stage company.  Furthermore, we have financed operating losses since September 2004 primarily through loans from our major stockholder and affiliated lenders, as well as other stockholders and lenders, and from a capital raise to qualified investors through a retail brokerage firm.

From August to September 2005, we issued an aggregate principal amount of $1,066,500 of Subordinated Notes in a private placement   As a result of some redemptions and penalty interest in default, the amount due on these Subordinated Notes as of November 30, 2010 was $1,047,693.

From December 2005 to December 2007, we issued an aggregate $9,238,461 principal amount of Secured Debentures, of which $5,645,884 were purchased by institutional investors for cash and the balance of $3,637,577 were issued to affiliates of the Arkados either for cash or in settlement for cash advances or unpaid consulting fees.  As of November 30, 2010, as a result of accrued penalties and increased interest in default, the balance due on the outstanding Secured Debentures was $20,041,077, of which $5,431,544 is held by related parties and the annual interest rate on such obligations was 18%.

We had endeavored to raise equity capital, without success, except for a private placement of common stock and warrants in the amount of $845,038.  We were not successful in doing so in large part as a result of the large amount of outstanding secured debt represented by the Secured Debentures.

During the period from March 2010 to November 2010 we financed our operations by the sale of 8% Bridge Notes due December 1, 2010.  The Bridge Notes included the right of the holders to participate in any future private equity offering by Arkados at a discount of 33% to the purchase price paid by other investors in any such private placement.

Despite the financial challenges and lack of working capital, we were able to begin delivery of our first System-on-Chip (“SoC”) based on the specifications developed by the HomePlug Powerline Alliance and TIA-1113 standards in 2007 and these SoCs are used inside products being shipped by Russound, IOGEAR and NuVo.  We forged commercial alliances with industry leading ODM’s such as Tatung and explored the development of Smart Grid applications incorporating the powerline connectivity technology embedded in its chip designs.

We took several courses of action in an effort to address our lack of adequate funding including seeking additional capital, possible strategic alliances or sale of assets.

In September 2007, we engaged the services of Nollenberger Capital Partners LP (“Nollenberger”) to seek possible strategic partners and sources of financing.  Nollenberger is a privately-held investment management firm based in San Francisco.  At the time of the engagement, Wael Aburida, currently Acting Chief Executive Officer of Addax Bank and formerly Managing Director and Head of Investment Banking at DCA Partners LLC and Director and Co-Head of the Global M&A group for Intel Corporation was the Managing Director of Nollenberger who handled our engagement.  During the course of the engagement Nollenberger contacted numerous corporate and financial entities on our behalf which resulted in 12 further inquiries.  There were no offers from any entity for either financing or strategic partnering or investment and the engagement was terminated on February 7, 2008.

In April 2008, we engaged the services of Instream Capital Partners, an investment bank with a long reputation in the semiconductor field, to provide general financial advice and seek potential acquirers and investors.  Instream engaged in extensive due diligence and actively contacted more than 50 potential strategic acquirers and delivered more than 25 executive summaries to key executives at leading semiconductor firms.  Several of the parties contacted executed non-disclosure agreements to perform due diligence on our patent portfolio and our senior executives attended meetings with senior personnel of interested parties.  From these discussions, it was apparent that our excessive debt was the most frequently citied reason for passing on an investment or seriously considering an offer for the whole company, in addition to concerns over integration and deteriorating market conditions.  One offer communicated to us under a non-disclosure agreement was $1 million to settle all outstanding debt and $3 million of the publicly traded securities of the potential acquirer for all outstanding shares of Arkados.   The offer was not accepted.

In December 2008, Bushido Capital Partners, a Secured Debenture holder purporting to act as agent for all Secured Debenture holders, insisted that we hire Dignitas Partners LLC, which according to its website is “a traditional merchant bank and private equity firm that focuses on creating long-term value via industry specific strategic partnerships” to find a buyer for our assets.  We entered into a finders agreement with Dignitas and cooperated with Dignitas in providing information to interested parties as Dignitas requested, as well as engaging in numerous telephone and in-person meetings.  While we were not kept regularly informed of Dignitas’s activities on our behalf, we believe that Dignitas solicited buyers of patent portfolios of numerous electronics firms to purchase intellectual property from us.  Dignitas produced one interested party engaged in the manufacture and sale of wire and cable to whom we provided extensive due diligence information and engaged in several negotiations.  The results of such negotiation were that on June 8, 2009, the prospective purchaser informed Oleg Logvinov, our then CEO, that it had determined that our business was too far from the prospective purchaser’s core business to pursue.

We entered into a memorandum of understanding with ST in February 2008 to evaluate the opportunity to cooperate to design, manufacture and market chip set compliant with HomePlug AV specifications and in September 2008, entered into a Joint Development, Commercialization and License Agreement with ST, expanding the scope of the parties collaboration.  This agreement was suspended in connection with the License and will be terminated in connection with the Asset Sale.  During the course of our efforts to restructure outstanding debt and finance Arkados in 2009, we offered ST an opportunity to participate in the financing as an investor and presented various debt restructuring proposals to several accredited investors, including ST.  We provided ST with information about our plan to settle outstanding debt and, pursuant to a non-disclosure agreement, with the assistance of Instream Capital Partners, detailed information concerning our finances and various financing proposals we were discussing with potential investors.  In November 2009, following our unsuccessful efforts at obtaining sufficient commitments for financing to fund our plan to settle outstanding debt and finance our operations, ST indicated that while it was not inclined to make a minority investment, it would consider a broader technology licensing arrangement with us , provided the proceeds of such licensing arrangement together with capital to be raised by Arkados would be sufficient to fund our plan to settle outstanding debt and assure our viability to fully perform our obligations under the 2008 Joint Development Agreement.  In June 2010, we still were not able to obtain financing commitments sufficient to either restructure our outstanding debt or support our operations but nevertheless continued to collaborate with ST pursuant to the Joint Development Agreement.  On July 28, 2010, Andreas Typaldos, our Chairman and currently also our Acting CEO, Oleg Logvinov, our then President and CEO and a Bridge Note holder and financial consultant met with senior executives of ST at ST’s headquarters in Geneva, Switzerland.  At the meeting several alternatives for settling our outstanding debt and financing our business were discussed including the possibility that ST consider purchasing our Semiconductor Business.  On September 15, 2010 , ST delivered a confidential letter to us outlining possible terms of a purchase of assets and hiring certain of our employees suggesting a purchase price of $7 million for our semiconductor assets.  We replied that the suggested price was insufficient and a dialogue with ST and our secured creditors ensued.  On October 5, 2010, members of senior management of ST met with officers of Arkados and representatives of our secured creditors at the offices of ST’s counsel in New York to discuss the offer.  We delivered a letter to ST on October 7, 2010 outlining our position on the possible sale of our semiconductor assets and suggested a purchase price of $13.5 million plus the cost of our operations from the date the proposal was accepted to the date of closing.  On October 18, 2010, ST delivered a letter to us containing a revised proposal for the purchase of assets and suggested a purchase price of $11 million and conditioning the signing of a definitive agreement on our negotiating settlements of secured debt, amounts owed to employees and a portion of our unsecured debt, which we accepted on October 22, 2010.  During the period from October 22 to December 23, 2010, ST continued detailed due diligence and we negotiated with secured creditors and large unsecured creditors for settlements in accordance with the terms of the revised proposal.

On December 1, 2009, our board of directors appointed Harris Cohen to a Special Committee of one member to review and evaluate proposals related to the negotiation and settlement with holders of our outstanding Secured Debentures.  Due to the fact that (i) Mr. Cohen is the only independent director without an personal interest in either Secured Debentures or past due salary; (ii) discussion with ST changed from an investment proposal to a license and finally to an asset purchase; and (iii) any such proposal would involve a settlement with holders of outstanding Secured Debentures, this Special Committee was advised of all matters concerning the proposed Asset Sale and Purchase Agreement and the Special Committee was asked to review the proposed Asset Sale and Purchase Agreement and report its recommendation to our board of directors.  Thereafter the Special Committee reviewed and recommended that our board of directors approve and declare the advisability of the Asset Sale, the Purchase Agreement and the License.  On December 17, 2010, our directors, relying on the advice of the Special Committee, unanimously approved the Asset Sale, the Purchase Agreement and the License after determining that we could not, despite efforts during the last two years, raise capital sufficient to fund development and marketing of semiconductors and that the Asset Sale, the Purchase Agreement and the License are consistent with obtaining value for our semiconductor assets, the proceeds of which would: (i) allow us to settle, at the closing, all of our outstanding secured debt, which is substantial (approximately $20 million); (ii) provide us with an opportunity to settle our outstanding unsecured debt, which in the absence of such Asset Sale would not be possible; and (iii) allow us to focus on the development and marketing of consumer electronics which incorporate powerline marketing technology.  In light of these considerations, our board of directors concluded that the Asset Sale and the License are in the best interest of Arkados, its stockholders and creditors and adopted additional formal resolutions authorizing the execution of the Purchase Agreement, License and the Ancillary Agreements by written consent on December 23, 2010.

Reasons for the Asset Sale

In reaching its decision to recommend the approval of the Asset Sale, the Purchase Agreement and the License, the Special Committee considered a number of factors, including the following:

•
Information regarding the financial performance, business operations, capital requirements and future prospects of Arkados.  The Special Committee reviewed the likelihood of realizing a long-term value equal to or greater than the value offered by ST US.  The Special Committee determined that the ability to obtain such value would depend on numerous factors, many of which were speculative or uncertain.  These factors included our ability to raise additional financing and whether we would be able to generate sufficient revenues in the future to fund our development activities and maintain our organization.  In light of these uncertainties, particularly in the context of our past inability to raise sufficient capital so long as the Secured Debentures were outstanding, the Special Committee determined that the interests of our stockholders and unsecured creditors were better served by the sale of assets to ST US and the settlement of the outstanding Secured Debentures for approximately 45% of the amount due.

•	The terms of the Purchase Agreement, including the price, the proposed structure of the transaction, ST US’s financial strength and the fact that financing is not a condition to the Asset Sale.

•
The process engaged in by Arkados management and our investment bankers, which included discussions with potential acquirors of our assets, strategic partnering and financing, and the view of the Special Committee that it was unlikely that a superior offer for the assets would arise and be consummated.

•	Current industry, economic and market conditions in the semiconductor industry.

•	Our inability after exploring various alternatives to find any acceptable sources of additional financing or strategic partners.

•
The lack of alternatives to the sale of the assets, other than filing for bankruptcy protection, and the Special Committee's belief that the sale of the assets to ST US  represented the highest value we could realize from the assets in the absence of substantial additional and immediate financing.

•
Mounting threats on the part of executives and engineering staff to resign because of non-payment of salaries and benefits, which would have significantly impaired the value of the company as a going concern.

The foregoing addresses the material information and factors considered by the Special Committee and our board of directors in their consideration of the Asset Sale, the Purchase Agreement, the License and the ancillary agreements.  In view of the variety of factors and the amount of information considered, neither the Special Committee nor our board of directors found it practicable to provide specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching their determinations .  The determination to approve the Asset Sale, the Purchase Agreement, the License and the ancillary agreements was made after consideration of all of the factors taken as a whole.  In addition, the Special Committee and individual members of our board of directors may have given different weights to different factors and may have considered other factors.

Absence of a Fairness Opinion

Neither the Special Committee nor our board of directors obtained a fairness opinion in connection with the Asset Sale.  Nevertheless, the Special Committee and our board of directors believe that the consideration to be received by Arkados in the Asset Sale is fair to Arkados from a financial point of view.  Among other things, notwithstanding extensive efforts to do so, we had been unable to locate any other potential buyers of our assets, except a tentative offer from a competitor at less than 36% of the amount offered by ST US in an 25% cash / 75% equity transaction.  In addition, at the time of the execution of the Purchase Agreement and the License, we were without additional financing to fund our operating expenses and our only other alternatives would have been to shut down our operations or file for bankruptcy protection.  Under either of these alternatives, it is likely that we would have realized substantially less value than in the Asset Sale.

Use of Proceeds

Substantially all of the proceeds received pursuant to the License and which will be received at the closing of the Asset Sale, after payment of expenses related to the transactions, have been and will be used to settle approximately $20 million of our outstanding  Secured Debentures (initially due December 28, 2008) issued during the period from December 2004 to August 31, 2008 and pay employees $1.4 million of $5.2 million of unpaid salaries.  The remainder of the proceeds received by Arkados will be used to pay other creditors and expenses incurred in connection with the Asset Sale to the extent funds are available to do so.

As a condition to entering into the Purchase Agreement and the License, ST US required that we have written settlement agreements and releases with all of our secured creditors as well as all of our employees.  Under the settlement agreements with secured creditors, the secured creditors agreed to settle the entire amount owed pursuant to the Secured Debentures, approximately $20,000,000, for an aggregate amount of $8,990,225, of which $5,467,548 was payable out of proceeds from the $7,000,000 license fee under the License, and $3,522,667 will be paid at the closing out of proceeds from the Asset Sale.  In exchange for the settlement amount, the secured creditors agreed to release their security interest in Arkados’s assets and release Arkados from any and all additional claims, if any, that the secured creditors may have against Arkados.  The secured creditors also agreed that ST and its affiliates are third party beneficiaries to the settlement agreements.

Under the settlement agreements with our employees, the employees agreed to accept an aggregate of $1,429,941 and an amount of Arkados common stock to be negotiated after the closing as payment for back wages owed to them by Arkados.  The cash payment was paid to employees out of a portion of the license fee paid to us by ST US when we entered into the License.

Also, as a condition to entering into the Purchase Agreement and the License, we entered into standstill agreements with holders of approximately $2,100,000 of unsecured debt pursuant to which those unsecured creditors agreed, among other things, not to exercise remedies that they may have as creditors of Arkados, not to sell or transfer their debt, to release ST and its affiliates from any and all claims that they may have against ST, if any, and not to sue ST for any dealings that the creditors had with Arkados.

Also prior to entering into the Purchase Agreement and the License, certain of our creditors, including Andreas Typaldos, our chairman, released Arkados from an aggregate $401,000 of unsecured debt in exchange for aggregate 10,025,000 shares of common stock ($0.04 per share) . Of the $401,000 of unsecured debt released, Mr. Typaldos released  $225,000 and the balance was released by unaffiliated creditors.  The debt due to Mr. Typaldos arose from cash advances previously made to us in the form of working capital loans and from unpaid fees under a consulting agreement between Arkados and Mr. Typaldos entered into in 2004.

Accordingly, at the time we entered into the Purchase Agreement and the License, we had entered into agreements to settle or otherwise satisfy approximately$20 million of secured debt and $5,070,510 of payroll and other employee claims (of which $3,640,570 remains to be settled for an unspecified amount of shares of Arkados common stock) which will significantly improve our balance sheet upon completion of the Asset Sale.  After those settlements, we will still owe the following amounts to the classes of unsecured creditors indicated in the table below.

Employee Claims                                 $           3,640,570

Subordinated Notes                                         1,055,713

Bridge Notes                                                     1,141,900

Accounts Payable                                            1,790,788

TOTAL                                                 $            7,628,971

After paying the settlement amounts that we have committed to as the time of signing the Purchase Agreement and the License and transaction expenses, we estimate that we will have $284,833 remaining from the proceeds of the Asset Sale and the License, less operating expenses that we incur between signing the Purchase Agreement and the closing of the Asset Sale.  Our intention is to further improve our balance sheet and thereby improve our ability to raise capital to pursue our Systems Business after the closing of the Asset Sale, by settling with our remaining creditors, i.e. holders of the Subordinated Notes and Bridge Notes and our vendors to whom we owe money, and as a condition to the closing of the Asset Sale, we must obtain agreements from most of our unsecured creditors acknowledging that ST and its affiliates are not assuming and are not liable for Arkados’s debts or obligations and agreeing to release any claims against ST and its affiliates, if any.  ST US may waive or modify, in whole or in part, this or any other condition that is not fully satisfied, but is under no obligation to do so. We may enter into further agreements with ST US in order to close the Asset Sale if this condition is not fully satisfied, however, as of the date of this Information Statement, no agreements have been reached.  Any such agreement that affects either the timing or amount of payments to either secured creditors or unsecured creditors that have claims which might impair our ability to convey clear title for any assets to ST US, will require the approval of such creditors, in their sole discretion.

Because we will only have a fraction of the amount of cash required to satisfy our remaining unsecured debt and accounts payable, it is likely that settlements with unsecured creditors will predominately be in the form of Arkados stock or extended payment terms.  Additional settlement agreements with our creditors will be disclosed in future filings with the SEC consistent with our reporting obligations pursuant to SEC rules and regulations.  To the extent such agreements involve the issuance of equity, such settlements will have to either be pursuant to a registration statement filed and effective under the Securities Act of 1933, as amended (the “Securities Act”), or pursuant to one or more exemptions  from such registration such as exemptions for transactions not involving a public offering  under Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder or the statutory exemption set forth in Section 3(a)(9) of the Securities Act for securities exchanged for outstanding securities of the same issuer without the payment of fees to solicit the exchange.   If we are successful in settling all or most of our outstanding debts, we believe that we will be in a much better position to secure additional financing required to pursue the Systems Business that we will retain after the Asset Sale.  We have entered into agreements with several creditors (and expect to enter into more such agreements after the date of this information statement for the issuance of an unspecified amount of shares of our common stock that provides that such creditors will be offered the right to convert their debt remaining after a partial cash payment at the Closing of the Asset Sale at the same price any person agrees to convert their debt to equity.  The agreement requires us to additional shares if we convert debt into equity at a lower price per share following their acceptance of such an offer.  Solely for illustrative purposes, if all of the unsecured debt of $7,628,971 was exchanged for shares or share equivalents at the rate of $0.036 per share (the actual average reported closing price for the ten trading days ended April 4, 2011), we would be required to issue 211,915,861 shares.  That number of shares exceeds the amount of our currently authorized and unissued shares of common stock and therefore the issuance would be subject to an amendment of our certificate of incorporation to issue such shares or our board of directors authorizing the issuance of a voting convertible preferred stock, with little or no preference to the rights of common stockholders, that automatically converted into common stock upon the due authorization and filing of an amendment authorizing the issuance of  sufficient amount of common stock to satisfy our obligation to issue such shares.

Our common stockholders will not receive any proceeds from this transaction.  Our current stockholders will retain their equity interest in Arkados, but will suffer significant dilution as a result of any settlements of debt in exchange for shares of our stoc k.   The sale will not result in any changes in the rights of our stockholders.

Plans After the Asset Sale

Upon the completion of the Asset Sale, we will have limited ongoing business operations, consisting principally of continuing to support customers that utilize Arkados chips and solutions in consumer products.  We have not yet determined what our strategic direction will be following the consummation of the Asset Sale and are considering the following possible alternatives.

•
Continuing and Expanding the Systems Business.  Depending on our ability to settle outstanding unsecured debt and raise capital following the Asset Sale, we may decide to continue and expand the Systems Business emphasizing the design, marketing and sale of integrated powerline solutions for consumer products such as whole house audio and the development of Smart Grid applications and developing applications that use powerline communications to monitor and control heating and cooling for multiple unit dwellings.

•
Wind Down the Business and Dissolve.  We may decide to cease all of our operations and seek stockholder approval of a plan of liquidation and dissolution so that we may liquidate all of our remaining assets, pay our known liabilities, distribute any remaining cash on hand and dissolve.

•	Seek Bankruptcy Protection. We may elect to seek protection under bankruptcy laws after the closing of the Asset Sale as a means of liquidating our remaining assets and paying our creditors.

At this time, we cannot predict which (if any) of these options we will pursue , although, as mentioned above, we are hopeful that we can obtain further financing to continue the Systems Business.   Whichever option we ultimately decide to pursue, we anticipate setting aside a portion of the proceeds from the Asset Sale for potential expenses in connection with a wind down of our business.

Our board of directors will have sole authority and discretion with respect to which of the above options or other options we will pursue.  The determination will in large part be determined by the availability of financing and what success we have in settling our remaining debt.  Accordingly, except in the case of a distribution as part of a plan of liquidation and dissolution, as required by Delaware law, no additional or subsequent vote of the stockholders will be required to approve any such distribution.

Governmental and Regulatory Matters

We are not aware of any governmental or regulatory approvals required in connection with the proposed Asset Sale other than compliance with applicable securities laws and applicable provisions of the Delaware General Corporation Law.

Accounting Treatment

On the closing date, we will remove the assets sold in the Asset Sale from our consolidated balance sheet and record a gain or loss on the sale of such assets equal to the difference between the net assets disposed of (including related intangibles) and the purchase price received.  See “Pro Forma Consolidated Balance Sheet”.

Certain Federal Income Tax Consequences

The following summary of the anticipated federal income tax consequences to Arkados of the proposed Asset Sale is not intended as tax advice and is not intended to be a complete description of the federal income tax consequences of the proposed Asset Sale.  No assurance can be given that future legislation, regulations, administrative interpretations or court decisions will not significantly change these conclusions (possibly with retroactive effect).

At present, we anticipate recognizing a gain for federal income tax purposes on the Asset Sale equal to the difference between the purchase price (less transaction costs) and our tax basis in the assets being sold.  The gain will be taxed at our top marginal tax rate.  However, we anticipate using prior and any current year net operating losses to offset the gain recognized on the Asset Sale.  The Asset Sale may produce tax liability in certain states which may not be offset by our net operating loss carryforwards in those certain states due to state statutes limiting the use of such net operating loss carryforwards.

The Asset Sale will not produce any separate and independent federal income tax consequences to our stockholders.

Interests of Certain Persons

The following table sets forth with respect to officers, directors, principal stockholders of Arkados and the members of such persons’ families and affiliated family trusts and partnerships, the amount of principal, interest and penalties outstanding and the amount which the holders have agreed to accept in full settlement of such obligations at closing from the proceeds of the Asset Sale:

Debenture Holder	Relationship to Arkados	Outstanding P+I Nov 30 2010	Payment at Closing
Andreas Typaldos Family Limited Partnership	Family limited partnership controlled by Andreas Typaldos, Chairman, Acting CEO and principal stockholder	$3,290,741	$1,513,220

Andreas Typaldos	Chairman, Acting CEO and principal stockholder	2,500,139	1,176,622

Kathryn Typaldos	Daughter of Andreas Typaldos	239,072	111,368

Cargo Holdings LLC	Limited liability company owned equally by Gennaro Vendome, Director and Renee Typaldos, wife to Andreas Typaldos	1,105,896	484,207

William H. Carson	Director	373,107	174,314

Gennaro Vendome	Director	40,001	19,368

Total		$7,548,956	$3,479,099

Arkados paid the following to officers in partial settlement of unpaid compensation out of the proceeds of the License:

Larry Crawford, CFO (resigned effective January 31, 2011)	$88,125

Oleg Logvinov, CEO and a director (resigned effective December 24, 2010 )	$162,478

Grant Ogata, Acting CEO and a director (appointed December 24, 2010 and resigned February, 2011)	$131,063

No Appraisal Rights

Under Delaware law, the corporate actions described in this Information Statement will not afford to stockholders the opportunity to dissent from the actions described herein or to receive an agreed or judicially appraised value for their shares.

THE PURCHASE AGREEMENT

The following discussion of the material terms and conditions of the Purchase Agreement is qualified in its entirety by reference to the provisions of the Purchase Agreement, which is attached to this Information Statement as Annex A and incorporated herein by reference.

Purchased Assets

Under the terms of the Purchase Agreement, ST US will purchase from Arkados Group, Inc., Arkados, Inc. and Arkados Wireless Technologies, Inc. (collectively, “Arkados”) Arkados’s assets related to Arkados's business of designing, developing and selling semiconductor products that incorporate powerline communications and networking technology and offering services relating thereto (the “Semiconductor Business”).  The assets to be purchased include, among others:

•	all of Arkados’s intellectual property assets;

•	specified contracts, including intellectual property licenses;

•	all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property;

•	all permits required for the conduct of the Semiconductor Business;

•	all rights to any actions to the extent related to the Semiconductor Business or the purchased assets;

•
all prepaid expenses, credits, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees received on account of the contracts to be assigned to ST US;

•	all of Arkados’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any purchased assets;

•	all business relationships related to the purchased assets;

•	all insurance benefits, including rights and proceeds, arising from or relating to the purchased assets; and

•	certain books and records relating to the Semiconductor Business.

Excluded Assets

The following assets and properties will be excluded from the assets being purchased:

•	specified contracts, including intellectual property licenses and leases;

•	the corporate seals, organizational documents, minute books, stock books, tax returns, books of account or other records having to do with the corporate organization of Arkados;

•
the assets, properties and rights, other than intellectual property assets, used exclusively in Arkados’s retained business of system design and the integration of semiconductor products into integrated products of other manufacturers (the “Systems Business”);

•	the rights which accrue or will accrue to Arkados under the documents related to the Asset Sale;

•
any assets sold or otherwise disposed of in the ordinary course of operation of the Semiconductor Business and not in violation of the Purchase Agreement during the period from the date of the Purchase Agreement until the closing date; and

•	all rights in connection with, and assets of, any benefit plan of Arkados.

Assumed Liabilities

ST US will not assume any liabilities of Arkados other than post-closing performance obligations in respect of the contracts to be assigned to ST US.

Excluded Liabilities

Arkados will retain responsibility for the payment of all of its other liabilities and obligations, including the following:

•
any liabilities of Arkados arising or incurred in connection with the negotiation, preparation, investigation and performance of the Purchase Agreement, the other transaction documents and the transactions contemplated thereby, including fees and expenses of counsel, accountants, consultants, advisers, investment bankers and others;

•
any liability for (i) taxes of Arkados or relating to the Semiconductor Business or the purchased assets for any pre-closing tax period; (ii) taxes that arise out of the consummation of the transactions contemplated by the Purchase Agreement with certain exceptions; or (iii) other taxes of Arkados;

•	any liabilities relating to or arising out of the assets not purchased by ST US;

•
any liabilities in respect of any pending or threatened action arising out of, relating to or otherwise in respect of the operation of the Semiconductor Business or the purchased assets to the extent such action relates to operations on or prior to the closing date;

•
any product liability or similar claim for injury to a person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Arkados, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by Arkados;

•	any recall, design defect or similar claims of any products manufactured or sold or any service performed by Arkados;

•	any liabilities of Arkados arising under or in connection with any benefit plan of Arkados;

•
any liabilities of Arkados to or with respect to any present or former employees, agents or independent contractors of Arkados, including any liabilities associated with any claims for wages, commissions, bonuses, incentives, recognition awards, benefits, workers’ compensation, disability, severance, retention, termination or other payments;

•
any environmental claims, or liabilities under environmental laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the closing or otherwise to the extent arising out of any actions or omissions of Arkados;

•	any liabilities of the Semiconductor Business relating to or arising from unfulfilled commitments, quotations, purchase orders or customer orders;

•
any liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Arkados (including with respect to any breach of fiduciary obligations by same), with certain exceptions;

•	any liabilities under the contracts not assumed by ST US;

•	any liabilities associated with any debt, loans or credit facilities of Arkados and/or the Semiconductor Business owing to any creditor;

•	any liabilities associated with any trade payables or any amounts owed by Arkados and/or the Semiconductor Business to any trade counterpart or any other counterpart; and

•	any liabilities arising out of, in respect of or in connection with the failure by Arkados or any of its affiliates to comply with any law or governmental order.

Purchase Price

The aggregate consideration payable to Arkados under the Purchase Agreement and the License (described below) is $11 million, $7 million of which is a license fee and the remaining $4 million of which is payable at closing.

The Closing

Subject to the terms of the Purchase Agreement, the closing of the Asset Sale will take place on the second business day following satisfaction or waiver of the conditions to the obligations of the parties under the Purchase Agreement or on such other date as the parties mutually agree.  It is currently anticipated that the closing will occur in  April 2011.

Representations and Warranties

The Purchase Agreement contains various representations and warranties of Arkados regarding the Semiconductor Business and Arkados, including, among others, representations and warranties with respect to the following:

•	the corporate organization and qualification of Arkados;

•	corporate and governmental authorizations required for Arkados to enter into and deliver the Purchase Agreement and the ancillary agreements and perform its obligations thereunder;

•	noncontravention of the transaction documents with Arkados’s governing documents, or with applicable laws and regulations; required consents and notifications; and capitalization of Arkados;

•	accuracy of financial statements;

•	absence of certain changes, events and conditions;

•	intellectual property licenses and other contracts that may be assumed by ST US;

•	title to the purchased assets and liens; sufficiency and condition of purchased assets;

•	leased property;

•	intellectual property;

•	inventory;

•	indebtedness and accounts payable;

•	material suppliers and licensors;

•	insurance;

•	legal proceedings and governmental orders;

•	compliance with laws and permits;

•	environmental matters;

•	employee benefit plans and employment matters;

•	tax matters; and

•	lack of any finder’s fee.

The Purchase Agreement also contains representations and warranties of ST US's , including representations and warranties as to ST US’ corporate existence and authority, corporate and government authorizations, noncontravention of certain specified matters, lack of any finder’s fee and absence of litigation.

For a description of the survivability of the representations and warranties and related indemnification provisions, see “The Purchase Agreement-Survival of Representations and Warranties; Indemnification.”

Operations Pending Closing

During the period from the date of the Purchase Agreement to the closing, Arkados agreed to, among other things:

•	preserve and maintain all permits required for the conduct of the Semiconductor Business as currently conducted for the ownership and use of the purchased assets;

•	pay taxes and other obligations of the Semiconductor Business when due;

•	maintain the purchased properties and assets in the same condition as they were on the date of the Purchase Agreement, subject to reasonable wear and tear;

•	not sell, assign, license, transfer, convey, lease or otherwise dispose of any of the purchased assets or allow the purchased assets to become subject to any additional lien or encumbrance;

•	not incur any additional secured indebtedness or guarantee the indebtedness of any person;

•	defend and protect the purchased properties and assets from infringement or usurpation;

•
as requested by ST US, perform all obligations under assigned contracts on behalf of ST US and at ST US’s sole expense or delegate to ST US performance under the contract and remit all payment received on account of such performance to ST US within five business days after receipt;

•	maintain books and records in accordance with past practice;

•	comply in all material respects with all laws applicable to the conduct of the Semiconductor Business or the ownership and use of the purchased assets;

•
not issue any shares of common stock of Arkados or any other voting securities or securities convertible into or exercisable for voting securities of Arkados, unless the holders thereof irrevocably agree to vote to approve the transactions contemplated by the Purchase Agreement pursuant to a written agreement acceptable to ST US in its reasonable discretion in the event such a vote is required or desired; and

•	not take or permit any action that would cause certain changes, events or conditions to occur.

No Solicitation

Arkados agreed not to (i) encourage, solicit, initiate, facilitate or continue inquiries regarding any proposal for acquisition of all or any portion of the Semiconductor Business or the purchased assets; (ii) enter into discussions or negotiations with, or provide any information to, any person concerning a possible acquisition proposal; or (iii) enter into any agreements or other instruments regarding an acquisition proposal.  Arkados also agreed to immediately cease and cause to be terminated all existing discussions or negotiations with any persons conducted with respect to, or that could lead to, an acquisition proposal.

Arkados also agreed to promptly advise ST US of any such acquisition proposal, any request for information with respect to any acquisition proposal, or any inquiry with respect to or which could reasonably be expected to result in an acquisition proposal, the material terms and conditions of such request, acquisition proposal or inquiry, and the identity of the person making the same.

Employee and Employee Benefit Matters

Due to Arkados’s financial condition, Arkados was not able to meet its payroll obligations.  Accordingly, with Arkados’s consent, ST US offered employment to most of Arkados’s employees and the employees accepted those offers on the date Arkados and ST US executed the Purchase Agreement and the License.

Arkados is responsible for any compensation or other amounts payable to its employees, including hourly pay, commission, bonus, salary, accrued vacations, fringe, pension or profit sharing benefits, or severance pay for any period relating to employment prior to the date of the Purchase Agreement.

Arkados is also responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of its employees or agents which claims relate to events occurring prior to the date of the Purchase Agreement and all worker’s compensation claims of its employees or agents which relate to events occurring prior to the date of the Purchase Agreement.

Tax Matters

All transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees incurred in connection with the Purchase Agreement and the other transaction documents are to be paid by ST US.  Arkados will, at its own expense, timely file any tax return or other document with respect to such taxes or fees.

Closing Conditions

Conditions to Obligations of ST US.  The obligations of ST US to consummate the transactions contemplated by the Purchase Agreement are subject to the fulfillment or waiver, at or prior to the closing, of certain conditions, including the following:

•
the representations and warranties of Arkados contained in the Purchase Agreement, the other transaction documents and in any certificate or other writing delivered by such party pursuant thereto will be true and correct in all respects, or in all materials respects, as the case may be, as of the date of the Purchase Agreement and as of the closing date (except that representations and warranties that by their terms speak as of a specified date need be true and correct, or true and correct in all material respects, as the case may be, only as of such specified date);

•	Arkados will have performed and complied with in all material respects all of its respective obligations required to be performed by it at or prior to the closing date;

•
no action shall have been instituted or threatened to restrain or prohibit the transactions and, as of the closing date, there will be no action pending or threatened against or affecting Arkados or the purchased assets alleging that the intellectual property assets have been misappropriated or that Arkados do not own or have the right to transfer the intellectual property assets or the intellectual property licenses or that the conduct of the Semiconductor Business infringes on intellectual property rights of any other person;

•	there shall not have been any material loss, damage or destruction to or of any of the purchased assets between the date of the Purchase Agreement and the closing date;

•	there shall have been no material adverse effect on the Semiconductor Business or the purchased assets since May 31, 2010 , except to the extent such changes result from a lack of working capital:

•	no injunction or decree prohibiting or materially restricting or delaying the consummation of the transactions shall have been issued by any governmental authority and remain in force;

•
all required approvals, consents, notices, filings and waivers, including effective stockholder approvals and clearance of this Schedule 14C Information Statement by the Securities and Exchange Commission and mailing of this Information Statement to Arkados’s stockholders, shall have been received, and executed counterparts thereof shall have been delivered to ST US at or prior to the closing and any waiting periods shall have expired;

•
the settlement agreements delivered to ST US on the date of the Purchase Agreement shall be in full force and effect as of the closing date, and the additional settlement agreements or acknowledgments that ST US and its affiliates are not liable for the debts or obligations of Arkados to be delivered at closing shall have been obtained and delivered to ST US;

•	Arkados shall have delivered to ST US duly executed counterparts to the transaction documents other than the Purchase Agreement and certain other documents and deliveries;

•	ST US shall have received all permits that are necessary for it to conduct the Semiconductor Business as conducted by Arkados as of the closing date;

•
all encumbrances relating to the purchased assets shall have been released in full, other than certain permitted encumbrances, all title issues disclosed shall have been corrected to ST US’ reasonable satisfaction, and Arkados shall have delivered to ST US's written evidence, in form satisfactory to ST US in its sole discretion, of the release of such encumbrances and the correction of such title issues;

•
Arkados shall have delivered to ST US a duly executed termination of the Joint Development, Commercialization and License Agreement, dated September 2, 2008, by and between Arkados, Inc. and STMicroelectronics N.V., in form and substance reasonably satisfactory to ST US, which shall terminate such agreement without further obligation owing by either party thereto;

•	ST US shall have received from Arkados a schedule setting forth the book value as of the closing date of the various items included in the purchased assets;

•
ST US shall have received from Arkados certificates as to its non-foreign status as of the closing date in conformity with the Treasury Regulations, which certificates shall state that Arkados is not a “foreign person” within the meaning of the Treasury Regulations;

•	all breaches and defaults under the contracts to be assigned to ST US shall have been cured by Arkados and ST US shall have received written evidence thereof reasonably satisfactory to it; and

•	ST US shall have received from Arkados updated schedules of indebtedness and accounts payable.

Conditions to Obligations of Arkados.  The obligations of Arkados to consummate the transactions contemplated by the Purchase Agreement are subject to the fulfillment or waiver, at or prior to the closing, of certain conditions, including the following:

•
the representations and warranties of ST US contained in the Purchase Agreement, the other transaction documents and in any certificate or other writing delivered by such party pursuant thereto will be true and correct in all respects, or in all materials respects, as the case may be, as of the date of the Purchase Agreement and as of the closing date (except that representations and warranties that by their terms speak as of a specified date need be true and correct, or true and correct in all material respects, as the case may be, only as of such specified date);

•	ST US will have performed and complied with in all material respects all of its respective obligations required to be performed by them at or prior to the closing date;

•	no injunction or decree prohibiting or materially restricting or delaying the consummation of the transactions shall have been issued by any governmental authority and remain in force;

•	ST US shall have delivered to Arkados duly executed counterparts to the transaction documents other than the Purchase Agreement and certain other documents and deliveries; and

•
ST US shall have delivered to Arkados a duly executed termination of the Joint Development, Commercialization and License Agreement, dated September 2, 2008, by and between Arkados, Inc. and STMicroelectronics N.V., in form and substance reasonably satisfactory to Arkados, which shall terminate such agreement without further obligation owing by either party thereto.

Termination

The Purchase Agreement may be terminated at any time prior to the closing as follows:

•	by the mutual written consent of Arkados and ST US;

•
by ST US by written notice to Arkados if: (i) ST US is not then in material breach of any provision of the Purchase Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Arkados pursuant to the Purchase Agreement that would give rise to the failure of certain conditions and such breach, inaccuracy or failure has not been cured by Arkados within twenty days of Arkados’s receipt of written notice of such breach from ST US; or (ii) any condition to ST US’s obligation to close shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by September 15, 2011, unless such failure shall be due to the failure of ST US to perform or comply with any of the covenants, agreements or conditions of the Purchase Agreement to be performed or complied with by it prior to the closing;

•
by Arkados by written notice to ST US if: (i) Arkados are not then in material breach of any provision of the Purchase Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by ST US pursuant to the Purchase Agreement that would give rise to the failure of certain conditions and such breach, inaccuracy or failure has not been cured by ST US within twenty days of ST US’s receipt of written notice of such breach from Arkados; or (ii) any condition to Arkados’s obligation to close shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by September 15, 2011, unless such failure shall be due to the failure of Arkados to perform or comply with any of the covenants, agreements or conditions of the Purchase Agreement to be performed or complied with by them prior to the closing;

•
by ST US or Arkados in the event that (i) there shall be any law that makes consummation of the transactions contemplated by the Purchase Agreement illegal or otherwise prohibited or (ii) any governmental authority shall have issued a governmental order restraining or enjoining the transactions and such governmental order shall have become final and non-appealable; or

•
by ST US if Arkados: (i) cease to do business as a going concern; (ii) file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization, an arrangement, the adjustment of its debts, or for any relief under the applicable bankruptcy or insolvency laws; (iii) apply for the appointment of a receiver or trustee for themselves or for all or substantial part of its properties; (iv) make an assignment for the benefit of creditors; or (v) have filed against them an involuntary petition in bankruptcy or seeking reorganization, an arrangement, readjustment of its debts or for any relief under the applicable bankruptcy or other insolvency laws; and any one of the foregoing actions referenced in this clause (v) remains undismissed or undischarged for thirty days.

If the Purchase Agreement is terminated as provided above, there will be no liability on the part of either party except for an obligation of Arkados not to publicly disclose the transactions without prior written consent of ST US and no party will be relieved from any liability for any breach of any provision of the Purchase Agreement.

Survival of Representation and Warranties; Indemnification

All representations and warranties of the parties contained in or made pursuant to the Purchase Agreement will survive the closing for a period of twenty four months following the closing date, except that:

•	representations and warranties related to organization and qualification of Arkados, authority of Arkados, organization of ST US and authority of ST US will survive indefinitely; and

•
representations and warranties related to title to purchased assets, condition and sufficiency of assets, intellectual property, employee benefit plans, taxes, and brokers will survive for the full period of all applicable statutes of limitations plus sixty days.

Arkados will indemnify, defend and hold ST US and its affiliates and their respective representatives harmless from any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind which result from:

•
any inaccuracy in or breach of any of the representations or warranties of Arkados contained in the Purchase Agreement or in any agreement or certificate or instrument delivered by or on behalf of Arkados;

•
any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Arkados pursuant to the Purchase Agreement or any agreement or certificate or instrument delivered by or on behalf of Arkados;

•	any excluded asset or any excluded liability; or

•
any third party claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Arkados, or any of its affiliates, with certain exceptions, conducted, existing or arising on or prior to the closing date.

ST US will indemnify, defend and hold Arkados and its affiliates and their respective representatives harmless from any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind which result from:

•
any inaccuracy in or breach of any of the representations or warranties of ST US contained in the Purchase Agreement or in any agreement or certificate or instrument delivered by or on behalf of ST US;

•
any breach or non-fulfillment of any covenant, agreement or obligation to be performed by ST US pursuant to the Purchase Agreement or any agreement or certificate or instrument delivered by or on behalf of ST US; or

•	any post-closing contract obligations.

Expenses

ST US and Arkados are responsible for paying all costs and expenses, including the fees and disbursements of any counsel and accountants retained by them, incurred by them in connection with the preparation, execution, delivery and performance of the Purchase Agreement, the other transaction documents and the transactions contemplated thereby, whether or not the transactions are consummated.

Ancillary Agreements

License.

The following discussion of the License is qualified in its entirety by reference to the provisions of the License, which is attached to this Information Statement as Annex B and incorporated herein by reference.

To finance the payment of a settlement of a substantial portion of outstanding secured debt and the payment of a portion of its employment liabilities, and thereby facilitate the Arkados’s efforts to seek financing for its Systems Business, Arkados entered into a license agreement as of the date of the Purchase Agreement pursuant to which they licensed all of its intellectual property to ST US in exchange for an upfront, lump sum license fee of $7 million.

Pursuant to the License, Arkados granted to ST US and its affiliates a worldwide, non-exclusive, irrevocable, sublicensable, fully paid-up license to exploit all intellectual property and intellectual property assets owned or licensable by Arkados and/or any of its affiliates for any purpose, including without limitation to make, have made, use, sell, offer to sell, import, export, distribute, copy, display, make derivative works, and practice any method or process in relation thereto.  Arkados also granted to ST US and its affiliates a worldwide, nonexclusive, irrevocable, sublicensable, fully paid-up sublicense under Arkados’s intellectual property licenses, with such sublicenses equal in breadth to the licenses held by Arkados.

As of the date of License, Arkados delivered and ST US took possession of the intellectual property assets.

Employee Settlement Agreements at Signing of Purchase Agreement.

As a condition to ST US entering into the Purchase Agreement, contemporaneously with the execution of the Purchase Agreement, Arkados entered into settlement agreements with its employees.  In consideration of specified settlement amounts, Arkados’s employees released Arkados of and from any and all claims and liabilities of any kind whatsoever, which the employees had against Arkados, including, but not limited to, claims or rights relating to (i)  service to Arkados as an employee, officer or director, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort and (iv) claims or rights under any federal, state, common or local laws relating to discrimination, employment, wages, hours, or any other terms and conditions of employment.  The employees acknowledged and agreed that they have no ownership interest or other interest in any assets of Arkados.  The employees also covenanted, with certain exceptions, not to sue or to institute or cause to be instituted any action in any federal, state, or local agency or court against Arkados.

Secured Creditor Settlement Agreements at Signing of Purchase Agreement.

As a condition to ST US entering into the Purchase Agreement, contemporaneously with the execution of the Purchase Agreement, Arkados entered into settlement agreements with its secured creditors.  In consideration of and subject to receipt of specified settlement amounts, Arkados’s secured creditors released Arkados of and from any and all claims and liabilities of any kind whatsoever, which the secured creditors had or may have in the future against Arkados, including, but not limited to, all claims relating to amounts owing to the creditors and any rights previously granted to the secured creditors to acquire securities of Arkados by exercise of option, warrant, conversion right or any other means under certain securities purchase agreements and related transaction documents.  Upon payment of the settlement amounts, all liens, security interests, encumbrances, charges, pledges and mortgages on the properties and assets of Arkados granted to or held by the secured creditors in connection were released, terminated and discharged.  Arkados granted similar releases to the secured creditors.  The parties also covenanted, with certain exceptions, not to sue or to institute or cause to be instituted any action in any federal, state, or local agency or court against the other party.

Certain of these secured creditors were paid their settlement amounts out of the $7 million license fee on the date of the execution of the Purchase Agreement and the License.  The remaining secured creditors will be paid their settlement amounts at closing.

Unsecured Creditor Releases at Signing of Purchase Agreement.

As a condition to ST US entering into the Purchase Agreement, contemporaneously with the execution of the Purchase Agreement, Arkados obtained from a number of its unsecured creditors acknowledgments that ST US and its affiliates are not liable for the debts and obligations of Arkados.   In consideration of and subject to receipt of specified release amounts and the closing of the Asset Sale, Arkados’s unsecured creditors also agreed to release ST US and its affiliates of and from any and all claims and liabilities of any kind whatsoever, which the unsecured creditors may have, if any, against ST US arising out of or related to the unsecured creditors’ dealings with Arkados, including, but not limited to, all claims relating to amounts owing to the unsecured creditors or securities issued by Arkados.  The unsecured creditors acknowledged and agreed that they have no ownership interest or other interest in any assets of Arkados.  The unsecured creditors also covenanted, with certain exceptions, not to sue or to institute or cause to be instituted any action in any federal, state, or local agency or court against Arkados.

Arkados must deliver similar acknowledgements and releases from other unsecured creditors as a condition to ST US’s obligation to close.

Voting Agreements at Signing of Purchase Agreement.

As a condition to ST US entering into the Purchase Agreement, contemporaneously with the execution of the Purchase Agreement, ST US entered in voting agreements with certain stockholders of Arkados.  Pursuant to those voting agreements, the stockholders agreed that they would not revoke their written consent to enter into the Purchase Agreement and the License, and will vote their shares against and not consent to, the approval of any (i) other proposal with respect to a sale of Arkados, a sale of all or substantially all of its assets or a merger or consolidation or any similar transaction with respect to Arkados, (ii) reorganization, recapitalization, liquidation or winding-up of Arkados or any other extraordinary transaction involving Arkados or (iii) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation of the transactions contemplated by the Purchase Agreement or the License.

ST US to Arkados License Agreement at Closing.

As a condition to closing, ST US will enter into a License Agreement (the “ST US License”) with Arkados for intellectual property related to the Systems Business.  Pursuant to the ST US License, ST US will grant to Arkados, under its rights in the specified intellectual property, a worldwide, non-exclusive, non-sublicensable, non-transferable, fully paid-up license to make, have made, use, sell, offer to sell, import, export, and distribute products or services solely within the field of the business of services relating to the Systems Business; provided, that under no circumstances shall the Systems Business involve the design, development or sale of semiconductor products, platforms or services that compete with the Semiconductor Business.  ST US will not grant to Arkados a license to any intellectual property that is developed by or for ST US or that is or has been acquired by ST US in any manner other than by means of the Purchase Agreement.

INFORMATION ABOUT ARKADOS

Description of Arkados’s Business

Arkados is principally engaged in developing and marketing technology and solutions that enable standard electrical wires to carry digital information, such as broadband communication, multimedia, smart energy and smart grid data, and networking.  We conduct these activities principally through Arkados, Inc., which is a wholly owned subsidiary.  In September 2006, we changed our corporate name from CDKnet.com, Inc., to its current form to align our corporate identity with the “Arkados” brand of system-on-chip (SoC) semiconductors developed by our subsidiary.

Until we entered into the Purchase Agreement and the License, we operated as a  “fabless” semiconductor company, meaning we designed and produced semiconductors without owning and operating a fabrication facility.  Assuming we continue the systems part of our business following the closing of the Asset Sale, our activities will consist primarily of marketing system applications and applying the expertise garnered by consultants engaged by Arkados for certain aspects of the development work related to the semiconductor operation that are the subject of the Asset Sale to develop new consumer powerline products and Smart Grid applications.  We offered and may continue to offer our customers complete hardware and software design solutions that allow them to build devices that will distribute audio, video, voice, and data content throughout the whole house, building, or “smart-grid” infrastructure, but will no longer be directly involved in the design and manufacture of the microprocessor chips that drive them.  We provided both hardware and software engines for a wide variety of products that enable high-speed digital transmission of music, movies, video, voice, smart grid applications, and broadband data over the existing infrastructure of electrical power lines.  Our turnkey system solutions are designed to be used inside products for both consumers and industry.  For example, consumer products (such as the Arkados-powered whole-house audio systems from Russound and NuVo Technologies currently being sold to consumers) can use Arkados solutions as part of a connected home entertainment and computing network, while industry can implement Arkados solutions as a part of a utility company’s “smart grid” and “green energy” solutions.

Corporate Background

On May 24, 2004, we filed a merger certificate completing the acquisition of Miletos, Inc., a previously unaffiliated Delaware corporation (the “Merger”). The consideration for this Merger was 16,090,577 restricted shares of our common stock and the assumption of certain liabilities of Miletos’ predecessor and former controlling equity holders. The merger was completed according to the terms of an Agreement and Plan of Merger dated as of May 7, 2004. Miletos merged into a wholly owned subsidiary we formed for the merger which then changed its name to “Arkados, Inc.”.

On March 3, 2007 we completed the merger of Arkados Wireless Technologies, Inc., our wholly owned subsidiary (“Merger Sub”) with Aster Wireless, Inc. a Delaware corporation (“Aster”) pursuant to an Agreement and Plan of Merger dated February 13, 2007 by and among Merger Sub and Arkados Group, Inc. In this merger, we acquired synergistic talent and technology which has helped improve the reliability and quality of audio streaming in our current generation chipset and we believe will help deliver our next-generation chips to market more quickly, with richer capabilities. This will translate to a better competitive position in the marketplace.  The technology enhances the reliable distribution of multimedia content, potentially over multiple distribution media, and is designed to be embedded in new consumer electronics products and accessories for audio, video distribution, set-top boxes and other multimedia entertainment appliances.

Products and Technology Comprising the Assets to be Sold to ST US

Our highly integrated semiconductors provide internet or network connections over existing electric lines for new consumer electronic products and smart grid applications.  Our solutions can also be used for bridging legacy products with newer home networking and broadband communications technologies.

Our platform solutions consist of an integrated package of hardware, firmware and software designed to enable our customers to develop differentiated products in a cost-effective manner with a short time-to-market.  We plan to provide our customers with systems including ST US SoC’s including customizable, high functionality firmware, and software development kits to allow them to rapidly develop and differentiate their products.  As a result, we expect be able to reduce our customers’ investment in costly and time-consuming internal firmware and software development for their products, and from having to source different firmware and software for their end products from multiple suppliers.

Our firmware, which was sold as a bundled solution with our SoCs, includes a real-time operating system and a set of application specific modules that support a wide range of functions including Web-based management, audio distribution, traffic classifications, etc.  Our software platform includes a comprehensive suite of components, such as device link libraries and drivers, tools, sample code and documentation to create applications that would allow a wide range of networking devices and networked multimedia appliances.

Technology

Currently, our SoCs are based on the specifications developed by the HomePlug Powerline Alliance and TIA-1113 standards (these SoCs are used inside products being shipped by Russound and NuVo).  We had begun development of a HomePlug® AV based AI-2100 SoC designed to be interoperable with three established powerline standards: TIA-1113/HomePlug 1.0, HomePlug AV, and the recently confirmed IEEE 1901 Baseline Standard.  The chip also was designed to offer support for the Inter PHY Communication Protocol (IPP) as defined by the IEEE P1901 Working Group, and which is scheduled to be included in the upcoming ITU-T G.hn standard.  The AI-2100 SoC was being developed and manufactured under an agreement with ST that has been suspended under the License and will be terminated as part of the Asset Sale.

Semiconductors

We have a number of design wins that employ our first SoC, the Arkados AI-1100, which was released in 2007.  The device supports applications such as whole-house music streaming, whole-house internet access, and can be used in IPTV set-top boxes designed to decode and display standard definition video content -- from sources as varied as surveillance cameras and YouTube -- on regular TVs throughout the home.  This turnkey solution features a programmable MAC and an on-chip ARM 9 application processor.  Its fully HomePlug 1.0 compliant MAC/PHY and Arkados extensions and software provide increased performance and future proofing.  The whole-house audio systems currently shipping from Russound, NuVo and IOGEAR take advantage of these features.

Our planned next generation SoC, the AI-2100, was conceived to be backwards compatible with the AI-1000 and  feature an enhanced embedded Quality of Service (QoS) engine which supports video flows for low jitter, lip synch and low latency delivery.  This chip was being developed and manufactured under an agreement with ST.  This agreement was suspended in connection with the License, will be terminated in connection with the Asset Sale.  At the closing of the Asset Sale, ST US and Arkados will enter into a non-exclusive license whereby ST US will grant Arkados a worldwide, non-exclusive, non-sublicensable, non-transferable, fully paid-up license to use certain patents to make, have made, use, sell, offer to sell, import, export, and distribute products or services relating to the system design and the integration of semiconductor products into integrated products of other manufacturers, including providing consulting services, which we refer to as the “Systems Business.”

The information below under the sub-captions “Software”, “Networked Consumer Electronics”, “Smart Energy and Utility Company Applications” and “Services” describes the type of Systems Business activities we were engaged in at the time we entered into the Purchase Agreement.

Software

In our view, today’s digital products are incomplete without an array of software components that enable both device-to-device communications and robust product features.  We provide our customers with a host of software components that run directly on our chips, further reducing development time.  These software components include application-level features (such as our Direct-to-Speaker™ multi-channel audio synchronization, networking and internet, online gaming, etc.) embedded application support software (audio compression/decompression, internet radio support, GUI support, video drivers, etc.), Quality of Service engine, traffic management, and TCP/IP components.  We developed custom software components for NuVo, IOGEAR, and Russound in the whole-house audio systems that these companies are now shipping.

Networked Consumer Electronics

As broadband access to the home is becoming ubiquitous, home networking and connectivity demands for digital home applications continue to grow – extending the internet, and the services that travel on it, to every corner of the house.

The promise of sending digital communications over common powerlines is now being realized, and our products serve several large and growing markets: retail consumer electronic products, whole-house audio installations, smart-grid utility company applications, broadband-over-powerline internet access, and the distribution of internet-based services.  Specifically, our customers Russound and NuVo are shipping audio systems that incorporate our solutions to combine whole-house music with features such as intercom, online access to services such as Rhapsody and Sirius, iPod connectivity, and DLNA-based media discovery and playback from locally networked devices.

Software creating full turnkey solutions incorporating the our AI-1100 has already received a number of design wins, and is the engine behind the creation of reasonably-priced multi-room audio and video distribution products for the retail consumer market.  Products in the market now feature iPod docking stations and multimedia in-home systems that can be placed anywhere in the home, with no additional wiring needed.

As a subset of this market, the whole-house audio market category has been particularly active.  Our solutions offer a way to create both retail and custom audio systems with features and functionality heretofore available only in very expensive custom audio installations.  Our customers include Checkolite, Devolo AG, IOGEAR, Gigafast, NuVo Technologies, Russound, Tatung, and Zinwell.

Two customers in particular, Russound and Nuvo have begun shipping their whole-house systems that use our chips and software.  Both whole-house audio systems have won major industry awards from CEDIA, CePRO, and CES.  Russound selected the AI-1100 chip and our software for use in both its iBridge Power Dock, and its Collage Powerline Media and Intercom System, and NuVo selected our solutions for multiple components of its Renovia system.  Both systems are shipping to custom installers worldwide.

These high-end custom audio systems, which address the existing home market (expanding from their primary market target of newly constructed homes), can feature up to 12 separate audio zones and can process a wide range of sources of audio content which can be streamed from any digital or legacy analog source.

Russound is a leading custom multi-room audio distribution system manufacturer that selected the AI-1100 for use in a number of products.  We have received initial volume commitments and NREs (Non-Recurring Engineering) valued over $1.2 million from customers in this area, of which over $212,595 has been recognized through May 31, 2010.  Our chips can also power cameras, video endpoints, and sensors for other installed home systems, such as surveillance systems.

Smart Energy and Utility Company Applications

Another large potential market for our solutions relates to energy conservation, the “green” applications that help utility companies and their customers save both money and energy.  For example, “Smart Grid” applications (Green Energy, demand response, energy efficiency and grid modernization – i.e., reduction of carbon emissions) and home/building automation (such as controlling air conditioner thermostats remotely) represent large and attractive opportunities given today’s surging energy costs.  We have registered design wins at MainNet and Corporate Systems Engineering.

Services

An additional potential market for the Arkados platform is for subscription music services.  Our software and chips enable the distribution of Internet music services (e.g., Rhapsody, Yahoo!Music, AOL Music, Shoutcast services), and Russound’s Collage, with its access to the Rhapsody music service, is the first Arkados-powered solution to implement this feature.

Competition

Arkados faces strong competition as a solution provider, a technology developer of standards-based powerline technologies, as well as from other technologies also focused on our target markets.  We believe we have had success despite our lack of capital and therefore manpower because of our ability to develop SoC/software solutions that help our customers to create full-featured products that are cost-effective and can be brought to market quickly.

Some manufacturers have attempted to add HomePlug-based chips to their existing products.  This “bolt-on” approach often leads to products that are functional; however, the end product can be very expensive with decreased margins.

Arkados’s solutions offer a completely different approach.  By incorporating a processor and multiple interfaces into the same chip that houses HomePlug communication technology, and by providing application level software that runs on the chip which was developed over the years to optimize streaming of music and video over power line, Arkados presents a more cost-effective and more flexible strategy to bring products to market.

Primary competition for “no new wires” multi-room distribution of audio and video content comes from use of Radio Frequency (RF) technology. In general, the costs using RF technology to distribute content is lower than power line.  However, any type of RF technology have a limitation on range as well as potential for more interference compared to power line communication technology.  Therefore, Arkados, as well as our customers like Russound and Nuvo Technologies, believe that power line communication is more reliable for whole house coverage of distributed multi-media content without rewiring the home with cables.

Markets for our products are highly competitive and we expect that competition will continue to increase. We compete with other solution providers of multi-room distribution of music, video, and data using wireless technologies.

 Our competitive strategy has been to provide reliable and cost-effective integrated products bundled with software that is designed to support a turnkey approach for a variety of applications. We believe this approach, coupled with the benefits of powerline communications technology, allows us to effectively compete due the following aspects:

•
Due to embedded HomePlug standard technology, we believe our product performance includes unique features such as whole-house connectivity, high throughput, ease of setup, and Quality-of-service mechanisms that preserve a positive end-user experience

•
Due to the integration of our system-on-chip and firmware solutions, we believe our potential customers will benefit from quicker time-to-market, a competitive bill-of-materials cost, an enhanced feature set, and lower development costs

•	Due to our reliance on international technology standards, we believe our solutions are able comply with regulatory requirements on a global basis.

Since Arkados will no longer be involved in design and selling of semiconductor chips and Arkados will not be selling basic commodity network routers or home Ethernet-to-powerline bridge networking products, we will not compete with large semiconductor or data networking companies.  We face competition from smaller design companies or Original Design Manufacturers (ODMs) who design “connected home” products. Today, most of such companies are using Radio Frequency wireless technologies rather than power line communication products. It is possible that such established players will begin to focus on powerline networking technology, as well as recent or new entrants in the field.

Many of our potential competitors may have substantially greater financial, engineering, manufacturing, marketing, technical, distribution and other resources, broader product lines, greater intellectual property rights, and longer relationships with customers than we have.

As a provider of powerline home connectivity integrated circuits, we face additional competition from other home connectivity technologies such as twisted pair cable, coaxial cable and wireless media. Despite the broad array of different technologies deployed to date, we believe those technologies that do not require new wires such as HomePNA, MoCA, 802.11 and other wireless alternatives, will provide competition to powerline solutions.

           Our executive offices are located at 87 Fairfield Road, Fairfield, New Jersey 07004.

Principal Stockholders

The following table sets forth certain information known to us about the beneficial ownership of our Common Stock, as of March 31, 2011, by each beneficial owner of more than five percent of our Common Stock.  Except as otherwise indicated, each person has sole voting and investment power with respect to all shares shown as beneficially owned,  subject to community property laws where applicable.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)

Andreas Typaldos 44 West 77th Street New York, NY	15,717,438 (2)	34.8%

(1)
Based upon 45,176,671 shares of Common Stock outstanding as of March 31, 2011 and with respect to each stockholder, the number of shares which would be outstanding upon the exercise by such stockholder of outstanding rights to acquire stock, either upon exercise of outstanding options, warrants or conversion of other securities exercisable within 60 days.

(2)
Includes (i) 1,327,270 shares owned by Renee Typaldos, Mr. Typaldos’ wife, of which 577,270 may be acquired upon the conversion of notes and exercise of warrants held by a limited liability company in which Mrs. Typaldos has a 50% interest; (ii) 4,940,168 shares owned by the Andreas Typaldos Family Limited Partnership, of which Mrs. Typaldos is the sole general partner; (iii) 2,000,000 shares owned by Patras Holdings LLC, a limited liability company of which Mr. Typaldos is the managing member; and (iv) 750,000 shares held by Mr. Typaldos’ minor child and (v) 6,700,000 shares held by Mr. Typaldos.  Does not include 15,485,163 shares which may be obtained upon the conversion of outstanding notes and the exercise of outstanding warrants held by Mr. Typaldos and the Andreas Typaldos Family Limited Partnership which are subject to a contractual limiting conversion or exercise which can be waived on 60 days notice.

We believe that all persons have full voting and investment power with respect to the shares. Under the rules of the Commission, a person (or group of persons) is deemed to be a “beneficial owner” of a security if he or she, directly or indirectly, has or shares a power to vote or to direct the voting of such security.  Accordingly, more than one person may be deemed to be a beneficial owner of the same security.  A person is also deemed to be a beneficial owner of any security, which the person has the right to acquire within 60 days, such as convertible notes, warrants or options to purchase shares of Common Stock.

The following table sets forth certain information known to us regarding the beneficial ownership our Common Stock, as of March 31, 2011 by our directors.  Except as otherwise indicated,  each person has sole voting and investment power with respect to all shares shown as  beneficially  owned,  subject to community  property laws where applicable.

Name of Beneficial Owner or Number of Persons in Group	Amount and Nature of Beneficial Ownership	Percent of Class (1)

Andreas Typaldos	15,717,438 (2)	34.8%

William H. Carson	475,904 (3)	1.1%

Gennaro Vendome	1,345,188 (4)	3.0%

Harris Cohen	300,000 (5)	0.7%

All directors as a group (4 persons)	17,838,530 (6)	39.4%

(1)
Andreas Typaldos- Based upon 15,717,438 shares of Common Stock outstanding as of March 31, 2011 and with respect to each stockholder, the number of shares which would be outstanding upon the exercise by such stockholder of outstanding rights to acquire stock, either upon exercise of outstanding options, warrants or conversion of other securities exercisable within 60 days.

(2)
Andreas Typaldos-Includes (i) 1,327,270 shares owned by Renee Typaldos, Mr. Typaldos’ wife, of which 577,270 may be acquired upon the conversion of notes and exercise of warrants held by a limited liability company in which Mrs. Typaldos has a 50% interest; (ii) 5,390,167 shares owned by the Andreas Typaldos Family Limited Partnership, of which Mrs. Typaldos is the sole general partner; (iii) 2,000,000 shares owned by Patras Holdings LLC, a limited liability company of which Mr. Typaldos is the managing member; and (iv) 750,000 shares held by Mr. Typaldos’ minor child.  Does not include 14,485,163 shares which may be obtained upon the conversion of outstanding notes and the exercise of outstanding warrants held by Mr. Typaldos and the Andreas Typaldos Family Limited Partnership which are subject to a contractual limiting conversion or exercise which can be waived on 60 days notice.

(3)
Bill Carson-Includes 185,904 shares, 160,000 shares held jointly with his wife, 10,000 shares owned by his son and 120,000 shares which may be acquired within 60 days of March 31, 2011  upon the exercise of outstanding options.

(4)
Gennaro Vendome-Includes 675,015 shares, including 100,000 shares held by his wife, Laura and 120,000 shares which may be acquired upon the exercise of outstanding options and 550,173 which may be acquired upon the conversion of notes and exercise of warrants held by a limited liability company in which Mr. Vendome has a 5% interest.

(5)	Harris Cohen- Includes 100,000 shares and 200,000 shares that may be acquired upon the exercise of certain warrants held by Mr. Cohen.

(6)
Includes a total of 1,567,443 shares which may be obtained by the named  directors or person whose ownership is attributed to them upon the exercise of outstanding options and warrants and conversion of outstanding convertible securities.  See Notes (2) through (6)

Beneficial ownership is determined in accordance with the rules of the Commission generally includes voting or investment power with respect to securities.  In accordance with Commission rules, shares of Common Stock that may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionees.  Subject to community property laws, where  applicable, the persons or entities named in the table above have sole voting and investment  power with respect to all shares of the Common Stock indicated as beneficially owned by them.

ARKADOS FINANCIAL STATEMENTS AND INFORMATION

Our financial statements begin on the following page.

Annual Financial Statements

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Arkados Group, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Arkados Group, Inc. and subsidiaries (A Development Stage Enterprise) as of May 31, 2010 and May 31, 2009, and the related consolidated statements of operations, stockholders’ deficiency, and cash flows for each of the years ended May 31, 2010 and 2009  and for the period June 1, 2004 to May 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We did not audit the financial statements for the period March 24, 2004 (inception) to May 31, 2004 which reflects total revenues and a net loss of $0 and $693,833, respectively, of the cumulative totals.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of May 31, 2010 and May 31, 2009, and the results of its operations and cash flows for each of the years ended May 31, 2010 and 2009 and for the period June 1, 2004 to May 31, 2010 in conformity with generally accepted accounting principles in the United States.

The accompanying financial statements have been prepared assuming that Arkados Group, Inc. will continue as a going concern. As more fully described in Note 2, the Company has incurred recurring operating losses and will have to obtain additional capital to sustain operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments to reflect the possible effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

By:	/s/ Sherb & Co., LLP
SHERB & CO, LLP
Certified Public Accountants
New York, New York

September 13, 2010

ARKADOS GROUP, INC. and Subsidiaries
Consolidated Balance Sheet
(A Development Stage Enterprise)

	May 31,
	2009	2010
Current Assets:
Cash	$10,371	$16,345
Accounts receivable, net	72,815	7,709
Inventory	29,819
Total Current Assets	113,005	24,054
Deferred financing costs	533,330	284,126
Equipment, net	36,181	28,272
Intangible assets, net	216,902	139,921
Prepaid and other assets	56,228	33,768
	$955,646	$510,141

Liabilities and Stockholders’ Deficiency
Current Liabilities:
Accrued expense and other liabilities	$4,821,646	$9,927,810
Related party debt	187,700	247,700
Notes payable	206,802	1,142,301
Payroll taxes and related penalties and interest payable	936,906	936,906
Convertible Debntures	12,448,967	16,127,388
Total Current Liabilities	18,602,021	28,382,105
Convertible Debentures, including related party debt	—
Commitments and Contingencies	—
Stockholders’ Deficiency
Convertible Preferred Stock - $.0001 par value;
5,000,000 shares authorized, zero shares outstanding	—
Common stock, $.0001 par value, 100,000,000 shares
authorized, 32,738,397 and 34,926,261,issued and outstanding in 2009 and 2010, respectively	3,274	3,493
Additional Paid in capital	21,638,124	22,890,547
Treasury Stock	(16,000)	(16,000)
Accumulated Deficit during development stage	(39,271,774)	(50,750,004)
Total Stockholders’deficiency	(17,646,375)	(27,871,964)
	$955,646	$510,141

See notes to consolidated financial statements.

ARKADOS GROUP, INC. and Subsidiaries
Consolidated Statement of Operations
(A Development Stage Enterprise)

			Cumulative During the Development Stage (March 24, 2004 to
	Year Ended May 31,		May 31, 2010)
	2009	2010	(Unaudited)
Net Sales	$763,040	$295,869	$2,992,998

Cost of Goods Sold	648,839	294,593	2,014,797

Gross Profit	114,201	1,277	978,201

Research and Development Expenses	2,069,179	2,700,413	11,321,906
General and Administrative Expenses	3,523,196	1,958,061	20,551,061

Net Loss From Operations	(5,478,174)	(4,657,197)	(30,894,766)

Interest Income (Expense)	(1,725,457)	(6,821,032)	(12,419,532)

Net Loss Before Income Taxes	(7,203,631)	(11,478,230)	(43,314,298)

Provision for Income Taxes (Benefit)	(441,413)		(841,562)

Net Loss	$(6,762,218)	$(11,478,230)	$(42,472,736)

Net loss per share - basic and diluted	$(0.22)	$(0.35)
Weighted Average of Common Shares
Outstanding - basic and diluted	30,193,463	33,109,791

See notes to consolidated financial statements

ARKADOS GROUP, INC. and Subsidiaries
Consolidated Statement of Stockholders’ Deficiency
(A Development Stage Enterprise)
Inception March 24, 2004 to May 31, 2004 and the Years Ended May 31, 2005-May 31, 2010

						Accumulated
						Deficit
					Additional	During		Total
	Preferred Stock		Common Stock		Paid in	Development	Treasury	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Stage	Stock	Deficiency
Balance as of March 24, 2004 (Unaudited)
Post foreclosure sale	—	$—	5,569	$5,569	$1,988,185	$(8,277,267)	$—	$(6,283,513)
Effect of Reorganization and Merger–May 24, 2004	—	—	21,473,364	(3,422)	4,105,180	—	(16,000)	4,085,758
Sale of shares pursuant to PPM	—	—	841,666	84	950,116	—	—	950,200
Issuance of shares for settlement of debts	—	—	181,068	18	168,185	—	—	168,203
Amortization of stock compensation	—	—	—	—	359,537	—	—	359,537
Net loss (March 24,2004 to May 31, 2004)(Unaudited)	—	—	—	—	—	(693,833)	—	(693,833)
Balance as of May 31, 2004	—	—	22,501,667	2,250	7,571,202	(8,971,100)	(16,000)	(1,413,648)
Shares issued for services	—	—	575,000	58	724,753	—	—	724,811
Debt converted to equity	—	—	125,000	13	75,483	—	—	75,496
Issuance of options for services	—	—	—	—	198,169	—	—	198,169
Valuation of equity rights and beneficial conversion features of debt raise	—	—	—	—	234,353	—	—	234,353
Amortization of stock compensation	—	—	—	—	3,617,681	—	—	3,617,681

ARKADOS GROUP, INC. and Subsidiaries
Consolidated Statement of Stockholders’ Deficiency
(A Development Stage Enterprise)
Inception March 24, 2004 to May 31, 2004 and the Years Ended May 31, 2005-May 31, 2010

Net Loss	—	—	—	—	—	(7,001,365)	—	(7,001,365)
Balance as of May 31, 2005	—	—	23,201,667	2,321	12,421,641	(15,972,465)	(16,000)	(3,564,503)
Shares issued for services	—	—	75,000	8	22,492	—	—	22,500
Debt converted to equity	—	—	609,786	61	405,683	—	—	405,744
Shares issued for debt accommodations and penalties	—	—	466,600	47	267,253	—	—	267,300
Options issued for services	—	—	—	—	69,170	—	—	69,170
Valuation of equity rights and beneficial conversion features of debt raise	—	—	—	—	404,555	—	—	404,555
Amortization of stock compensation	—	—	—	—	497,347	—	—	497,347
Net Loss	—	—	—	—	—	(4,025,016)	—	(4,025,016
Balance as of May 31, 2006	—	$—	24,353,053	$2,437	$14,088,141	$(19,997,481	$(16,000)	$(5,922,903)
Shares issued for services	—	—	475,000	47	341,953	—	—	342,000
Options issued for services	—	—	—	—	197,923	—	—	197,923
Valuation of equity rights	—	—	—	—	424,247	—	—	424,247
Amortization of stock compensation	—	—	—	—	418,997	—	—	418,997
Exercise of options	—	—	175,604	17	1,739	—	—	1,756
Issuance of common stock for Aster Acquisition	—	—	1,078,564	107	461,712	—	—	461,819
Net loss	—	—	—	—	—	(6,033,075)	—	(6,033,075)
Balance as of May 31, 2007	—	—	26,082,221	2,608	15,934,712	(26,030,556)	(16,000)	(10,109,236)
Shares issued for services	—	—	196,667	20	63,480	—	—	63,500
Options issued for services	—	—	—	—	105,448	—	—	105,448
Valuation of equity rights	—	—	—	—	1,064,495	—	—	1,064,495
Amortization of stock compensation	—	—	—	—	697,687	—	—	697,688

ARKADOS GROUP, INC. and Subsidiaries
Consolidated Statement of Stockholders’ Deficiency
(A Development Stage Enterprise)
Inception March 24, 2004 to May 31, 2004 and the Years Ended May 31, 2005-May 31, 2010

Net Loss	—	—	—	—	—	(6,478,999)	—	(6,478,999)
Balance as of May 31, 2008	—	—	26,278,888	$2,628	$17,865,822	$(32,509,556)	$(16,000)	$(14,657,104)
Shares issued for services	—	—	2,134,469	213	422,542	—	—	422,755
Private Placement			3,380,159	338	809,700			810,038
Conversion of Debt			944,881	95	409,018			409,113
Options issued for services	—	—	—	—	90,246	—	—	90,246
Valuation of equity rights	—	—	—	—	264,111	—	—	264,111
Amortization of stock compensation	—	—	—	—	1,776,683	—	—	1,776,683
Exercise of options
Net Loss	—	—	—	—	—	(6,762,218)	—	(6,762,224))
Balance as of May 31, 2009	—	—	32,738,397	$3,274	$21,638,124	$(39,271,774)	$(16,000)	$(17,646,375)
Shares issued for services
Private Placement
Conversion of Debt
Options issued for services
Valuation of equity rights					54,000			54,000
Amortization of stock compensation					1,176,762			1,176,762
Exercise of options			2,187,864	219	21,660			21,879
Net Loss						(11,478,230)		(11,478,228)
Balance as of May 31, 2010	—	—	34,926,621	$3,493	$22,890,547	$(50,750,004)	$(16,000)	$(27,871,964)

See notes to consolidated financial statements.

ARKADOS GROUP, INC. and Subsidiaries
Consolidated Statement of Cash Flow
(A Development Stage Enterprise)

			Cumulative During
			the Development
			Stage
			(March 24, 2004 to
	Year Ended May 31,		May 31, 2010)
Cash Flows From Operating Activities	2009	2010	(Unaudited)
Net Loss	$(6,762,136)	(11,478,230)	$(42,472,736)
Adjustments to reconcile net loss to net cash provided
by (used) in operating activities:
Depreciation and Amortization	448,259	84,890	1,577,722
Common stock and warrants issued for services	2,289,684	1,230,763	11,102,518
Warrants and Beneficial Conversion Rights with Debt	142,130	—	627,716
Debt and Interest penalty	—	3,678,4215	4,683,122
Changes to Assets and Liabilities: Accounts Recievable	(37,839)	65,106	(7,709)
Inventory	(29,189)	29,819	630
Deferred Expenses	365,783	249,204	674,276
Prepaid and Other assets	—	22,460	(80,981)
Payroll taxes and related penalties and interest payable	—	—	(22,916)
Related party payable	23,717	—	—
Accounts Payable and accrued expenses	2,696,400	5,106,162	9,913,094
Net Cash Provided by (Used) in Operating Activities	(910,737)	(1,011,405)	14,005,294
Cash Flows from Investing Activities
Purchases of capital expenditures and Patents	(5,242)	—	(140,671)
Net Cash Used in Investing Activities	(5,242)	—	(140,671)
Cash Provided by Financing Activities
Related party payables	10,000	—	1,586,726
Note Payable	206,802	995,500	1,327,302
Contribution of capital	—		1,232,646
Exercise of Stock Options	810,038	21,879	23,635
Repayment of debt	(125,000)	—	(469,256)
Proceeds from convertible Debt	—	—	1,066,550
Issuance of Debentures	—	—	9,533,411
Repayment of related party payables	—	—	(949,027)
Net Cash Provided by Financing Activities	901,840	1,017,379	14,162,025
Net (Decrease) Increase in Cash	(14,139)	5,974	16,060
Cash, beginning of the period	24,480	10,371	285
Cash, end of the period	$10,371	16,345	$16,345
Supplemental disclosures of cash flow information:
Conversion of debt for equity	$409,113	—
		—
Conversion of accrued interest to debt	$673,049	—

See notes to consolidated financial statements.

Arkados Group, Inc. & Subsidiaries (A Development Stage Enterprise)
NOTES TO FINANCIAL STATEMENTS
YEARS ENDED MAY 31, 2010 and 2009

1.	DESCRIPTION OF BUSINESS

Arkados Group, Inc. (the “Company”), pursuant to an “Agreement and Plan of Merger”, (“the Merger Agreement”) dated May 7, 2004 and consummated on May 24, 2004, merged a wholly owned subsidiary, CDK Merger Corp., with Miletos, Inc. (the “Merger”). CDK Merger Corp. was renamed “Arkados, Inc.” On August 30, 2006 the Company changed its name from CDKNET.COM, Inc. to Arkados Group, Inc. All references to CDKNET.COM, Inc. have been changed accordingly. Since Arkados Group, Inc. and subsidiaries prior to May 7, 2004 had no meaningful operations, this merger has been recorded as a reorganization of Arkados, Inc. via a reverse merger with Arkados Group, Inc.

The Company, a development stage enterprise, is a fabless semiconductor company providing integrated system-on-chip solutions that directly support networking, smart grid and multimedia applications.  Arkados, “the HomePlug Applications Company,” delivers a universal platform that enables the effortless networking of home entertainment and computer devices using standard electricity lines. We also license some ingredient technologies for wireless multimedia solutions. The Company’s system-on-chip solutions are uniquely designed to drive a wide variety of powerline-communication solutions such as utility company “smart grid” applications, and powerline-enabled consumer electronics and home computing products, such as stereo components, radios, speakers, MP3 players, computers, televisions, gaming consoles, security cameras and cable and DSL modems. With Arkados’ solutions, customers can bring numerous sophisticated, full-featured products to market faster at a lower overall development cost using a single platform: the company’s versatile and programmable ArkTIC® platform. Arkados solutions leverage the benefits of standard powerline communications technologies that are used worldwide for in-building and to-the-home Broadband Powerline (“BPL”) applications.  The Company is a member of an industry alliance of several companies referred to as the HomePlug Powerline Alliance, “HomePlug”, for developing the standard of such technologies and is a member of the IEEE P1901 working group.

Miletos, Inc. was a newly established entity, which acquired the assets and business of Enikia, LLC in a public foreclosure sale on March 23, 2004 in exchange for the forgiveness of $4,000,000 of secured debt and the assumption of certain outstanding liabilities. The assets and certain liabilities acquired at the foreclosure sale have been recorded at historical cost basis. The new entity, Miletos, Inc. was predominately owned by a controlled group, which was the same controlled group of Enikia, LLC and the same group became majority holders.

The accompanying financials have been presented on a development stage basis using March 24, 2004 as the date of inception.

Pursuant to the Merger Agreement, the consideration for the merger consisted of 16,340,577 shares of the Company’s restricted common stock (250,000 of such common shares were contingent shares and were returned for cancellation as they were not called upon as a result of a breach of a warranty or representation) and 3,634,642 stock options at prices ranging from $.01 to $1.20 per share. In addition $950,200 was raised through the sale of equity for working capital of the Company.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.
Basis of Presentation - The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred net losses of approximately $42 million since inception including a net loss of over $11 million for the recent year ended May 31, 2010. Additionally, the Company had a net working capital deficiency and shareholders’ deficiencies at May 31, 2010 and 2009, and negative cash flow from operations since inception. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management expects to incur additional losses in the foreseeable future and recognizes the need to raise capital to remain viable. The accompanying consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

b.
Principles of consolidation - The consolidated financial statements include the accounts of Arkados Group, Inc. (the “Parent”), and it’s wholly owned subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.

c.
Business combinations - We account for acquired businesses using the purchase method of accounting which requires that the assets and liabilities assumed be recorded at the date of acquisition at their respective fair values. Because of the expertise required to value intangible assets and intellectual property research and development “IPR&D”, we typically engage a third party valuation firm to assist management in determining those values. Valuation of intangible assets and IPR&D entails significant estimates and assumptions including, but not limited to: determining the timing and expected costs to complete projects, estimating future cash flows from product sales, and developing appropriate discount rates and probability rates by project. We believe that the fair values assigned to the assets acquired and liabilities assumed are based on reasonable assumptions. To the extent actual results differ from those estimates, our future results of operations may be affected by incurring charges to our statements of operations. Additionally, estimates for purchase price allocations may change as subsequent information becomes available.

d.	Cash and cash equivalents - The Company considers investments in highly liquid instruments with a maturity of three months or less to be cash equivalents.

e.
Allowance for doubtful accounts - The Company records a bad debt expense / allowance based on management’s estimate of uncollectible accounts. The Company has not recorded any bad debt expense in each of the years ended May 31, 2009 and 2010

f.
Equipment - Equipment is recorded at cost. Depreciation is provided on the straight-line method based upon the estimated useful lives of the respective assets. Equipment is being depreciated over a period of seven years. Maintenance, repairs and minor renewals are charged to operations as incurred, whereas the cost of significant betterments is capitalized. Upon the sale or retirement of property and equipment, the related costs and accumulated depreciation are eliminated from the accounts and gains or losses are reflected in operations.

g.
Impairment of Long-Lived Assets - The Company reviews long-lived assets, certain identifiable assets and goodwill related to those assets on a quarterly basis for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. To the extent there has been any impairment such impairment has been record in the statement of operations.

h.
Fair Value of Financial Instruments - The carrying value of cash, accounts receivable, other receivables, accounts payable and accrued expenses approximate their fair values based on the short-term maturity of these instruments. The carrying amounts of debt were also estimated to approximate fair value. The Company can not estimate the fair value of the remaining outstanding payroll taxes, penalties and interest recorded in connection with the merger.

i.
Revenue Recognition - The Company derives revenues from two sources – sales of products and revenues related to service and custom development activities.  For product sales, revenue is recognized when our products are shipped to our customers. Shipping documents and the completion of any customer acceptance requirements, when applicable, are used to verify product delivery or that services have been rendered.  Shipping costs are charged to cost of sales as incurred.  For sales related to development, the Company recorded revenues pursuant to a number of term development contracts. The revenues are earned and recorded are based on pre-determined milestones. When revenues within a pre-determined milestone have been partially earned, the Company records such progress billings as “Revenues earned not yet billed.” Such revenues are billable under the terms of the arrangement once the milestone has been fully completed. The Company also monitors estimated costs to complete such long term contract to the revenues to be earned to ensure that if there is an estimated loss to record to complete their obligation to fulfill the terms of such development contract, such loss existed. As of May 31, 2010, there were no long term contracts for which revenues were yet to be earned outstanding.

j.	Shipping and Handling Costs - Shipping and handling costs are normally FOB the Company’s factory. These costs are included in cost of goods sold.

k.
Inventory and Reserves – Inventories are stated on a first-in first-out basis at the lower of cost or market value. Cost includes fabricated wafers, purchased integrated circuits, subcontractor costs (such as assembly and test). Any write-down of inventory to reduce carrying value to lower of cost or market value is charged to cost of sales.

l.	Advertising Costs - All advertising costs, are expensed as incurred. The Company has not had any advertising costs in each of the last two years.

m.
Loss Per Share - Basic net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding. For the years ended May 31, 2010 and 2009 diluted loss per share is the same as basic loss per share since the inclusion of approximately 23 and 23  million stock options and warrants, respectively, and as well as 23 and 24 million shares of common stock issuable upon conversion of convertible indebtedness, respectively, would be anti-dilutive.

n.
Stock Options – The Company adopted the FASB Guidance for, “Share Based Payments.” which  requires companies to expense the value of employee stock options and similar awards and applies to all outstanding and vested stock-based awards.

In computing the impact, the fair value of each option is estimated on the date of grant based on the Black-Scholes options-pricing model utilizing certain assumptions for a risk free interest rate; volatility; and expected remaining lives of the awards. The assumptions used in calculating the fair value of share-based payment awards represent management’s best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and the Company uses different assumptions, the Company’s stock-based compensation expense could be materially different in the future. In addition, the Company is required to estimate the expected forfeiture rate and only recognize expense for those shares expected to vest. In estimating the Company’s forfeiture rate, the Company analyzed its historical forfeiture rate, the remaining lives of unvested options, and the amount of vested options as a percentage of total options outstanding. If the Company’s actual forfeiture rate is materially different from its estimate, or if the Company reevaluates the forfeiture rate in the future, the stock-based compensation expense could be significantly different from what we have recorded in the current period.

In accordance with  the FASB Guidance for the fair value of each option grant has been estimated as of the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions:

The Company has recorded compensation expense for the years ended May 31, 2010 and, 2009, in the amounts of $1,176,759 and $1,860,929, respectively attributed to the issuance and vesting of common shares,  stock options and warrants for services. Such amount is included general and administrative expenses on the statement of operations.

	For Years Ended May 31
	2010	2009
Risk free interest rate	1.32-1.65%	2.13%-3.49%
Expected life	3 years	1-4 years
Dividend rate	0.0%	0.00%
Expected volatility	206%-251%	64%-239%

o.
Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

p.
Comprehensive Income – FASB Guidance for, “Reporting Comprehensive Income”, establishes standards for reporting and displaying comprehensive income, comprising net income and other non-owner changes in equity, in the financial statements. For all periods presented, comprehensive income was the same as net income.

q.
Research and Development – Research and Development expenses principally consist of costs surrounding the development of our ArkTIC® chip-and-software platform. This includes labor and equipment related to intellectual property development, manufacturing and development of test platforms, software development systems, certification testing systems, customer application support, licensing of appropriate technologies. Some development expenses are paid to outside consultants who perform work that is delivered to us. All research and development costs are expensed as incurred.

r.
Recent Accounting Pronouncements – In June 2009, the FASB issued guidance which will amend the Consolidation Topic of the Codification. The guidance addresses the effects of eliminating the qualifying special-purpose entity (QSPE) concept and responds to concerns over the transparency of enterprises’ involvement with variable interest entities (VIE’s). The guidance is effective beginning on January 1, 2010. We do not expect the adoption of this guidance to have an impact on our financial statements.

All other new accounting pronouncements issued but not yet effective have been deemed not to be relevant.

.

3.	ACQUISITION OF ASTER WIRELESS TECHNOLOGIES, INC.

On March 3, 2007 we completed the merger (“Aster Merger) of Arkados Wireless Technologies, Inc., a wholly owned subsidiary of the Company (“Merger Sub”) with Aster Wireless, Inc. a Delaware corporation (“Aster”) pursuant to that Agreement and Plan of Merger dated February 13, 2007 by and among the Company, Merger Sub and Aster (the “Merger Agreement”).  The assets and liabilities of Aster are recorded as of the acquisition date at their estimated fair values. The reported consolidated financial condition and results of operations of Arkados after completion of the Aster Merger reflects these values, but will not be restated retroactively to reflect the historical consolidated financial position or results of operations at Aster. Arkados issued 1,000,000 shares of Arkados common stock upon the cancellation of all shares of Aster capital stock outstanding.  Under the terms of the Aster Merger, the Aster employees received 50% of their deferred payroll which was paid 50% in cash and the balance by the issuance of 78,564 shares of 50% in Arkados stock.

The purchase price is as follows (table in thousands):

Fair value of Arkados shares issued at closing	$462
Transaction costs incurred by Arkados	22
Purchase price	$484

The fair value of the Arkados shares used in determining the purchase price was $0.43 per share, which was the price of Arkados common stock on the day that the closing took place, March 2, 2007

The purchase price has been allocated based on a valuation of Aster’s tangible and intangible assets and liabilities an their following fair values (in thousands)

Total current assets	$20
Property and equipment and other assets	17
Intangible assets	493
Total current liabilities	(74)
Total	$456

The Company’s 2007 consolidated statement of operations includes the results of operations from Aster from March 3, 2007 forward.  The following table presents unaudited pro forma consolidated results of operations for Arkados for the years ended May 31, 2006 and 2007 as though the Aster acquisition was completed as of the beginning of each period.

	Year Ended May 31, 2006	Year Ended May 31, 2007
Net loss attributable to common shareholders	$(4,562,406)	$(6,576,100)
Net loss per share attributable to common shareholders
Basic and diluted	$(.18)	$(.25)
Weighted average shares outstanding	24,855,924	25,982,128

4.	CONCENTRATION OF CREDIT RISK

The Company’s accounts receivable were concentrated with two customers.  Accounts Receivable balances for the years ending May 31, 2010 and 2009 were $7,709 and $72,815, respectively on revenues of $295,870 and $763,040 for the same respective periods.

The Company may periodically have cash in excess of $250,000, the Federal Deposit Insurance Corp. “FDIC” insurable limit. As of May 31, 2010 the cash balance was $16,345, which was $233,655 below the insurable limit.

5.	EQUIPMENT

       At May 31, 2009 and May 31, 2010 equipment consists of the following:

	May 31, 2009	May 31, 2010
Furniture	$14,878	$14,878

Computers	10,840	10,840

Equipment	39,033	39,033

Total	64,751	64,751

Less: Accumulated depreciation	(28,569)	(32,799)
Net	$36,181	$28,272

Depreciation expense for the years ended  May 31, 2010 and 2009 was $7,909 and $8,921, respectively.

6.	INTANGIBLE ASSETS

At May 31, 2010 and May 31, 2009, the Company owned 40 patents and patents pending and 36 patents and patents pending, respectively, which are currently, being used in the development of the Company’s products. Excluding the value assigned to patents as part of the Aster acquisition, the Company had recorded $472,509 of gross patents costs and $465,984 of accumulated amortization as of May 31, 2010.

The Company has allocated the intangible assets associated with the Aster acquisition to Personnel, Patents and Technology.  The total value, the number of years to be amortized, and the annual expense associated with such amortization are contained in the table below.

	May 31
	2010	2009
Total Intangible Assets	$965,961	$965,961
Accum Amortization	(826,040)	(749,059)
Net intangible assets	$139,921	$216,902

 Amortization for the next five years will be as follows: Fiscal year 2011 will be $76,982, fiscal year 2012 will be $57,996 and fiscal years 2013-2014 will each be $1,041 per year.

7.	PAYROLL TAX LIABILITIES

Enikia was in arrears for several years in its payment of federal and state payroll taxes. Pursuant to the Merger Agreement, the Parent assumed up to $1.2 million of the delinquent payroll taxes due and outstanding with the remaining difference an assumed liability of the major shareholder of the Company. During the year ended May 31, 2006, the Company made payments to both Federal and State of NJ taxing authorities in the amount of $874,000. The payments represented payroll taxes withheld by Miletos from its employees but not remitted to the taxing authorities.  During the year ended May 31, 2008, an additional $64,106 payment was made to the State of NJ for payment of payroll taxes. Currently, there is $937,000 still recorded on the Company’s books as due and outstanding to both the federal and state tax authorities for penalties and interest incurred by Enikia related to its payroll liabilities. The Company does not believe that it has a legal obligation to pay anything more to any taxing authority, but until such clearance is received from the appropriate agencies, the Company has elected to keep the liability on its books.

8.	ACCRUED EXPENSES AND OTHER LIABILITIES

As of May 31, 2010 and May 31, 2009, accrued expenses and other liabilities consist of the following approximate amounts:

	Year Ended May 31,
	2010	2009

Accounts payable	$1,959,359	$1,743,289
Accrued compensation	4,167,522	2,389,805
Accrued interest and penalties payable	3,671,137	489,212
Liabilities assumed per merger agreement	34,673	34,673
Accrued other	95,119	164,667
	$9,297,810	$4,821,646

9.	CONVERTIBLE DEBENTURES AND RELATED PARTY PAYABLES

10% Convertible Notes - During the period from March 18, 2005 to May 12, 2005, the Company issued $750,000 of 10% convertible extendable notes initially due June 8, 2005 (the “10% Notes”). The due date of the 10% Notes was extended at the Company’s option to September 8, 2005 by the Company’s payment of an extension fee aggregating $20,000 for the entire issue and paying interest due on the 10% Notes to June 8, 2005. The Company paid $37,500 of principal with related interest on September 18, 2005 in full payment of two of the outstanding notes and obtained the extension of the $712,500 then remaining notes by paying an additional sum of $20,000 and issuing 85,000 shares of common stock to the remaining holders of the 10% Notes. An expense of $76,500 was recorded related to the issuance of the 85,000 shares of common stock, using a share price of $.90. The Company paid $22,167 of principal pursuant to a mandatory prepayment provision in September, 2005. Principal and accrued interest on the 10% Notes are convertible at the holders’ option into shares of the Company’s common stock only after an event of default, as defined in the Notes at the lower of $0.67 or the average closing bid price of the Company’s common stock on the ten trading days preceding conversion. The conversion right is limited in that it may not be exercised by a holder to the extent it would result in such holder becoming the beneficial owner of more than 4.99% of the Company’s common stock. The 10% Notes were issued with 825,000 of three year common stock warrant exercisable for $0.67 per share in the basis of one warrant for each $1 of principal.

2005 6% Convertible Notes - During the quarters ended August 31, 2005 and November 30, 2005, the Company raised $912,500 and $154,000, respectively, of gross proceeds from the private placement of an aggregate of 10.665 units (the “Units”) each consisting of $100,000 principal amount 6% convertible subordinated promissory notes (the “6% Notes”) and 14,286 detached warrants (the “Warrants”) to purchase a like number of shares of the Company’s common stock, for $0.35 per share. The Company issued an aggregate of 152,359 Warrants to the purchasers of the Units, which have been valued at $74,802 and have been amortized as interest expense over the term of the 6% Notes. In addition, the Company issued 238,213 common stock warrants exercisable at $0.65 as part compensation to the placement agent, which have been valued at $111,668 and will be amortized as interest expense along with other expenses of the offering. Both the $0.35 and $0.65 Warrants have a “net exercise” provision that permits the holder to convert the Warrants into shares of the Company’s common stock. The 6% Notes (1) are due July 7, 2007 with interest at the annual rate of 6% from the date of original issuance (increasing to 12% per annum from an event of default as defined in the 6% Notes); (2) are unsecured obligations of the Company and subordinated to senior secured loans to the Company (if any) from banks, finance companies and similar institutions that extend credit in the regular cause of such institution’s business; (3) are convertible, subject to certain conditions and at two different price levels ($1.125 and $1.575 for a period of twenty trading days following the bid price of common stock closing above $1.50 and $2.50, respectively, for a period of five consecutive trading days), into shares of common stock; and (4) may be redeemed by the Company in certain limited circumstances described below prior to maturity. Since the beneficial conversion feature of the 6% Notes is (at the lowest price) at a price greater than the market price of the stock upon issuance of the 6% Notes, no value has been estimated or recorded for the beneficial conversion feature.

On July 6, 2007, the Company reached an agreement with more that the requisite holders of 2/3 of the outstanding $1,066,500 principal amount of 6% Convertible Subordinated Notes due July 7, 2007 to extend the due date of the Notes to June 30, 2008. In exchange for the amendment, the Company agreed to issue approximately 188,200 three year warrants to purchase shares of the Company’s common stock for $0.85 per share and lowered conversion prices in the Notes to $0.85.

On July 9, 2008,  Arkados Group Inc. (the “Company”) reached an agreement with more than the requisite holders of 2/3 of the outstanding $1,066,500 principal amount of 6% Convertible Subordinated Notes (the “Notes”) due June 30, 2008 to extend the due date of the Notes to June 30, 2009.  In exchange for the amendment, the Company agreed to exchange approximately 876,100 shares of common stock, pro rata, for notes in the original principal amount of $306,618.

During fiscal year 2010, the company defaulted on the repayment of $12,073,611 accrued interest and principal due the Company’s secured debt holders and $983,516 of unsecured loans.

Conversion of Debt and Waiver

On, July 9, 2008, the Company reached an agreement and waiver with the holders of the Trident Notes to the conversion  of $306,618 of principal and interest (representing 25% of such principal and interest due as of June 30, 2008) in exchange for the issuance of approximately 876,100 shares of the Company’s Common Stock to the holders of the Company’s outstanding 6% Convertible Subordinated Notes due June 30, 2008, and the simultaneous amendment of the Trident Notes to extend the due date one year, from June 30, 2008 to June 30, 2009.

On August 7, 2008, Arkados Group, Inc. and the holders of the requisite principal amount of outstanding 6% Secured Convertible Debentures due December 28, 2008 executed an agreement to amend the debentures and make certain waivers, concurrently with the closing of $750,000 of the private placement as follows:

1.	In exchange for debentures aggregating 25% of the principal outstanding or $2,845,815.25, the Company will issue identical debentures, except the conversion price will be $0.25 rather than 0.85.

2.
In exchange for 25% of the outstanding warrants held by debenture holders, the Company will issue 2,332,131 warrants identical to the warrants surrendered, except that the warrant exercise price is reduced from $0.85 to $0.25 and the warrants are only exercisable for cash until December 1, 2008.

3.
The due date of the debentures is extended six months to June 28, 2009, and will be extended another six months to December 28, 2009 if the Company raised equity financing, in the aggregated of more than $2,000,000 by the maturity date of the debentures, as amended.

4.	Interest due on the debentures will be added to principal until maturity.

5.
The holders of the Debentures and Warrants waive the right of first refusal and any anti-dilution adjustments with respect to Company financing of up to $3,000,000 at no less than $0.25 per share and 50% warrant coverage completed on or before October 31, 2008.

Related Party Borrowings - Through December 19, 2005, the Company borrowed $253,075 from three directors and one stockholder. These advances were due on demand with interest at the annual rate of 6% and $225,000 was paid on January 10, 2006. See subsequent event for conversion of the remaining balance into shares of the Company’s common stock with the holders.

From March 1, 2008 through May 31, 2008, the Company borrowed $177,700 from two directors.  These advances were due on demand with interest at the annual rate of 6%.

6% Secured Debentures - On December 19, 2005, the Company borrowed $267,900 from one of the accredited investors that ultimately purchased 6% secured convertible debentures (the “6% Secured Debentures”) in the December 28, 2005 financing. The loan was made on an unsecured basis, was due on demand and was forgiven in exchange for $267,900 of the $2.0 million principal amount of the 6% Secured Debentures and related warrants. On December 28, 2005, the Company issued $2.0 million aggregate principal amount and authorized $3.5 million 6% Secured Debentures to three institutional investors. The 6% Secured Debentures have a term of three years and mature on December 28, 2008, pay interest at the rate of 6% per annum, initially payable semi-annually on January 1 and July 1 of each year beginning July 1, 2006, and are secured by a grant of a security interest into substantially all of the Company’s assets. The Company may elect to pay interest on the 6% Secured Debentures in cash or in shares of common stock, subject to certain conditions related to the market for such shares stock and the registration of the shares issuable upon conversion of the 6% Secured Debentures under the Securities Act of 1933, as amended (the “Securities Act”).

The 6% Secured Debentures are convertible at any time at the option of the holder into shares of the Company’s common stock at a price of $0.85 per share, subject to adjustment as set forth therein. If, after the effective date of the registration statement we agreed to file under the Securities Act (the “Registration”), the closing price for the Company’s common stock exceeds $1.70 for any 20 consecutive trading days, The Company may, within one trading day after the end of such period, require the holders of the 6% Secured Debentures to immediately convert all or part of the then outstanding principal amount of their 6% Secured Debentures. The terms of the conversion rights also contain certain dilution provisions.

The Company has reviewed the accounting for registration rights terms relating to the shares of common stock issuable upon the conversion and exercise, respectively, of the 6% Secured Convertible Debentures and related warrants under the recently adopted FSP EITF 00-19-2. The Company granted demand registration rights to the purchasers of the 6% Secured Debentures which requires the Company to file an initial registration 45 days following demand. Under the registration rights agreement, the Company incurs a penalty if it fails to file within the 45 day period or if the SEC had not declared the registration effective 90 days after filing. The holders of the 6% Secured Debentures have not demanded registration. The Company believes it can comply with a demand for registration in a timely manner and therefore no accrual for the registration rights penalties has been made.”

On December 28, 2005, pursuant to the purchase agreements with the purchasers of the 6% Secured Debentures, the Company issued warrants to purchase an aggregate of 941,176 shares of common stock for $1.00 per share, on or prior to December 28, 2010 and short term warrants to purchase up to an aggregate of 941,176 additional shares of common stock for $0.85 per share, each subject to anti-dilution adjustments, including a “full ratchet down” to the purchasers of the 6% Secured Debentures. The short term warrants are exercisable at any time prior to the earlier of December 28, 2007 (subsequently changed to December 28, 2010) or twelve months after the effective date of the Registration Statement. If no effective registration statement is obtained after one year then such warrants have a cashless exercise option feature.

Upon the occurrence of certain events of default defined in the 6% Secured Debentures, including events of default under the transaction documents related to the financing, the full principal amount of the 6% Secured Debentures, together with interest and other amounts owing, become immediately due and payable, the principal obligation increases to 130% of the principal balance and the interest rate increases to 18%.

The transaction documents relating to the 6% Secured Debentures issued in December 2005 contained a covenant that the Company would obtain the conversion of an aggregate of $746,600 principal and related interest into shares of the Company’s Common Stock at or above $0.67 per share on or before January 15, 2006. On February 1, 2006, as part of the sale of an additional $375,884 of the 6% Secured Debentures described above, the Company and the holders of all outstanding 6% Debentures agreed to modify the covenant to permit the Company to issue 604,956 shares of common stock and pay $405,744 in full satisfaction of such outstanding principal and interest concurrently with the additional investment and waived prior defaults. Two of the parties that agreed to accept shares of common stock in lieu of repayment were directors of the Company, of which one received 75,078 shares in satisfaction of $50,303 of principal and interest and the other received 76,969 shares in lieu of $51,989 of principal and interest.

On February 1, 2006, and February 24, 2006 the Company issued $375,884 and $500,000, respectively, of additional principal of 6% Secured Debentures on substantially the same terms as those debentures issued on December 28, 2005. As a result, an aggregate of $2,875,884 of these debentures were outstanding as of February 28, 2006. On February 1, 2006 and February 24, 2006 the Company issued 176,887 and 235,294 additional short and long term warrants, respectively, to the purchasers of the additional 6% Secured Debentures. As a result, there were 1,353,357 short and 1,353,357 long term warrants outstanding as of May 31, 2007.

On March 31, 2006, the Company issued $500,000 additional principal of the 6% Secured Debentures to a limited liability company owned equally by the wife of our chairman and another director on substantially the same terms as the 6% Secured Debentures issued on December 28, 2005. After giving effect to this additional issuance, there was $3,375,884 principal amount of the 6% Secured Debentures outstanding, as well as 1,588,651 of the five year and 1,588,651 of the short term warrants outstanding.

The Company received an advance of $500,000 from one of the holders of 6% Secured Debentures on June 1, 2006.  The advance was due on demand and forgiven in exchange for $500,000 principal amount of 6% Secured Debentures and related warrants on June 30, 2006.

The Company issued $1,773,471 aggregate principal amount of 6% Secured Debentures on June 30, 2006.  The consideration received by the Company for the Secured Debentures consisted of $500,000 cash, forgiveness of repayment of the $500,000 advance received June 1, 2006, forgiveness of $773,470 related party debt due to Andreas Typaldos, the Company’s Chairman and principal shareholder and a limited partnership controlled by his wife. The debentures have a term of three years and mature on December 28, 2008. The 6% Secured Debentures pay interest at the rate of 6% per annum, payable semi-annually on January 1 and July 1 of each year beginning January 1, 2007.  These debentures are on substantially the same terms as, and rank pari passu to, an aggregate of $3,875,884 of 6% Secured Debentures outstanding as of May 31, 2006.  The Company issued 834,575 short term and 834,574 long term warrants to the purchasers of the 6% Secured Debentures and entered into a security agreement granting the purchasers a security interest in its assets to secure the Company’s obligations under the debentures. Obligations under the debentures are guaranteed by the Company’s wholly-owned operating subsidiary.  At the same time, the outstanding short term warrants were amended to expire at the earlier of December 28, 2010 or the twelve months after the effective date of the Registration Statement.

On June 30, 2006, the Company signed a letter amendment to the consulting agreement with Andreas Typaldos dated May 21, 2004. The amendment removes the condition that the Company raise $1,000,000 of equity financing before paying consulting fees that accrued at the rate of $15,000 per month commencing June 1, 2006 as an inducement for Mr. Typaldos forgiving the $360,000 of accrued and unpaid fees in exchange for the $360,000 principal amount of 6% Secured Debentures and related warrants.

On August 18, 2006, the Company entered into an amendment agreement with the holders of the $3,875,884 principal amount of 6% Secured Debentures outstanding as of May 31, 2006, including a limited liability company owned by the wife of our Chairman, and one of our directors. The Amendment agreement makes material changes to the securities purchase agreements, warrants, registration rights agreements, security agreements and other ancillary documents we executed in connection with an aggregate of $3,875,884 of 6% debentures the Company sold during the period from December 28, 2005 to March 31, 2006.  The material changes give the holders the same rights of redemption in the event of a cash purchase of our assets as those held by the of $1,773,470.83 aggregate principal amount of 6% Secured Debentures issued on June 30, 2006. As a result of the Amendment, all of the 6% Secured Debentures and warrants must be redeemed by the Company at a premium if it agrees to sell all of the Company’s assets to a third party for cash and cash equivalents. In addition, as a result of the amendment, all holders of the 6% Secured Debentures have the right to have shares of Common Stock issuable upon conversion of the debentures and exercise of the related warrants registered for resale under the Securities Act of 1933 within 60 days after receiving written demand of the holders of 60.1% of such securities and have it declared effective 90 days thereafter.

On September 26, 2006, October 19, 2006 and November 30, 2006, the Company issued $500,000, $500,000 and $400,000, respectively, of additional principal of the 6% Secured Debentures on substantially the same terms as the 6% Secured Debentures previously issued by the Company.  The Company issued 658,824 short term and 658,824 long term warrants to the purchasers of the 6% Secured Debentures.

On January 8, 2007, the Company entered into an amendment agreement with the holders of the 6% Secured Debentures.  The Amendment agreement makes material changes to the securities purchase agreements, warrants, registration rights agreements, security agreements and other ancillary documents we executed in connection with the 6% debentures the Company sold during the period from December 28, 2005 to January 8, 2007, including removing the negative covenant prohibiting the Company from issuing stock, warrants or convertible securities at a fixed price to finance its operations, permitting the issuance of additional secured debentures and warrants on the same terms as the outstanding such securities, and providing that interest due on the debentures on January 1, 2007 and July 1, 2007 be added to principal on those dates.

On January 8, 2007 and February 28, 2007, the Company issued $288,000 and $327,000, respectively, of additional principal of the 6% Secured Debentures on substantially the same terms as the 6% Secured Debentures previously issued by the Company.  The Company issued 289,410 short and 289,410 long term warrants issued with these 6% Secured Debentures.

On September 26, 2006, October 19, 2006 and November 30, 2006, the Company issued $500,000, $500,000 and $400,000, respectively, of additional principal of the 6% Secured Debentures on substantially the same terms as the 6% Secured Debentures previously issued by the Company.  The Company issued 658,824 short term and 658,824 long term warrants to the purchasers of the 6% Secured Debentures.

During the fourth quarter of 2007, the Company issued an aggregate of $1,264,106 of additional principal of the 6% Secured Debentures on substantially the same terms as the 6% Secured Debentures previously issued by the Company.  The Company issued 594,874 short term and 594,874 long term warrants to the purchasers of the 6% Secured Debentures.  The individual issuances are identified below:

March 12, 2007	$20,000
March 28, 2007	150,000
April 15, 2007	115,000
April 30, 2007	70,000
May 10,2007	380,000
May 31, 2007	529,106
Total during the 4th quarter of 2007	$1,264,106

During the first half of 2008, the Company borrowed $855,000 at the times set forth below, on an unsecured basis from affiliates of the Company’s Chairman and two non-employee directors, with the understanding that these advances would be exchanged for additional 6% Secured Debentures and related warrants.  Such an exchange is subject to the consent of the holders of outstanding 6% Secured Debentures or the satisfaction of the holders’ pre-emptive rights.

July 10, 2007	$215,000
August 3, 2007	150,000
August 22, 2007	50,000
August 27, 2007	20,000
August 31, 2007	50,000
September 28, 2007	100,000
October 16, 2007	60,000
October 30, 2007	90,000
November 7, 2007	70,000
November 19, 2007	50,000
Total during the 1st half of 2008	$855,000

On December 15, 2007, this related party debt was converted to additional principal of the 6% Secured Debentures on substantially the same terms as the 6% Secured Debentures previously issued by the Company.  The Company issued 402,353 short-term and 402,353 long-term warrants to the purchasers of the 6% Secured Debentures.  Based on the issuance date of the debentures, debt discounts were recorded in the third quarter of 2008 in the amount of $118,723, respectively for 402,353 short and 402,353 long term warrants issued with these 6% Secured Debentures.

The amortization recorded attributed to all the debt discounts amounted to $303,803 and has been recorded as interest expense for the year ended May 31, 2008.

On December 6, 2007, the Company entered into an Amendment Agreement with the holders of the outstanding 6% Secured Debentures which made material changes to the 6% Secured Debentures and other ancillary documents we executed in connection to an aggregate of $8,428,461 of 6% Secured Debentures sold to investors during the period from December 28, 2005 to May 31, 2007.  The material changes were made, at the Company’s request, to facilitate the possible private placement of equity securities included:

•
waiver of defaults which could have occurred as a result of the Company failing to make an interest payment of approximately $230,000 on January 1, 2008 until the earlier of an equity financing or March 3, 2008;

•
deferral of any request on the part of the holders of the 6% Secured Debentures, to require the filing of a registration statement under the Securities Act within 45 days of the request until April 15, 2008;

•	waiver of pre-emptive rights with respect to the equity financing; and

•
extending the maturity date of the 6% Secured Debentures twelve months to December 28, 2009 and converting all interest payments into additional principal (as of the date such payment is due) if the Company completes equity financing of $2.0 million on or before March 3, 2008.

The Company also agreed to amend the 10,065,210 warrants outstanding and issued with the then outstanding 6% Secured Debentures to be consistent with the 804,706 new warrants issued December 15, 2007 by extending the expiration date from an outside date of December 28, 2010 to December 28, 2012 and removing any restriction on exercising the warrants on a cashless basis or any provision which accelerates the expiration date if the shares issuable on exercise of the warrants are registered for resale under the Securities Act.

Additional Financing

From June 1, 2008 to August 31, 2008, we completed an additional $50,000 of financing which was converted into equity in August 2008.

On August 7, 2008, we issued 1,690,080 units each consisting of two shares of our common stock and one warrant to 18 accredited investors for aggregate consideration of $845,038.47.  Of this consideration, $762,593.66 was cash or cash advances incurred after April 15, 2008 and the balance was in exchange for prior obligations for borrowed money and other accounts payable.  The warrants are exercisable until June 30. 2013 and entitle the holder to acquire one additional share of our common stock for $0.25 per share. We issued the shares of common stock and warrants in reliance on Rule 506 of Regulation D, Section 4(2) and 4(11) of the Act for privately placed securities issued to accredited investors.  No broker dealer was engaged for the offering and we did not pay any commissions in connection with the sale of these securities.

During the 3rd quarter of 2008, a deferred expense was recorded in the amount of $774,789 for the extension of the expiration date of the warrants to December 28, 2012.  The amortization recorded for the year 2008 was $103,306 and has been recorded as interest expense for the year ended May 31, 2008.

On April 2, 2008, the Company entered into a Waiver and Amendment Agreement with the holders of $9,283,461 issued principal amount of 6% secured convertible debentures due December 28, 2008.  Pursuant to the Waiver and Amendment, the Holders agreed to waive all potential defaults caused by our not making a scheduled interest payment of approximately $255,000 which became due under the terms of the Debentures, as previously amended on March 3, 2008.  The Holders agreed to add the interest due to principal and make such a waiver in exchange for the Company issuing additional Debentures equal to 10% of the principal amount of the Debentures held by the Holders (after adding the past due interest to principal).

As of May 31, 2010, there was a total of $18,037,441 in principal amount, including interest converted to debt, of the 6% Secured Debentures and 9,328,494 warrants outstanding.

During fiscal year 2009, a debt discount was recorded of $134,574 for warrants issued with these 6% Secured Debentures. The amortization recorded attributed to the debt discounts amounted to $480,530 and has been recorded as interest expense for the year ended May 31, 2009.

During fiscal year 2008, a debt discount was recorded of $118,723 for warrants issued with these 6% Secured Debentures. The amortization recorded attributed to the debt discounts amounted to $302,803 and has been recorded as interest expense for the year ended May 31, 2008.

As of May 31, 2010, $19,069,092  of our senior debt and notes payable are in default. As as the respective lenders and Company work toward crafting a forbearance agreement and raising additional capital for the Company.

Other Obligations - As a consequence of the Company raising a aggregate of $3 million of financing since June 2004, pursuant to the Company’s May 2004 employment agreement with its chief executive officer, $91,875 of deferred salary payments for the period from May 2004 to January 2006 representing 24.5% of his agreed salary for such period and a bonus of $65,333 was due December 29, 2005. While the deferred salary of $91,875 has been paid, the bonus of $65,333 remains outstanding. The Company’s chief executive officer temporarily waived the right to receive immediate payment of the $65,333 until May 31, 2007.  The Company’s failure to pay this bonus and other amounts due under the employment agreement gives the chief executive the right to terminate the agreement and continue to receive salary at the annual rate of $300,000 for twelve months following the date of such termination.

The Company has authorized the issue and sale of 6% Subordinated Notes due August 15, 2008 in the aggregate principal amount of not more than U.S. $500,000.  Through year-end May 31, 2008, $125,000 was received as part of this Subordinated Note.

During the year ended May 31, 2010, the Company borrowed $995,500 in unsecured bridge financing at 8% interest to fund critical working capital needs. The due date of these notes is December 1, 2010.

Included in accrued expenses and other liabilities as of May, 31, 2010 is unpaid accrued payroll, bonus, vacation, payroll taxes and expenses due executive officers totaling $2,170,781. Of this amount, $ 974,657 was due to Oleg Logvinov, CEO and President and $1,199,124 was due to three other officers of the Company.

Included in accrued expenses and other liabilities as of May, 31, 2010 is unpaid accrued payroll of $ 3,836,522 (which includes 20 months of unpaid payroll for non-executive employees in the amount of $1,662,741and approximately10 quarters of unpaid executive payroll in the amount of $2,173,781), an unpaid bonus of $65,333 due to the Company’s CEO since December 2005 and unpaid expense reimbursement of approximately $79,000 due to executive officers.

Related Party Activities - As of May 31, 2010 and May 31, 2009, the Company has reported a related party payable in the amount of $247,700 and $187,700, respectively which represents funds that were advance to the Company by Officers of the Company.

In aggregate, $5,102,900 or 38.1% of the $18,037,441 of 6% Secured Debentures, related party debt and notes payable is held by related parties.

DERIVATIVE LIABILITIES

Effective June 1, 2009, the Company adopted the provisions of EITF 07-05 “Determining Whether an Instrument (or Embedded Feature) is Indexed to a Company's Own Stock,” which was codified into ASC Topic 815 – Derivatives and Hedging. ASC 815 applies to any freestanding financial instruments or embedded features that have characteristics of a derivative and to any freestanding financial instruments that are potentially settled in an entity’s own common stock. The Company has 11,735,004 of warrants with exercise reset provisions, which are considered freestanding derivative instruments. ASC 815 requires these warrants to be recorded as liabilities as they are no longer afforded equity treatment assumptions: risk free rates from 1.32% to 1.39%, expected life terms ranging from 0.5 years to 2.0 years, an expected volatility range of 206% to 251% depending on the term of such equity contracts and a dividend rate of 0.0%. The fair value of the warrants issued and outstanding at May 31, 2010, attributed to this derivative liability has been determined to be immaterial due to the low stock price in comparison to the exercise price, hence there was no adjustment to make upon adoption of this accounting standard..

10.	INCOME TAXES

At May 31, 2010, the Company has available unused net operating loss carryovers approximately $35,400,000 that may be applied against future taxable income and expire at various dates through 2030. The Company has a deferred tax asset arising from such net operating loss deductions and has recorded an increase to the full valuation allowance in the amount of $4,287,000 for the year ended May 31, 2010 since the likelihood of realization of the tax benefits cannot be determined.

	2010	2009
Deferred tax asset:
Net operating loss carryforward	$12,277,000	$8,720,000
Accrued Compensation	1,570,000	840,000
Valuation allowance	(13,847,000)	(9,560,000)
Net deferred tax asset	$—	$—

A reconciliation of the statutory federal income tax benefit to actual tax benefit is as follows:

	Year Ended May 31,
	2010	2009

Statutory federal income tax benefit	35%	35%
Permanent timing differences - equity rights	(4%)	(12%)
Income tax benefit not utilized	(37%)	(29%)
State tax benefit	6%	6%

The Company has had greater than 50% change in ownership of certain stock holdings by shareholders of the Company pursuant to Section 382 of the Internal Revenue Code, the net operating losses may be limited as to its utilization on an annual basis. Currently no such evaluation has been performed.

In 2008, the Company sold $4,127,010 of its State Net Operating Loss carryforwards under the State of New Jersey’s Technology Business Tax Certificate Transfer Program (the Program”). The Program allows qualified technology and biotechnology businesses in New Jersey to sell unused amounts of net operating loss carryforwards and defined research and development tax credits for cash. The proceeds from the sale in 2007, net of commissions, were $447,094 and were recorded as a tax benefit in the accompanying statements of operations.  The State renews the Program annually and currently limits the aggregate proceeds to $60,000,000. We cannot be certain if we will be able to sell any of our remaining or future New Jersey loss carryforwards or tax credits under the Program.

The Company was not able to participate in the State of New Jersey Technology Business Tax Certificate transfer Program in fiscal year 2010 due to a loss of two full time employees in New Jersey. The program mandates that 75% of the Company’s full time employees be working in new Jersey at the time of application and at the time of receipt of the tax transfer funds.

11.	SHAREHOLDERS’ DEFICIENCY

2004 transactions-(Unaudited)

a.
On May 7, 2004, CDKNET.com, Inc and Miletos entered into an “Agreement and Plan of Merger” (“the Merger Agreement”). On May 24, 2004, the merger was consummated between a wholly owned subsidiary of CDKNET.com, Inc (CDK Merger Corp) and Miletos, Inc. The successor subsidiary was renamed Arkados, Inc. Because CDKNET.com, Inc and its subsidiaries had no meaningful operations prior to May 7, 2004 and equity ownership in CDKNET.com, Inc. in an amount greater than 50% was issued to the shareholders of Miletos, Inc., this transaction has been recorded as a reorganization of Arkados, Inc. via a reverse merger with CDKNET.com, Inc.

b.
In May 2004, prior to the consummation of the aforementioned reverse merger, the Company; (a) issued 200,000 common shares for services rendered by several individuals valued at $1.50 a share and were expensed prior to the consummation of the aforementioned reverse merger, (b) converted $150,834 of indebtedness owed to a law firm affiliated with the former CEO for 150,000 shares of common stock, (c) converted $165,000 of convertible debentures and related accrued of $51,539 for 549,866 shares of common stock.

c.
Pursuant to the Merger Agreement, as amended, the consideration for the merger consisted of 16,340,577 shares of the Company’s restricted common stock (250,000 of such common shares are contingent shares and will be returned for cancellation unless called upon as a result of a breach of warranty), 39,401 shares of common stock to the former employees of Enikia, 100,000 shares were issued to the major shareholder to assume the satisfaction of certain outstanding 401K liabilities due to the employees of the predecessor entity, 2,484,644 stock options exercisable at $.01 per share, 1,149,998 stock options exercisable at $1.20 per share. In addition $950,200 was raised through the sale of 791,833 shares of common stock of the Company, 41,667 shares of common stock were issued to satisfy $50,000 of indebtedness, and 49,833 shares of common stock for $59,800 of services rendered related to the equity raise. The $59,800 of services rendered was recorded as a cost of raising such equity.

d.
The 883,334 shares issued, pursuant to the terms of the Purchase Agreement relating to the aforementioned equity raise, have certain registration rights. In addition, such shareholders are entitled to liquidated damages, if a registration statement, registering such shares, is not filed within 90 days of June 1, 2004 or if the registration statement is not declared effective until 120 days after June 1, 2004, or 180 days if such registration statement is subject to review by the Securities and Exchange Commission. Such liquidated damages are calculated monthly based on the delayed days of such registration not being effective. Such calculation is 2% per month of the purchase price paid by such shareholders for the 883,333 shares purchased limited to an aggregate of 18% of the aggregate purchase price paid for the 883,333 shares purchased. The Company accrued $190,800 in penalties for the failure to register such shares issued.

e.
The major shareholder of the Company allocated 2,345,410 shares of his shares in the Company to satisfy assumed obligations of Enikia for services previously rendered to the predecessor entities. Pursuant to Topic 5T of the Staff Accounting Bulletins, such contribution of the common shares of the Company have been recorded as a contribution by the shareholder to the Company in satisfaction of such liabilities recorded of $1,288,185.

2005 transactions

f.
During fiscal 2005, the Company issued 575,000 shares of common stock net of another 1,050,000, which was returned for non performance. These shares were valued at the fair market value of such stock upon issuance at prices ranging from $.50 to $2.15 per share. The aggregate compensation expense recorded in this fiscal year for these shares issued was $724,811

g.
During fiscal 2005, the Company issued 610,000 options at an exercise price of $1.20 per share which was above fair market value to its employees and directors and 1,725,000 options to third parties for services rendered at exercise prices ranging from $.01 to $1.20 per share. No compensation has been recorded for the options issued to employees and directors. The options to third parties have been valued at $900,461, which $582,292 has yet to be expensed due to the term of such services being performed.

h.
The Company recorded $234,143 of interest expense related to the valuation of the detachable warrants and the beneficial conversion feature of $750,000 in debt raised from March to May 2005. This debt matured on June 8, 2005, hence predominately all of such interest expense was recorded in fiscal 2005.

i.	In August 2004, a vendor converted $75,496 of payables for 125,000 shares of common stock.

2006 transactions

j.
During the year ended May 31, 2006, the Company issued 750,000 stock options with an exercise price of $.45 per share to management and its employees, which vest over four years. Another 100,000 fully vested stock options with an exercise price of $.45 were issued to a consultant, an expense of $52,420 was recorded for these stock options.

k.
On March 20, 3006, the Company issued warrants to purchase up to 180,000 shares of our common stock for $0.85 per share to Emerging Capital Markets LLC as part compensation for investor relations consulting services for a three month period. The warrants vest in equal thirds on the first day of April, May and June 2006, provided there is no material breach of the related consulting agreement. Such investor relations consulting services agreement also provides for cash compensation in the amount of $20,000 per month for three months. This investor relations consulting agreement also provides for the requirement to obtain approval form this individual for any potential reverse stock splits greater than 1 for 5 and has the option to renew such agreement for another three months on the same terms.

2007 transactions

l.	In June 2006, the Company approved the issuance of 475,000 shares of Arkados stock, or $342,000, to Mr. Andreas Typaldos in recognition of his efforts to obtain financing for Arkados.

m.	During the first quarter of 2007, the Company issued to management and its employees: 1,785,000 stock options with exercise prices ranging from $.43 to $.85; all of which vest over four years.

n.
During the third quarter of 2007, the Company issued 100,000 shares with an exercise price of $.40 per share to the incoming CFO as a component of her employment contract.  Another 240,000 stock options with an exercise price of $.50, vesting over 6 months, were issued to a consultant; an expense of $80,917 was recorded for these stock options.

o.
On March 3, 2007, Arkados Wireless Technologies, Inc., our wholly owned subsidiary, filed a merger certificate completing the acquisition of Aster Wireless, Inc., a previously unaffiliated Delaware corporation.  The consideration for the Merger was 1,000,000 restricted shares of our common stock. In addition, the Company issued an aggregate of 259,000 seven-year options to four employees through the acquisition exercisable at $0.405 per share which vest over 4 years aggregate of 78,564 shares of restricted stock to such employees.  We also issued 300,000 seven-year options to a consultant which vested on March 1, 2008 and are exercisable at $0.405 per share; an expense of $100,146 was recognized.

p.
During the fourth quarter of 2007, the Company issued 3,010,000 stock options with exercise prices ranging from $.33 to $.40 per share to management and its employees, which vest over four years. Another 50,000 fully vested stock options with an exercise price of $.50 were issued to a consultant; an expense of $16,858 was recorded for these stock options.

q.	The Company issued 175,604 shares of its common stock with gross proceeds of $1,756 from the exercise of options by employees.

r.	For the year ended May 31, 2007, the Company incurred a non-cash charge of $418,997 for the amortization of stock options.

2008 transactions

s.
During the first quarter of 2008, the Company issued 30,000 shares to a vendor at a cost of $13,500 for the settlement of an outstanding balance.  During the fourth quarter of 2008, the Company issued 166,667 shares to a consultant at a cost of $50,000.

t.
During the first quarter of 2008, the Company issued 190,000 options to three service providers; an expense in the amount of $50,274 was recognized for these options.  During the fourth quarter, the Company extended the expiration period of 263,333 options for an employee whose contract was not renewed; an expense in the amount of $30,244 was recognized for this extension.  In addition, in the same period, the Company issued 150,000 fully vested options with an exercise price of $.32 to a consultant; an expense in the amount of $24,930 was recognized for these options.

u.	During the third quarter of 2008, the Company issued 2,494,000 stock options with exercise prices of $.30 per share to management and its employees, which vest over four years.

v.
During the fourth quarter of 2008, the Company extended the expiration for two years of 2,227,864 $.01 options due to expire on May 24, 2008 issued to employees at the time of the reorganization. The value determined by Black Scholes of $714,076 will be amortized over the next two years for this extension.

w.	For the year ended May 31, 2008, the Company incurred a non-cash charge of $697,688 for the amortization of stock options.

2009 transactions

x.
500,000 options were awarded to two service providers; an expense in the amount of $90,246 was recognized in the year ended May 31, 2009 for these options.  These stock options and warrants are exercisable for three to ten years from the grant date.

y.	2,134,469 shares of stock were granted to service providers and a former employee during the year ended May 31, 2009; $422,755 of consulting, compensation expense or reduction of accrued compensation.

z.
A refinancing and the closing on new monies received occurred in July 2008, whereby certain debts were extended in conjunction with conversion of some indebtedness in the amount of $409,113 for 944,881 shares of common stock, 2,332,131 warrants were issued to certain debt holders exercisable at $.25 per share expiring on December 1, 2008 were valued at $264,111 and expensed, accordingly, and $810,038 of monies received net of $35,000 in legal fess from May 2008 to July 2008 resulting in 3,380,159 shares of common stock being issued.

aa.
In February 2009 the Company’s Compensation Committee and Board of Director’s elected to cancel certain underwater options that had been granted to employees. A total of 8,438,184 options with exercise prices ranging from $0.25 to $1.20 were cancelled and new options totaling 75% of the total of the cancelled options (6,328,638 options) were issued to employees with an exercise price of $0.15 , the closing price on February 6, 2009, the date of grant. As a result of this measurement, no additional stock compensation expense was required to be recorded on the new options. The unamortized value of the cancelled options of the cancelled options, $888,384, will be amortized over the two year vesting period of the newly issued options. As 50 % of the options were vested on the date of grant, a compensation expense was recorded in the amount of $444,192 on the grant date.

To determine the stock compensation expense of this transaction, the Company, in accordance with FASB Guidance, measured the Black Scholes value of the cancelled option as at the date of grant against the Black Scholes value of the newly issued options on the date of grant. For the year ended May 31, 2010, the Company incurred a non-cash charge of $1,176,794 for the amortization of stock options during the year.

11.	STOCK-BASED COMPENSATION

The Company accounted for its stock option plans under APB No. 25, “Accounting for Stock Issued to Employees,” under which no compensation cost is recognized through May 31, 2005 and provided pro-forma disclosure only as provided for under the FASB Guidance.

Effective June 1, 2005, the Company adopted the FASB Guidance “Accounting for Stock-Based Compensation”.

Compensation based stock option and warrant activity for warrants and qualified and unqualified stock options are summarized as follows:

	Shares	Weighted Average Exercise Price
Outstanding at May 31, 2006	6,886,652	$0.64
Granted	5,824,000	0.49
Exercised	(175,604)	0.01
Expired or cancelled	0	—
Outstanding at May 31, 2007	12,535,048	$0.58
Granted	5,365,197	0.21
Exercised	0
Expired or cancelled	(2,927,864)	0.22
Outstanding at May 31, 2008	14,972,381	$0.51
Granted	14,427,600	0.15-0.25
Exercised	0
Expired or cancelled	(9,438,184)	0.25-1.20
Outstanding at May 31, 2009	19,961,797	$0.27
Granted	0
Exercised	2,228,364	0.01
Expired or cancelled	583,197	0.25
Outstanding at May 31, 2010	17,150,236	$0.30

Information, at date of issuance, regarding stock option grants during the year ended May 31, 2010. There were no stock option grants made during the year ended May 31, 2010.

Year ended May 31, 2010	Shares	Weighted- Average Exercise Price	Weighted- Average Fair Value
Exercise price exceeds market price	—	$—	$—
Exercise price equals market price	—	$—	$—
Exercise price is less than market price	—	$—	$—

The following table summarizes information about options outstanding and exercisable at May 31, 2010:

	Options Outstanding and exercisable
	Number Outstanding	Weighted- Average Remaining Life In Years	Weighted- Average Exercise Price	Number Exercisable
Range of exercise prices:
$.01 to $0.25	13,107,236	4.5	$0.20	9,959,239
$0.26 - $1.00	2,957,000	4.5	$0.30	2,957,000
$1.01 - $1.20	1,086,000	1.5	$1.20	1,086,000

	17,150,236,797		$0.30	14,002,239

The compensation expense attributed to the issuance of the options and warrants will be recognized as they vest / earned. These stock options and warrants are exercisable for three to ten years from the grant date.

The employee stock option plan stock options are exercisable for ten years from the grant date and vest over various terms from the grant date to three years.

The issuance of warrants attributed to debt issuances are summarized as follows:
	Shares	Weighted Average Exercise Price
Outstanding at May 31, 2006	4,392,874	$.84
Granted	4,655,366	.93
Exercised	0	—
Expired or cancelled	0	—
Outstanding at May 31, 2007	9,048,240	.88
Granted	1,821,676	.85
Exercised	0	—
Expired or cancelled	(825,000)	.67
Outstanding at May 31, 2008	10,044,916	.84
Granted	4,022,225	0.25
Exercised	0
Expired or cancelled	(2,332,137)	0.85
Outstanding at May 31, 2009	11,735,004	0.63
Granted	0	—
Exercised	0	—
Expired or cancelled	0	—
Outstanding at May 31, 2010	11,735,004	0.63

Information, at date of issuance, regarding warrant grants during the year ended May 31, 2010. There were no warrant grants made during the year ended May 31, 2010.

Year ended May 31, 2010	Shares	Weighted- Average Exercise Price	Weighted- Average Fair Value
Exercise price exceeds market price	—	$—	$—
Exercise price equals market price	—	—	—
Exercise price is less than market price	—	—	—

The following table summarizes information about warrants and exercisable at May 31, 2010:

	Outstanding and exercisable
	Number Outstanding	Weighted- average remaining life in years	Weighted- Average Exercise Price	Number Exercisable
Range of exercise prices:
$.01 to $.25	4,022,225	2.6	$.25	4,022,225
$.26 - $.99	7,712,779	2.6	$.85	7,712,779

	11,735,004			11,735,004

Interest expense attributed to the aforementioned warrants is being amortized over the ratable term of each respective debt arrangement.

12.	COMMITMENTS AND CONTINGENCIES

a.
The Company leases office space in Piscataway, New Jersey pursuant to a lease that began on May 8, 2006 and which expired on July 31, 2009. On July 1, 2009, the company entered into a five year renewal lease with its landlord and will remain in its present facility through July 31, 2014. The annual base rent is approximately $103,670.  The Company also leases office space in New York pursuant to a lease that began on March 1, 2007 and which expired on February 23, 2009. The annual base rent is approximately $10,400. The company is presently leasing the New York premises on a month to month basis. There are no other material rental or lease commitment arrangements as of May 31, 2010.

Total rental expenses for the years ended May 31, 2010 and 2009 were approximately $133,705 and $132,098, respectively.

b.
The Company and its’ subsidiary, Arkados, have entered into employment agreements with all of the employees of Arkados, including the CEO, CFO and VP of Worldwide Operations of the Company. The general terms of the combined employment agreements are; (a) each employment agreement provides for a base salary up to $300,000 depending on the employment position of such employee, (b) each employee will receive standard employment benefits comparable to those previously provided.

Interim Financial Statements

PART I. FINANCIAL INFORMATION

Item 1.  Financial Statements.

ARKADOS GROUP, INC. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(Unaudited)

	30-Nov-10	31-May-10
Assets
Current assets
Cash	$11,111	$16,345
Accounts receivable	—	7,709

Total current assets	11,111	24,054

Equipment, net	15,687	28,272

Deferred financing expenses, net	153,502	284,126

Intangible assets, net	101,431	139,921

Other assets	31,828	33,768

	$313,559	$510,141

Liabilities and Stockholders’ Deficiency

Current liabilities:
Accrued expenses and other liabilities	$12,448,808	$9,927,810
Related Party Borrowings	252,799	247,700
Note Payable	1,319,502	1,142,301
Current portion convertible debentures and penalties	16,143,552	16,127,388
Payroll taxes and related penalties and interest payable	936,906	936,906

Total current liabilities	31,101,567	28,382,105

Stockholders’ deficiency
Convertible preferred stock - $.0001 par value; 5,000,0000 shares authorized, zero shares outstanding
Common stock, $.0001 par value; 100,000,000 shares authorized 24,926,261and 34,926,261, respectively, issued and outstanding	3,493	3,493
Additional paid-in capital	22,991,975	22,890,547
Treasury stock	(16,000)	(16,000)
Accumulated Deficit during Development Stage	(53,767,476)	(50,750,004)
Total stockholder’s deficiency	(30,788,008)	(27,871,964)
	$313,559	$510,141

The accompanying notes are an integral part of these condensed consolidated financial statements

ARKADOS GROUP, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three	For the Three	For the Six	For the Six	Cumulative
	Months	Months	Months	Months	during the
	Ended	Ended	Ended	Ended	Development
	30-Nov-09	30-Nov-10	30-Nov-09	30-Nov-10	Stage
					(March 24, 2004
					to
					November 30,2010)
Net Sales	$2,500	$74,328	$126,006	$128,411	$3,121,409

Cost of Goods Sold	2,500	84,328	126,900	138,411	2,153,208

Gross Profit	—	(10,000)	(894)	(10,000)	968,201

Research and Development Expenses	919,637	316,060	1,358,979	739,350	12,061,256
General and Administrative Expenses	318,480	219,899	977,160	451,422	21,002,483

Net Loss From Operations	(1,238,118)	(545,959)	(2,337,033)	(1,200,772)	(32,095,538)

Other Income (Expenses):
Secured Debt Default Penalty		—	(3,622,083)	—	—
Interest Expense	(818,310)	(883,905)	(1,461,560)	(1,817,602)	(14,237,134)
Net Loss Before Income Taxes	(2,056,428)	(1,429,864)	(7,420,676)	(3,018,373)	(46,332,671)
Provision for Income Taxes	—	—	—	—	(841,562)

Net Loss	$(2,056,428)	$(1,429,864)	$(7,420,676)	$(3,018,373)	$(45,491,109)

Net Loss per share - Basic and diluted	$(0.06)	$(0.04)	$(0.23)	$(0.09)

Weighted Average of Common Shares Outstanding - Basic and diluted	32,738,697	34,926,261	32,738,697	34,926,261

The accompanying notes are an integral part of these condensed consolidated financial statements

ARKADOS GROUP, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Six Months Ended	For the Six Months Ended	Cumulative During the Development Stage
	November 30,	November 30,	(March 24, 2004 to
	2009	2010	November 30, 2010)
Cash Flows From Operating Activities
Net Loss	$(7,420,676)	$(3,018,373)	$(45,491,109)
Adjustments to reconcile net loss to net cash provided by (used) in operating activities
Depreciation and Amortization	305,013	51,075	1,628,797
Common stock and warrants issued for services	737,534	101,428	11,203,946
Warrants and beneficial conversion rights with debt	—		627,716
Debt and Interest penalty	3,981,482	16,164	4,699,286
Accounts Receivable	(131,385)	7,709
Inventory	(29,819)	—	630
Deferred Expenses	(118,579)	130,624	804,870
Prepaid and Other assets	20,460	1,940	(79,041)
Payroll Taxes and related penalties and interest payable			(22,916)
Related Party Payable	—	65,099	65,099
Accounts Payable and accrued expenses	2,443,189	2,521,898	12,434,992
Net Cash Provided by (Used) in Operating Activities	(212,781)	(122,436)	(14,127,730)
Cash Flows from Investing Activities
Purchases of capital expenditures and Patents	—	0	(140,671)
Net Cash Used in Investing Activities	—	0	(140,671)
Cash Provided by Financing Activities
Loan payable - related party	—		1,586,726
Note Payable	202,450	117,202	1,444,504
Contribution of capital	—		1,232,646
Exercise of stock options			23,635
Private Placement	—		810,038
Proceeds from Convertible Debt	—	—	1,066,550
Repayment of debt	—		(469,256)
Issuance of Debentures	—		9,533,411
Repayment of related party debt	—		(949,027)
Net Cash Provided by (Used) in Financing Activities	202,450	117,201	14,279,227
Net (Decrease) Increase in Cash	(10,331)	(5,234)	10,826
Cash, beginning of the period	10,371	16,345	285
Cash, end of the period	$40	$11,111	$11,111
Supplemental cash flow information
Debt discount	$35,492	$
Cash paid for interest	$—	$—
Cash paid for taxes	$—	$—

The accompanying notes are an integral part of these condensed consolidated financial statements

ARKADOS GROUP, INC. & SUBSIDIARIES
 NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS
Six Months Ended November 30, 2010 and 2009
(Unaudited)

NOTE 1 - DESCRIPTION OF BUSINESS

Arkados Group, Inc. (the “Company”), a development stage enterprise, is a fabless semiconductor company providing integrated system-on-chip solutions that directly support networking, smart grid and multimedia applications.  Arkados, “the HomePlug Applications Company,” delivers a universal platform that enables the effortless networking of home entertainment and computer devices using standard electricity lines. We also license some ingredient technologies for wireless multimedia solutions. The Company’s system-on-chip solutions are uniquely designed to drive a wide variety of powerline-communication solutions such as utility company applications, and powerline-enabled consumer electronics and home computing products, such as stereo components, radios, speakers, MP3 players, computers, televisions, gaming consoles, security cameras and cable and DSL modems. With Arkados’ solutions, customers can bring numerous sophisticated, full-featured products to market faster at a lower overall development cost using a single platform: the company’s versatile and programmable ArkTIC ®  platform. Arkados solutions leverage the benefits of standard powerline communications technologies that are used worldwide for in-building and to-the-home Broadband Powerline (“BPL”) applications.  The Company is a member of an industry alliance of several companies referred to as the HomePlug Powerline Alliance, “HomePlug”, for developing the standard of such technologies and is a member of the IEEE P1901 working group.

The attached summary consolidated financial information does not include all disclosures required to be included in a complete set of financial statements prepared in conformity with accounting principles generally accepted in the United States of America.  Such disclosures were included with the financial statements of the Company at May 31, 2010, and included in its report on Form 10-K.  Such statements should be read in conjunction with the data herein.

The summary consolidated financial information reflects all adjustments, which, in the opinion of management, are necessary for a fair presentation of the results for the interim period expected for the year.

We began the transition from development stage company in fiscal year ended May 31, 2008 by generating revenue of $855,676 and generated $763,040 of revenue in the fiscal year ended May 31, 2009. During Fiscal 2009, we obtained a second extension of convertible subordinated notes which expired June 30, 2009, obtained a limited waiver of anti-dilution rights held the holders of secured convertible notes to facilitate equity financing, and added Harris Cohen to our board of directors.

As of May 31, 2010, $18,426,377 of secured debt principal plus interest, of which $5,205,617 is held by related parties is in default, as is $1,031,651 in principal and interest on unsecured notes due June 29, 2009.  In addition, as of May 31, 2010, $4,167,522 of salary remains due to our employees and our accounts payable was approximately $1,959.636 of which $1,656,244 was over 90 days.

As of November 30, 2010, $20,041,076 of secured debt principal plus interest, of which $5,661,716 is held by related parties, is in default, as is $1,055,713 in principal and interest on unsecured notes due June 29, 2009. In addition, as of November 30, 2010, 5,049,903of salary remains due to our employees and our accounts payable was approximately $2,139,379 of which $2,044,929 was over 90 days.

We continue to negotiate with the holders of each class of debt to fashion a forbearance agreement, compromise or convert outstanding debt into equity and thereby facilitate raising additional investor capital and are exploring restructuring alternatives including selling assets and refocusing Arkados’ business in the powerline networking space.  We have also received indications of interest from potential private and strategic investors concerning the terms and conditions upon which they would make an investment in Arkados, including the terms upon which the secured debt and other debt would have to be compromised and converted for them to make such investments, but there is no binding commitment on anyone’s part to complete the transactions.

Finally, without commitment on anyone’s part, we have discussed converting a substantial portion of past due compensation with our employees if the restructuring of our debt can be completed and financing can be obtained for the continuing business.  Pending the completion of these transactions, we are financing operations by issuing bridge notes to investors that would participate in an equity financing if the debt can be restructured.  If the debt can be restructured and the financing proceeds, these investors would be able to make the equity investment in Arkados at a discount of 33% from the price other investors are offered.  In the event the financing is not completed, the bridge notes are due with interest at the annual rate of 8% on December 1, 2010,  however it is unlikely that such note would be paid as the amount of our secured debt outstanding to which the bridge notes are subordinated, far exceeds the fair value of our assets.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.
Basis of Presentation – The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  The Company has incurred net losses of over $45 million since inception including a net loss in excess of $11.5 million for the year ended May 31, 2010 and $3.0 million for the six months ended November 30, 2010.  Additionally, the Company had a net working capital deficiency and shareholders’ deficiencies at November 30, 2010 and May 31, 2010 and negative cash flow from operations since inception. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  Management expects to incur additional losses in the foreseeable future and recognizes the need to raise capital to remain viable. The accompanying consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

b.
Principles of consolidation – The consolidated financial statements include the accounts of Arkados Group, Inc. and its wholly owned subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.

c.
Business combinations – We account for acquired businesses using the purchase method of accounting which requires that the assets and liabilities assumed be recorded at the date of acquisition at their respective fair values. Because of the expertise required to value intangible assets and intellectual property research and development “IPR&D”, we typically engage a third party valuation firm to assist management in determining those values. Valuation of intangible assets and IPR&D entails significant estimates and assumptions including, but not limited to: determining the timing and expected costs to complete projects, estimating future cash flows from product sales, and developing appropriate discount rates and probability rates by project. We believe that the fair values assigned to the assets acquired and liabilities assumed are based on reasonable assumptions. To the extent actual results differ from those estimates, our future results of operations may be affected by incurring charges to our statements of operations. Additionally, estimates for purchase price allocations may change as subsequent information becomes available

d.
Fair Value of Financial Instruments – The carrying value of cash, accounts receivable, other receivables, accounts payable and accrued expenses approximate their fair values based on the short-term maturity of these instruments. The carrying amounts of debt were also estimated to approximate fair value. The Company can not estimate the fair value of the remaining outstanding payroll taxes penalties and interest recorded in connection with the merger.

e.
Reclassification – Certain amounts have been reclassified to conform to the current period’s presentation.  The allocation of costs between Research & Development Expenses and General Administration Expenses has been changed to incorporate all costs of Research & Development including personnel costs, facility cost, and direct research costs for parts and services.  Formerly, only direct research expenses for parts and services were included under the caption “Research and Development Expenses”.  These reclassifications had no effect on previously reported net earnings.

f.
Revenue Recognition – The Company derives revenues from two sources – sales of products and revenues from services in the form of custom development activities.  For product sales, revenue is recognized when our products are shipped to our customers. For sales related to development, the Company has recorded revenues pursuant to a number of long term development contracts. The revenues are earned and recorded based on pre-determined milestones. When revenues within a pre-determined milestone have been partially earned, the Company records such progress billings as “Revenues earned not yet billed.” Such revenues are billable under the terms of the arrangement once the milestone has been fully completed. The Company also monitors estimated costs to complete its obligation to fulfill the terms of such long term contracts and compares such costs to the expected revenues to be earned to ensure that estimated losses are recorded on a timely basis.

g.
Loss Per Share – Basic net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding.  Vested stock options and warrants have not been included since there is a net loss and the effect of including these options and warrants would be anti-dilutive.

h.
Tax Provision – No tax provision is required at this time since the company expects to be in a tax loss position at year-end May 31, 2010 and has net operating losses from previous years. The Company has established a 100% valuation allowance against the deferred tax asset.

In December 2007, the Company sold $4,967,706 of its State Net Operating Loss carryforwards under the State of New Jersey’s Technology Business Tax Certificate Transfer Program (the Program). The Program allows qualified technology and biotechnology businesses in New Jersey to sell unused amounts of net operating loss carryforwards and defined research and development tax credits for cash. The proceeds from the sale in 2007 were $400,149.  This amount has been recorded as a tax benefit in the consolidated statements of operations in 2008. The State renews the Program annually and limits the aggregate proceeds to $10,000,000. We cannot be certain if we will be able to sell any of our remaining or future carryforwards under the Program.

On September 9, 2008, the Company was approved for the sale of its 2007 Net Operating Losses of approximately $4,200,000 under the Program in addition to the sale of its Research and Development Tax Credits.  The actual sale and receipt of funds was received in the first half of December 2008

i.
Accounting for Uncertainty of Income Taxes (“FIN 48”) – In June 2006, the Company adopted guidance for  the Financial Accounting Standards Board issued Interpretation , Accounting for Uncertainty in Income Taxes (“FIN 48”). This Interpretation clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements and prescribes a recognition threshold of more-likely-than-not to be sustained upon examination. Measurement of the tax uncertainty occurs if the recognition threshold has been met. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. Arkados conducts business in the U.S. and, therefore, files U.S. and New Jersey income tax returns. In the normal course of business, the Company is subject to examination by taxing authorities. At present, there are no ongoing audits or unresolved disputes with the various tax authorities with whom the Company files. Given the Company’s substantial net operating loss carryforwards (“NOLs”, which are subject to a full valuation allowance) as well as the historical operating losses, the adoption of FIN 48 on June 1, 2007 did not have any effect on our financial position, results of operations or cash flows as of November 30, 2010.

j.
Stock Options –.  The Company adopted Guidance for , “Share Based Payments.”  The guidance requires companies to expense the value of employee stock options and similar awards and applies to all outstanding and vested stock-based awards.

In computing the impact, the fair value of each option is estimated on the date of grant based on the Black-Scholes options-pricing model utilizing certain assumptions for a risk free interest rate; volatility; and expected remaining lives of the awards. The assumptions used in calculating the fair value of share-based payment awards represent management’s best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and the Company uses different assumptions, the Company’s stock-based compensation expense could be materially different in the future. In addition, the Company is required to estimate the expected forfeiture rate and only recognize expense for those shares expected to vest. In estimating the Company’s forfeiture rate, the Company analyzed its historical forfeiture rate, the remaining lives of unvested options, and the amount of vested options as a percentage of total options outstanding. If the Company’s actual forfeiture rate is materially different from its estimate, or if the Company reevaluates the forfeiture rate in the future, the stock-based compensation expense could be significantly different from what we have recorded in the current period. The impact of applying such guidance approximated $101,428, respectively, in additional compensation expense during the six months ended November 30, 2010.  Such amount is included general and administrative expenses on the statement of operations.

In accordance with the guidance for share based payments, the fair value of each option grant has been estimated as of the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions:

	For Six Months Ended	For Six Months Ended
	November 30, 2010	November 30, 2009
Risk free interest rate	1.47-2.00%	2.57 - 2.71%
Expected life	3-5 years	3-5 years
Dividend rate	0.0%	0.00%
Expected volatility	223-294%	223-294%

k.	Recently Issued Accounting Pronouncements

All  new and not effective accounting pronouncements have been deemed not to be relevant.

l.	Subsequent Events

The Company evaluates subsequent events for inclusion in the financial statements through the date that the financial statements are available to be issued.

NOTE 3 – REVENUE RECOGNITION

During the three and six month periods ended November 30, 2010 and the same periods of the prior fiscal year, the Company sold and delivered $0 and $0 of chips and $0 and $0, respectively, to customers.  In addition, during the three and six month period ended November 30, 2010 and the same period of the prior fiscal year, the Company recognized revenues related to development contracts in the amounts of approximately $74,238 and $128,411 and

$2,500 and126,006, respectively.  The revenue was recognized as was an amount for cost of goods sold amount that was calculated based upon the estimated costs the Company incurred to deliver the products.  These costs were, for the most part, related to labor, outside fabrication services, and supplies and materials.

NOTE 4 – CONVERTIBLE DEBENTURES AND RELATED PARTY PAYABLES

2004 6% Convertible Notes - During the period from October to November 2005, the Company borrowed $500,000 from certain of its existing stockholders for working capital needs and such obligation is represented by notes. The notes, recorded as Related Party Payables, bore interest at 6% per annum and contained certain conversion features which would have been triggered if the Company had sold equity at or above $1.25 per share. No expense was recorded for the beneficial conversion feature, since conversion price was always at or above market. The notes’ maturity was initially October 15, 2005, which was extended from time to time by the holders.  In February 2006, the Company and holders of $175,000 of the outstanding principal of the notes agreed to discharge the Company’s obligations for 160,765 shares of common stock and the payment of $81,018.  The remaining $325,000 of principal outstanding was held by an affiliate of the Company’s Chairman of the Board.  On June 30, 2006, the principal and interest on the remaining $325,000 due were forgiven in exchange for an equivalent amount of 6% secured convertible debentures and warrants.

2005 6% Convertible Notes - During the period from July 7, 2005 to September 23, 2005, the Company raised $912,500 and $154,000, respectively, of gross proceeds from the private placement of an aggregate of 10.665 units (the “Units”) each consisting of $100,000 principal amount 6% convertible subordinated promissory notes (the “6% Notes”) and 14,286 detached warrants (the “Warrants”) to purchase a like number of shares of the Company’s common stock, for $0.35 per share.  The Company issued an aggregate of 152,359 Warrants to the purchasers of the Units, which have been valued at $74,802 and will be amortized as interest expense over the term of the 6% Notes.  In addition, the Company issued 238,213 common stock warrants exercisable at $0.65 as part compensation to the placement agent, which have been valued at $111,668 and will be amortized as interest expense along with other expenses of the offering. Both the $0.35 and $0.65 Warrants have a “net exercise” provision that permits the holder to convert the Warrants into shares of the Company’s common stock.  The 6% Notes (1), when issued were due July 7, 2007 with interest at the annual rate of 6% from the date of original issuance (increasing to 12% per annum from an event of default as defined in the 6% Notes); (2) are unsecured obligations of the Company and subordinated to senior secured loans to the Company (if any) from banks, finance companies and similar institutions that extend credit in the regular cause of such institution’s business; (3) are convertible, subject to certain conditions and at two different price levels ($1.125 and $1.575 for a period of twenty trading days following the bid price of common stock closing above $1.50 and $2.50, respectively, for a period of five consecutive trading days), into shares of common stock; and (4) may be redeemed by the Company in certain limited circumstances described below prior to maturity. Since the beneficial conversion feature of the 6% Notes is (at the lowest price) at a price greater than the market price of the stock upon issuance of the 6% Notes, no value has been estimated or recorded for the beneficial conversion feature.

On July 6, 2007, the Company reached an agreement with more than the requisite holders of 2/3 of the outstanding $1,066,500 principal amount of 6% Notes to extend the due date of the Notes to June 30, 2008. In exchange for the amendment, the Company agreed to issue approximately 188,200 three year warrants to purchase shares of the Company’s common stock for $0.85 per share and lowered conversion prices in the Notes to $0.85.  In connection with the amendments, the Company retained entered into a Solicitation Agreement with Trident Partners, Ltd., who served as placement agent for the Notes in 2005, to solicit the consent of Note holders that were their customers.  Under the Solicitation Agreement, the Company paid Trident $25,000 and issued Trident 137,656 Warrants for their successful efforts.

On July 9, 2008, the Company reached an agreement with the holders of more than the requisite of the outstanding $1,066,500 principal amount of 6% Notes (the “Notes”) due June 30, 2008 to extend the due date of the 6% Notes to June 30, 2009.  In exchange for the amendment, the Company agreed to exchange approximately 876,100 shares of common stock, pro rata, for notes in the original principal amount of $313,214.  The debt was converted at $0.35 versus $0.85 in the original agreement.

The Company did not pay the $999,733 principal and interest due on the 6% when due on June 30, 2009 and, accordingly the 6% Notes accrue interest at the penalty rate of 12% per annum from the date of default. The Company has discussed forbearance or conversion with Trident, who was the placement agent for the sales of the 6% Notes to investors and who has twice served as Solicitation Agent in obtaining an extension of the 6% and while neither Trident or any of the holders of the 6% have agreed to any extension or conversion, none of them have taken any judicial collection action.

During the first half of 2008, the Company borrowed $855,000 at the times set forth below, on an unsecured basis from affiliates of the Company’s Chairman and two non-employee directors, with the understanding that these advances would be exchanged for additional 6% Secured Debentures and related warrants.  On December 15, 2007, this related party debt was converted to additional principal of the 6% Secured Debentures on substantially the same terms as the 6% Secured Debentures previously issued by the Company.

From March 1, 2008 through November 30, 2009, the Company borrowed $197,700 from two directors.  $187,700 of these advances were due on demand with interest at the annual rate of 6%. $10,000 is due on January 31, 2010 and is at an interest rate of 8% per annum.

6% Secured Debentures - On December 19, 2005, the Company borrowed $267,900 from one of the accredited investors that ultimately purchased 6% secured convertible debentures (the “6% Secured Debentures”) in the December 28, 2005 financing.  The loan was made on an unsecured basis, was due on demand and was forgiven in exchange for $267,900 of 6% secured convertible debenture due December 28, 2008 (the “6% Secured Debentures”). On December 28, 2005, the Company issued $2.0 million aggregate principal amount authorized $3.5 million 6% secured convertible debenture due December 28, 2008 (the “6% Secured Debentures”) to three institutional investors. The 6% Secured Debentures had, at the time they were issued, a term of three years and were to mature on December 28, 2008, pay interest at the rate of 6% per annum, payable semi-annually on January 1 and July 1 of each year beginning July 1, 2006, and are secured by a grant of a security interest into substantially all of the Company’s assets.

The 6% Secured Debentures were, at the time they were issued convertible at any time at the option of the holder into shares of the Company’s common stock at a price of $0.85 per share, subject to adjustment as set forth therein. If after the effective date of the registration statement we agreed to file under the Securities Act (the “Registration”), the closing price for the Company’s common stock exceeds $1.70 for any 20 consecutive trading days, then the Company may, within one trading day after the end of such period, require the holders of the 6% Secured Debentures to immediately convert all or part of the then outstanding principal amount of their 6% Secured Debentures.  As a result of later amendments to facilitate equity financing in July 2008, principal and accrued and unpaid interest on one third of the outstanding principal amount of 6% Secured Convertible Debentures ($2,845,815), and related warrants were exchanged for identical securities, except that the conversion and exercise prices of the newly issued securities is $0.25 rather than $0.85. The terms of the conversion rights also contain certain dilution provisions.

The Company reviewed the accounting for registration rights terms relating to the shares of common stock issuable upon the conversion and exercise, respectively, of the 6% Secured Convertible Debentures and related warrants under the FASB guidance. The Company granted demand registration rights to the purchasers of the 6% Secured Debentures which requires the Company to file an initial registration statement under the Securities Act 45 days following demand made by the holders of 60% of the securities eligible for registration under the agreement.  Under the registration rights agreement, the Company incurs a penalty if it fails to file such a registration statement within 45 day following such a demand or if the SEC had not declared the registration effective 90 days after filing.  The holders of the 6% Secured Debentures have not demanded registration.  The Company believes it can comply with a demand for registration in a timely manner and therefore no accrual for possible penalties under the registration rights agreement has been made.

On December 28, 2005, pursuant to the purchase agreements with the purchasers of the 6% Secured Debentures, the Company issued warrants to purchase an aggregate of 941,176 shares of common stock for $1.00 per share, on or prior to December 28, 2010 and short term warrants to purchase up to an aggregate of 941,176 additional shares of common stock for $0.85 per share, each subject to anti-dilution adjustments, including a “full ratchet down” to the purchasers of the 6% Secured Debentures.  The short term warrants are exercisable at any time prior to the earlier of December 28, 2007 and twelve months after the effective date of the Registration Statement.  If no effective registration statement is obtained after one year, then such warrants have a cashless exercise option feature.

On March 31, 2006, the Company issued $500,000 additional principal of the 6% Secured Debentures to a limited liability company owned equally by the wife of our chairman and another director on substantially the same terms as the 6% Secured Debentures issued on December 28, 2005.

A debt discount was recorded of $47,504 and $161,640, respectively for such short and long term warrants issued with these 6% Secured Debentures. The amortization recorded attributed to the debt discounts amounted to $22,547 and has been recorded as interest expense for the year ended May 31, 2006.

The Company received an advance of $500,000 from one of the holders of 6% Secured Debentures on June 1, 2006.   The advance was due on demand and forgiven in exchange for $500,000 principal amount of 6% Secured Debentures and related warrants on June 30, 2006.

The Company issued $1,773,471 aggregate principal amount of 6% Secured Debentures on June 30, 2006.  The consideration received by the Company for the Secured Debentures consisted of $500,000 cash, forgiveness of repayment of the $500,000 advance received June 1, 2006, forgiveness of $773,470 related party debt due to Andreas Typaldos, the Company’s Chairman and principal shareholder and a limited partnership controlled by his wife. The debentures have a term of three years and mature on December 28, 2008. The 6% Secured Debentures pay interest at the rate of 6% per annum, initially payable semi-annually on January 1 and July 1 of each year beginning January 1, 2007.  In January 2007, the 6% Secured Debentures were amended to provide that interest payable on January 1, 2007 and July 1, 2007 would be added to principal.  These debentures are on substantially the same terms as, and rank pari passu to, an aggregate of $3,875,884 of 6% Secured Debentures outstanding as of May 31, 2006.   The Company issued 834,575 short term and 834,574 long term warrants to the purchasers of the 6% Secured Debentures and entered into a security agreement granting the purchasers a security interest in its assets to secure the Company’s obligations under the debentures. Obligations under the debentures are guaranteed by the Company’s two wholly-owned operating subsidiaries.  The debt discount for such short and long term warrants issued with these 6% Secured Debentures and the related amortization attributed to the debt discount amounts are reflected as interest expense for the three month period ending August 31, 2008.

A debt discount was recorded of $34,819 and $104,020, respectively for such short and long term warrants issued with these 6% Secured Debentures on June 30, 2006.

On June 30, 2006, the Company signed a letter amendment to the consulting agreement with Andreas Typaldos dated May 21, 2004. The amendment removed the condition that the Company raise $1,000,000 of equity financing before paying consulting fees that accrued at the rate of $15,000 per month commencing June 1, 2006 as an inducement for Mr. Typaldos forgiving the $360,000 of accrued and unpaid fees in exchange for the $360,000 principal amount of 6% Secured Debentures and related warrants.

On August 18, 2006, the Company entered into an amendment agreement with the holders of $3,875,884 principal amount of 6% Secured Debentures outstanding as of May 31, 2006, including a limited liability company owned by the wife of our Chairman, and one of our directors. The Amendment agreement made material changes to the securities purchase agreements, warrants, registration rights agreements, security agreements and other ancillary documents we executed in connection with an aggregate of $3,875,884 of 6% debentures the Company sold during the period from December 28, 2005 to March 31, 2006.  The material changes give the holders the same rights of redemption in the event of a cash purchase of our assets as those held by the of $1,773,470.83 aggregate principal amount of 6% Secured Debentures issued on June 30, 2006, and thereafter. As a result of the Amendment, all of the 6% Secured Debentures and warrants must be redeemed by the Company at a premium if it agrees to sell all of the Company’s assets to a third party for cash and cash equivalents. In addition, as a result of the amendment, all holders of the 6% Secured Debentures have the right to have shares of Common Stock issuable upon conversion of the debentures and exercise of the related warrants registered for resale under the Securities Act of 1933 within 60 days after receiving written demand of the holders of 60.1% of such securities and have it declared effective 90 days thereafter.

March 12, 2007	$20,000
March 28, 2007	150,000
April 15, 2007	115,000
April 30, 2007	70,000
May 10,2007	380,000
May 31, 2007	529,106
Total during the 4th quarter of 2007	$1,264,106

During the first half of 2008, the Company borrowed $855,000 at the times set forth below, on an unsecured basis from affiliates of the Company’s Chairman and two non-employee directors, with the understanding that these advances would be exchanged for additional 6% Secured Debentures and related warrants.  Such an exchange is subject to the consent of the holders of outstanding 6% Secured Debentures or the satisfaction of the holders’ pre-emptive rights.

July 10, 2007	$215,000
August 3, 2007	150,000
August 22, 2007	50,000
August 27, 2007	20,000
August 31, 2007	50,000
September 28, 2007	100,000
October 16, 2007	60,000
October 30, 2007	90,000
November 7, 2007	70,000
November 19, 2007	50,000
Total during the 1st half of 2008	$855,000

On December 15, 2007, this related party debt was converted to additional principal of the 6% Secured Debentures on substantially the same terms as the 6% Secured Debentures previously issued by the Company.  The Company issued 402,353 short-term and 402,353 long-term warrants to the purchasers of the 6% Secured Debentures.  Based on the issuance date of the debentures, debt discounts were recorded in the third quarter of 2008 in the amount of $118,723, respectively for 402,353 short and 402,353 long term warrants issued with these 6% Secured Debentures.

The amortization recorded attributed to all the debt discounts amounted to $88,323 and has been recorded as interest expense for the quarter ended August 31, 2008.

The Company also agreed to amend the 10,065,210 warrants outstanding and issued with the then outstanding 6% Secured Debentures to be consistent with the 804,706 new warrants issued December 15, 2007 by extending the expiration date from an outside date of December 28, 2010 to December 28, 2012 and removing any restriction on exercising the warrants on a cashless basis or any provision which accelerates the expiration date if the shares issuable on exercise of the warrants are registered for resale under the Securities Act.

During the quarter ended February 28, 2008, a deferred expense was recorded in the amount of $774,789 for the extension of the expiration date of the warrants to December 28, 2012.  The amortization recorded was $51,653 and has been recorded as interest expense for the quarter ended August 31, 2008.

On April 2, 2008, the Company entered into a Waiver and Amendment Agreement with the holders of $9,283,461 issued principal amount of 6% secured convertible debentures due December 28, 2008.  Pursuant to the Waiver and Amendment, the Holders agreed to waive all potential defaults caused by our not making a scheduled interest payment of approximately $255,000 which became due under the terms of the Debentures, as previously amended on March 3, 2008.  The Holders agreed to add the interest due to principal and make such a waiver in exchange for the Company issuing additional Debentures equal to 10% of the principal amount of the Debentures held by the Holders (after adding the past due interest to principal).

As of August 31, 2009, there was a total of $16,893,526 in principal amount, including interest on the Secured Debentures converted to debt totaling $1,095,099, an interest penalty of $1,842,721, a default penalty of $3,622,083 and 9,328,494 warrants outstanding.

The Company failed to pay the interest and principal and interest due on the Secured Debentures on the extended due date of June 30, 2009. As a result, the principal obligation increased to 130% of the principal balance and the interest rate increased to 18%.

Other Obligations - As a consequence of the Company raising an aggregate of $3 million of financing since June 2004, pursuant to the Company’s May 2004 employment agreement with its chief executive officer, $91,875 of deferred salary payments for the period from May 2004 to January 2006 representing 24.5% of his agreed salary for such period and a bonus of $65,333 was due December 29, 2005. While the deferred salary of $91,875 has been paid, the bonus of $65,333 remains outstanding. The Company’s chief executive officer temporarily waived the right to receive immediate payment of the $65,333 until May 31, 2007.  The Company’s failure to pay this bonus and other amounts due under the employment agreement gives the chief executive the right to terminate the agreement and continue to receive salary at the annual rate of $300,000 for twelve months following the date of such termination.

Included in accrued expenses and other liabilities as of November 30, 2010 is unpaid accrued payroll of $5,049,903 (which includes approximately 27 months of payroll for non-executive employees in the amount of $1,346,367 and approximately 35 months of unpaid executive payroll in the amount of $ 2,080,242 and an unpaid bonus of $65,333 due to the Company’s CEO since December 2005 and unpaid expense reimbursement of approximately $55,000 due to executive officers.

Related Party Activities - As of November 30, 2010, the Company has reported a related party payable in the amount of $252,799 which represents funds that were advanced to the Company by three of the Directors of the Company.

In aggregate, $ 5,661,716 of the $20,041,077 of the principal and interest due on the 18% Secured Debentures is due to  related parties

Derivative Liabilities

Effective June 1, 2009, the Company adopted the provisions of EITF 07-05 “Determining Whether an Instrument (or Embedded Feature) is Indexed to a Company's Own Stock,” which was codified into ASC Topic 815 – Derivatives and Hedging. ASC 815 applies to any freestanding financial instruments or embedded features that have characteristics of a derivative and to any freestanding financial instruments that are potentially settled in an entity’s own common stock. The Company has 11,018,576 of warrants with exercise reset provisions, which are considered freestanding derivative instruments. ASC 815 requires these warrants to be recorded as liabilities as they are no longer afforded equity treatment assumptions: risk free rates from 1.32% to 1.39%, expected life terms ranging from 0.5 years to 2.0 years, an expected volatility range of 206% to 251% depending on the term of such equity contracts and a dividend rate of 0.0%. The fair value of the warrants issued and outstanding at August 31, 2010 and November 30, 2010 attributed to this derivative liability has been determined to be immaterial due to the low stock price in comparison to the exercise price, hence there was no adjustment to make upon adoption of this accounting standard.

NOTE 5 – PAYROLL LIABILITIES

On January 17, 2006, the Company paid an aggregate of $873,993 of payroll liabilities of the company from which it acquired assets in 2004 at a public foreclosure sale, representing all of the fiduciary funds due. The Company had agreed to pay up to $1.2 million of such liabilities and accrued an additional $600,000 in the event there were any additional claims related to interest and penalties pursuant to its 2004 merger agreement.  Currently, there is $937,000 still recorded on the Company’s books as due and outstanding for the federal and state tax authorities for penalties and interest under such agreement.  The Company does not believe that it has a legal obligation to pay anything more to any taxing authority, but until such clearance is received from the appropriate agencies or the statute of limitation has expired, the Company has elected to keep the liability on its books.

NOTE 6 – DEFERRED FINANCING EXPENSES

The Company capitalizes financing expenses of legal fees, finders fees, value of warrants as extension fees in connection with the related convertible debt financing.  These fees will be amortized over the related term of the convertible debt instruments issued in such financing, which approximates two years.

NOTE 7 – EQUITY BASED COMPENSATION

Effective June 1, 2005, the Company adopted Guidance for “Accounting for Stock-Based Compensation”. Compensation based stock option and warrant activity for warrants and qualified and unqualified stock options are summarized as follows:

	Shares	Weighted Average Exercise Price
Outstanding at May 31, 2010	17,150,236	$0.30
Granted	—	—
Exercised	—	—
Expired or cancelled	—	—
Outstanding at November 30, 2010	17,150,236	$0.30

Information, at date of issuance, regarding stock option grants during the period ended November 30, 2010 is summarized as follows:

	Shares	Weighted- Average Exercise Price	Weighted- Average Fair Value
Period ended November 30,2010
Exercise price exceeds market price	—	$—	$—
Exercise price equals market price	—	$—	$—
Exercise price is less than market price	—	$—	$—

No stock option grants were made during the six months period ended November 30, 2010

The compensation expense attributed to the issuance of the options and warrants is recognized as they vest or are otherwise earned.  The Company has recorded $ 101,428 of compensation for options vested / earned in the six month period ended November 30, 2010 for employees.   No options were granted during the six month period ended November 30, 2010. Outstanding stock options and warrants are exercisable for three to ten years from the grant date.

The employee stock option plan stock options are exercisable for ten years from the grant date and vest over various terms from the grant date to three years.

The issuance of warrants attributed to debt issuances are summarized as follows:

	Shares	Weighted Average Exercise Price
Outstanding at May 31, 2010	11,735,004	$0.63
Granted	—	—
Exercised	—	—
Expired or cancelled	716,428,	0.70
Outstanding at November 30, 2010	11,018,576	$0.59

Information, at date of issuance, regarding warrant grants during the period ended November 30, 2010.

	Shares	Weighted- Average Exercise	Weighted- Average Fair Value
Period ended November 30, 2010
Exercise price exceeds market price	—	$—	$—
Exercise price equals market price	—	$—	$—
Exercise price is less than market price	—	$—	$—

No warrants were issued during the quarter ended November 30, 2010.

Interest expense attributed to the aforementioned warrants is being amortized over the ratable term of each respective debt arrangement. See “NOTE 4 – CONVERTIBLE DEBENTURES AND RELATED PARTY PAYABLES,” above.

Note 8.-SUBSEQUENT EVENTS

On December 22, 2010, certain creditors of the Company, including Andreas Typaldos, the Company’s Chairman, agreed to convert an aggregate $401,000 of unsecured debt into an aggregate 10,025,000 shares of common stock.  The debt due to Mr. Typaldos arose from cash advances previously made to the Company in the form of working capital loans and from unpaid fees under a consulting agreement between the Company and Mr. Typaldos entered into in 2004. The conversion of debt for equity triggers a ratchet adjustment in certain outstanding warrants and secured debentures. The Company is negotiating with the holders of these instruments for a waiver to avoid the unintended consequences of these adjustments.

On December 23, 2010, the Company  entered into an Asset Purchase Agreement (the “APA”) with ST Microelectronics, Inc., a Delaware corporation (“ST”), a wholly owned subsidiary of STMicroelectronics N.V.  The Company pursuant to the APA, also entered into a license agreement granting ST a license to use the Company’s intellectual property assets pending closing of the purchase (the “License”).  Pursuant to the APA , the Sellers agreed to  sell assets used in the Company’s semiconductor business to ST for aggregate consideration of $11 million, of which $7 million was paid on the execution of the APA pursuant to the License and the balance is due at closing. A portion of this payment was applied by the Company to settle approximately $12 million of $20 million of outstanding secured debt and the balance applied to past due salaries and other past due accounts payable. The Company will focus on development, manufacturing, and sales of consumer electronics and Smart Grid products based on power line communication semiconductors. The Company will also continue to provide consulting and development services to existing customers and users of powerline communication semiconductors.  At the same time, ST hired most of the Company’s employees, each of whom were engaged in the Company’s semiconductor business.

Pursuant to and simultaneously with the execution of the APA, the Company entered into Settlement and Release agreements with holders of approximately $8 million of secured debt to standstill pending the closing of the transaction contemplated by the APA and to accept approximately $3.5 million in settlement of their claims at such closing.  In addition, the Company entered into standstill agreements with the holders of approximately $2.1 million of unsecured debt. In connection with these releases and those of certain employees, the Company granted rights to the releasing parties that still hold unsecured obligations of the Company which protect such holder from dilution resulting from additional issuance of common stock or common stock equivalents at a price less than $0.04 per share in settlement of debt from the date of the APA to the earlier of closing or termination of the APA.

The transactions were approved on December 22, 2010 by the written consent of 10 holders of the Company’s common stock, whose holdings aggregated 22,173,381 shares and constitute more than a majority of the outstanding shares of the Company’s common stock.  Notice of the action will be given to the non-consenting holders in an Information Statement the Company plans to prepare and file with the Securities and Exchange Commission to comply with the notice requirements of Delaware law as soon as reasonably possible.

Unaudited Pro Forma Financial Information

The following unaudited pro-forma consolidated financial information gives effect to the Asset Sale to ST US pursuant to the Purchase Agreement, and the grant of the License to ST US to use our intellectual property assets included in the Asset Sale pending the closing of such sale.  At the time the Asset Sale is completed, ST US has agreed to license back certain intellectual property to us on a non-exclusive basis, to facilitate the continuation and expansion of our consumer electronics systems business, support our existing customers and, subject to the settlement of our outstanding debt and obtaining adequate financing (of which there is no assurance), permit us to continue the development and marketing of Smart Grid products based on powerline communication semiconductors.  Upon entering into the License and with our consent, ST US hired substantially all of our engineering and semi-conductor employees (including Oleg Logvinov, our former CEO and director), each of whom were engaged in the Arkados’ semiconductor business.

The statements are derived from, and should be read in conjunction with our historical financial statements and notes thereto, as presented in our Annual Report on Form 10K for the year ended May 31, 2010, filed with the SEC on September 14, 2010 and our Quarterly Report for the six months ended November 30, 2010 on Form 10Q, filed with the SEC on January 12, 2011.

The unaudited pro-forma consolidated financial information is presented for informational purposes only and is based upon estimates made by our management, which are based upon available information and certain assumptions that our management believes are reasonable.  The unaudited  pro-forma financial information is not intended to be indicative of actual results of operations or financial position that would have been achieved had the transaction been consummated as of the beginning of each period indicated above, nor does it purport to indicate results which may be attained in the future.  Actual amounts could differ materially from these estimates.

The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable in the circumstances.  The unaudited pro forma consolidated financial statements should be read in conjunction with the notes thereto.

As of the date of this Information Statement Arkados has yet to negotiate settlement agreements with its employees for the issuance of equity in lieu of the accrued and unpaid compensation and has not received $4 million in cash from ST US pursuant to the Purchase Agreement, both of which are conditions precedent to settlement of debt reflected in the pro forma unaudited financial information that follows.

ARKADOS GROUP, INC.
PRO-FORMA CONSOLIDATED BALANCE SHEET
( Unaudited )

	November 30, 2010
	Historical	Adjustments		Pro Forma
Assets
Current Assets:
Cash	$11,111	$-		$11,111
Total Current Assets	11,111	-		11,111

Deferred Financing Expenses	153,502	(153,502)	d	-
Equipment, net	15,687	(15,687)	b	-
Intangible Assets, net	101,431	(101,431)	b	-
Other Assets	31,828	(31,828)	g	-
Total Assets	$313,559	$(302,448)		$11,111

Liabilities and Stockholders' Deficiency
Current Liabilities:
Accrued Expenses and Other Liabilities	12,448,808	(2,009,775)	c	6,609,680
		(3,897,525)	d
		100,000	e
		(31,828)	g
Related Party Debt	252,799	(252,799)	a	-
Notes Payable	1,319,502	(148,201)	a	1,171,301

Convertible Debentures	16,143,552	(8,990,225)	c	0
		(7,153,327)	d
Payroll Taxes and related interest & penalties	936,906	-		936,906
				-
Total Current Liabilities	31,101,567	(22,383,680)		8,717,887

Stockholders' Deficency
Common stock, $.0001 par value; 100,000,000 shares authorized, 34,926,671 shares issued and outstanding	3,493	1,003	a	4,496
Additional paid-in capital	22,991,975	399,997	a	23,391,972

Treasury Stock	(16,000)	-		(16,000)
Accumulated Deficit	(53,767,476)	21,680,232		(32,087,244)
Total Stockholder's deficiency	(30,788,008)	22,081,232		(8,706,776)
	-
Total Liabilities & Stockholders' Deficiency	$313,559	$(302,448)		$11,111

ARKADOS GROUP, INC.
PRO-FORMA CONSOLIDATED INCOME STATEMENT
( Unaudited )

	YEAR ENDED MAY 31, 2010
	Historical	Adjustments		Pro Forma

Net Sales	$295,869	$-		$295,869

Cost of Goods Sold	294,593	-		294,593

Gross Profit	1,276	-		1,276

Research and Development Expenses	2,700,413	(2,700,413)	g	-
General and Administrative Expenses	1,958,061	-		1,958,061

Net Loss From Operations	(4,657,198)	2,700,413		(1,956,785)

Interest Income (Expense)	(6,821,032)	6,751,032	f	(70,000)

Net Loss Before Income Taxes	(11,478,230)	9,451,445		(2,026,785)

Provision for Income Taxes	-	-		-

Net Loss	$(11,478,230)	9,451,445		$(2,026,785)

Net Loss per Share-basic and diluted	$(0.35)			$(0.05)

Weighted Average Number if Common
Shares Outstanding-basic and diluted	33,109,791	10,025,000	a	43,134,791

ARKADOS GROUP, INC.
PRO-FORMA CONSOLIDATED INCOME STATEMENT
( Unaudited )

	SIX MONTHS ENDED NOVEMBER 30, 2010
	Historical	Adjustments		Pro Forma

Net Sales	$128,411	$-		$128,411

Cost of Goods Sold	138,411	-		138,411

Gross Profit	(10,000)	-		(10,000)

Research and Development Expenses	739,350	(739,350)	g	-
General and Administrative Expenses	451,422	-		451,422

Net Loss From Operations	(1,200,772)	739,350		(461,422)

Other Income, net		10,882,882	b	21,933,734
		11,050,852	d
Interest Income (Expense)	(1,817,602)	(153,502)	d	(35,000)
		1,936,104	f

Net Loss(Income) Before Income Taxes	(3,018,374)	24,455,686		21,437,312

Provision for Income Taxes		(100,000)	e	(100,000)

Net Loss	$(3,018,374)	24,355,686		$21,337,312

Net Loss per Share-basic and diluted	$(0.09)			$0.47

Weighted Average Number if Common
Shares Outstanding-basic and diluted	34,926,261	10,025,000	a	44,951,261

ARKADOS GROUP, INC.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

a)	To record the conversion of $401,000 of indebtedness to equity in the amount of 10,025,000 shares of common stock.

b)	To record the sale of assets and recognition of the perpetual license agreement, net of the write-off of the intangible assets and equipment.

c)	To record the payment of agreed settlement mounts for indebtedness outstanding.

d)	To record the write off of principal, accrued interest and accrued penalties indebtedness attributed to the secured debt.

e)	To record the estimated state taxes due on this transaction, as Arkados had sold off most of its state net operating losses in the past years.

f)	To reflect the decreases in interest expense related to the elimination of most of the interest bearing debt at 6%.

g)
To reflect the estimated decreases in the research and development expenses as a result of all the employees but certain administrative personnel being hired by ST US, as well as the facilities being transferred to ST US.  The applicable rent deposit has been relinquished and used to reduce the outstanding rent payable due as well.

h)	No value has been recorded for the licensed technology obtained for the intellectual property Arkados has sold, since Arkados has not established any meaningful sales from such technology.

AVAILABLE INFORMATION

Arkados is subject to the informational requirements of the Exchange Act, and in accordance with the Exchange Act we file reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”).  You may inspect and copy the reports, proxy statements and other information filed by us with the Commission at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C.  20549, and as well as the Commission's Regional Offices.  You may also call the Commission at 1-800-SEC0330 for more information about the public reference room, how to obtain copies of documents by mail or how to access documents electronically on the Commission's Web site at (http://www.sec.gov).

MATERIAL INCORPORATED BY REFERENCE

The following documents filed by Arkados with the Commission under the Exchange Act are incorporated in this Information Statement by reference: (a) Arkados’ Annual Report on Form 10-K for the fiscal year ended May 31, 2010; (b) Arkados’ Quarterly Report on Form 10-Q for the quarter ended August 31, 2010; (c) Arkados’ Quarterly Report on Form 10-Q for the quarter ended November 30, 2010; and (e) Arkados’ Current Report on Form 8-K filed with the SEC on December 29, 2010.

All documents filed by Arkados pursuant to Section 13(a), 14 or 15(d) of the Exchange Act subsequent to the date of this Information Statement and prior to the closing shall be deemed to be incorporated by reference into this Information Statement and to be a part of this Information Statement from the date of filing such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein) modified or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or supersede, to constitute a part of this Information Statement.

This Information Statement incorporates by reference certain documents which are not presented herein or delivered herewith.  Upon request, Arkados will provide, without charge, to each person, including any beneficial owner, to whom this Information Statement is delivered, a copy of any or all of the documents incorporated by reference (other than exhibits to such documents that are not specifically incorporated by reference in such documents).  Requests for such copies should be directed to Arkados Group, Inc., 220 Old New Brunswick Road, Piscataway, NJ 08854.

By Order of the Board of Directors

ANNEX A

ASSET PURCHASE AGREEMENT

by and among

Arkados, Inc.,

Arkados Group, Inc.,

Arkados Wireless Technologies, Inc.

and

STMicroelectronics, Inc.

dated as of

December 23, 2010

Section 6.11	Bulk Sales Laws	26
Section 6.12	Settlement Agreements	26
Section 6.13	Intellectual Property	26
Section 6.14	Further Assurances	27
ARTICLE VII
CONDITIONS TO CLOSING
Section 7.1	Conditions to Obligations of Buyer	27
Section 7.2	Conditions to Obligations of Sellers	29
ARTICLE VIII
INDEMNIFICATION
Section 8.1	Survival	30
Section 8.2	Indemnification By Sellers	30
Section 8.3	Indemnification By Buyer	31
Section 8.4	Indemnification Procedures	31
Section 8.5	Payments	33
Section 8.6	Tax Treatment of Indemnification Payments	33
Section 8.7	Effect of Investigation	33
ARTICLE IX
TERMINATION
Section 9.1	Termination	33
Section 9.2	Effect of Termination	34
ARTICLE X
NON-COMPETITION; CONFIDENTIALITY
Section 10.1	Non-Competition	35
Section 10.2	No Competing Interests	35
Section 10.3	Non Solicitation	35
Section 10.4	Non-Disruption	35
Section 10.5	Confidentiality	35
Section 10.6	Remedies upon Breach	35
ARTICLE XI
MISCELLANEOUS
Section 11.1	Expenses	36
Section 11.2	Notices	36

Section 11.3	Severability	37
Section 11.4	Entire Agreement	37
Section 11.5	Successors and Assigns	37
Section 11.6	No Third-party Beneficiaries	37
Section 11.7	Amendment and Modification; Waiver	37
Section 11.8	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial	37
Section 11.9	Specific Performance	38
Section 11.10	Counterparts	38

Annex A – Definitions

Disclosure Schedules
Exhibits:

Exhibit A – Bill of Sale
Exhibit B – Assignment and Assumption Agreement
Exhibit C – Intellectual Property Assignments
Exhibit D – ST License Agreement

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of December 23, 2010, is entered into by and between Arkados Group, Inc., a Delaware corporation (“Parent”), Arkados Inc., Arkados Wireless Technologies, Inc, each, a wholly owned subsidiary of Parent and Delaware corporation (each, including Parent, a “Seller” and collectively, “Sellers”), and STMicroelectronics, Inc., a Delaware corporation (“Buyer”).

BACKGROUND

WHEREAS, Sellers are engaged, inter alia, in the business of designing, developing and selling semiconductor products that incorporate powerline communications and networking technology and offering services relating thereto (the “Business”), as well as in the system design and the integration of such semiconductor products into integrated products of other manufacturers, including providing consulting services relating thereto (the “Systems Business”);

WHEREAS, Sellers wish to sell and assign to Buyer, and Buyer wishes to purchase from Sellers, the assets relating to the Business, excluding certain assets relating to the Systems Business, subject to the terms and conditions set forth herein;

WHEREAS, concurrent with the execution and delivery of this Agreement, and as a condition and inducement to Buyer’s willingness to enter into this Agreement, Parent has delivered to Buyer (a) copies of written consents of stockholders in lieu of a meeting, executed by the holders of a majority of the issued and outstanding shares of each of the Sellers’ common stock, approving this Agreement and the transactions contemplated hereby, which written consents have been certified as true and complete by the Secretary of each of the Sellers (“Stockholder Approvals”), (b) duly executed voting agreements, executed by the stockholders of Parent executing the written consents with respect to Parent pursuant to which such stockholders agree, among other things, not to revoke such written consents, not vote in favor on an alternative transaction and not to sell or transfer their shares or other equity securities in Parent and (c) certain assignments, duly executed by specified inventors involved in the development of the Intellectual Property Assets, transferring all of their right, title and interest in and to the Intellectual Property Assets to a Seller;

WHEREAS, Sellers are unable to service their secured and unsecured debt and as a consequence, Sellers have been in default in the payment of principal and interest payments due on outstanding secured debt instruments, and have been unable to raise adequate capital to their operations expenses, including payroll and related obligations; and

WHEREAS, to finance the payment of a settlement of a substantial portion of outstanding secured debt, the payment of employment liabilities, and thereby facilitate the Sellers’ efforts to seek financing, Sellers are, on the date hereof, entering into a license agreement pursuant to which they will license Intellectual Property to Buyer in exchange for an upfront, lump sum license fee (the “Arkados License Agreement”), entering into this agreement for the sale of assets related to the Business and Buyer, with Sellers’ consent, is offering employment to a number of Sellers’ employees and Sellers’ are releasing such employees from continuing obligations related to such employees relationship with the Sellers (except to the extent Buyer is assigned the right to enforce confidentiality and invention assignment obligations of such employees).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.  Capitalized terms used in this agreement have the meanings set forth in Annex A.

Section 1.2 Rules of Construction.

(a) When the context in which words are used in this Agreement indicates that such is the intent, words used in the singular shall have a comparable meaning when used in the plural, and vice versa; pronouns stated in the masculine, feminine or neuter shall include each other gender.

(b) The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.

(c) The term “including” is not limiting and means “including, without limitation.”

(d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are disclosed to Buyer, (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation, except that for purposes of determining the accuracy of any representation and warranty, such reference shall only be to such statute or regulation as in effect on the date the representation and warranty was made and (iii) references to “Sections,” “Schedules” or “Exhibits” are to sections, schedules or exhibits, as applicable, of this Agreement.

(e) Unless otherwise expressly provided herein, “dollars” or “$” means the currency of the U.S. that, as at the time of payment, is legal tender for the payment of public and private debts.

(f) This Agreement is between financially sophisticated and knowledgeable parties and is entered into by such parties in reliance upon the economic and legal bargains contained herein, the language used in this Agreement has been negotiated by the parties and their representatives and shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party who prepared, or caused the preparation of, this Agreement or the relative bargaining power of the parties.

Section 1.3 Disclosure Schedules.  The schedules referred to herein and delivered under cover page specifically referring to this Agreement (collectively, “Disclosure Schedules”) are integral parts of this Agreement and are incorporated by reference herein.  Nothing in a Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail, including by explicit cross-reference to another Disclosure Schedule to this Agreement.  Without limiting the generality of the foregoing, the mere listing, or inclusion of a copy, of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein, unless the representation or warranty is being made as to the existence of the document or other item itself Sellers are responsible for preparing and arranging the Disclosure Schedules corresponding to the lettered and numbered sections of Article IV.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale of Assets.  Subject to the terms and conditions set forth herein, at the Closing, Sellers, on behalf of themselves and their respective subsidiaries, shall sell, assign, transfer, convey and deliver, or caused to be sold, assigned, transferred, conveyed and delivered, to Buyer, and Buyer shall purchase from Sellers, free and clear of any Encumbrances other than Permitted Encumbrances, all of Sellers’ and their respective subsidiaries’ right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which are used, held for use or useful in connection with, the Business (collectively, the “Purchased Assets”), including the following:

(a) all Intellectual Property Assets, including the Intellectual Property Registrations set forth on Schedule 2.1(a);

(b) all Contracts, including Intellectual Property Licenses, set forth on Schedule 2.1(b) (the “Proposed Contracts”) that Buyer designates in writing on or before the Closing (designated Contracts referred to herein as the “Assigned Contracts”);

(c) all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property (the “Tangible Personal Property”);

(d) all Permits which are held by Seller or an Affiliate and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, including those listed on Schedules 4.16(b) and 4.17(b);

(e) all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Business, the Purchased Assets or the Assigned Contracts, whether arising by way of counterclaim or otherwise;

(f) all prepaid expenses, credits, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees received on account of the Assigned Contracts;

(g) all of each Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(h) all business relationships related to the Purchased Assets;

(i) all insurance benefits, including rights and proceeds, arising from or relating to the Purchased Assets; and

(j) originals, or where not available, copies, of the following books and records relating to the Business:  machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, marketing and promotional surveys, material and research, intellectual property files relating to the Intellectual Property Assets and the Intellectual Property Licenses (“Books and Records”).

Section 2.2 Excluded Assets.  Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a) Contracts, including Intellectual Property Licenses and Leases, that are not Assigned Contracts (the “Excluded Contracts”);

(b) the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller;

(c) the assets, properties and rights, other than Intellectual Property Assets, used exclusively in Seller’s Systems Business (the “Retained Business”) to the extent not included in the Purchased Assets;

(d) the rights which accrue or will accrue to Sellers under the Transaction Documents;

(e) any Purchased Assets sold or otherwise disposed of in the ordinary course of operation of the Business and not in violation of any provisions of this Agreement during the period from the date hereof until the Closing Date; and

(f) all rights in connection with, and assets of, any Benefit Plan.

Section 2.3 No Assumed Liabilities.  Buyer shall not assume any Liabilities of the Sellers or their Affiliates other than performance obligations in respect of the Assigned Contracts but only to the extent that such obligations are required to be performed after the Closing Date, are incurred in the Ordinary Course of Business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing (collectively, the “Post-Closing Contract Obligations”).

Section 2.4 Excluded Liabilities.  Notwithstanding any provision of this Agreement or any other writing to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Sellers or any of their Affiliates (or any predecessor owner of all or part of its business and assets) of any kind or nature whatsoever, whether presently in existence or arising or asserted hereafter, other than the Post-Closing Contract Obligations (the “Excluded Liabilities”).  Sellers shall, and shall cause each of their Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy.  Without limiting the generality of the foregoing, the Excluded Liabilities shall include the following:

(a) any Liabilities of Sellers arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including fees and expenses of counsel, accountants, consultants, advisers, investment bankers and others;

(b) any Liability for (i) Taxes of Sellers (or any Affiliate of Sellers) or relating to the Business or the Purchased Assets for any Pre-Closing Tax Period; (ii) Taxes that arise out of the consummation of the transactions contemplated hereby other than taxes that are the responsibility of Buyer pursuant to Section 6.9; or (iii) other Taxes of Sellers (or any Affiliate of Sellers) of any kind or description (including any Liability for Taxes of Seller (or any Affiliate of Sellers);

(c) any Liabilities relating to or arising out of the Excluded Assets;

(d) any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;

(e) any product Liability or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Sellers, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by Sellers;

(f) any recall, design defect or similar claims of any products manufactured or sold or any service performed by Sellers;

(g) any Liabilities of Sellers arising under or in connection with any Benefit Plan providing benefits to any present or former employee of Sellers;

(h) any Liabilities of Sellers to or with respect to any present or former employees, agents or independent contractors of Sellers, including any Liabilities associated with any claims for wages, commissions, bonuses, incentives, recognition awards, benefits (both qualified and non-qualified as determined under ERISA), workers’ compensation, disability, severance, retention, termination or other payments;

(i) any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of Sellers;

(j) any Liabilities of the Business relating to or arising from unfulfilled commitments, quotations, purchase orders, customer orders;

(k) any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Sellers (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 8.3 as Seller Indemnitees;

(l) any Liabilities under the Excluded Contracts or any other Contracts, including Intellectual Property Licenses, (i) which are not validly and effectively assigned to Buyer pursuant to this Agreement; (ii) which do not conform to the representations and warranties with respect thereto contained in this Agreement; or (iii) to the extent such Liabilities arise out of or relate to a breach by Sellers of such Contracts prior to Closing;

(m) any Liabilities associated with any debt, loans or credit facilities of Sellers and/or the Business owing to any creditor;

(n) any Liabilities associated with any trade payables or any amounts owed by Sellers and/or the Business to any trade counterpart or any other counterpart; and

(o) any Liabilities arising out of, in respect of or in connection with the failure by Sellers or any of their Affiliates to comply with any Law or Governmental Order.

Section 2.5 Purchase Price.

(a) The aggregate consideration payable to Sellers under the Arkados License Agreement and for the Purchased Assets shall be $11,000,000 (Eleven Million Dollars) (the “Purchase Price”).  The Purchase Price shall be paid by wire transfer to the account of Parent or as designated in writing by Parent as follows:

(i) $7,000,000 shall be paid by Buyer pursuant to and in accordance with the Arkados License Agreement (the “License Fee”);

(ii) $4,000,000 shall be paid by Buyer at Closing (the “Purchase Price Remainder”).

(b) The Purchase Price is the only amount payable by Buyer or its Affiliates in connection with the transactions contemplated hereby, and neither Buyer nor any of its Affiliates shall have any obligation to invest in, provide working capital to or otherwise support the Retained Business.

Section 2.6 Allocation of Purchase Price.  The Purchase Price shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on an allocation schedule which will be prepared by Buyer (the “Allocation Schedule”).  A draft of the Allocation Schedule shall be prepared by Buyer and delivered to Parent no later than thirty (30) days after the Closing Date. If Parent notifies Buyer in writing that it disagrees with one or more items reflected in the Allocation Schedule, Parent and Buyer shall negotiate in good faith to determine the matter; provided, however, that if Parent and Buyer are unable to determine the matter with respect to the Allocation Schedule within fifteen (15) days after delivery of the Allocation Schedule, the Allocation Schedule shall be determined by Buyer.  Buyer and each Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule and each Seller shall deliver to Buyer a completed Form 8594 within five (5) days after the Allocation Schedule has become effective.

Section 2.7 Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price  all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder.

Section 2.8 Third Party Consents. To the extent that a Seller’s rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person that has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and each Seller, at its expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, such Seller, to the maximum extent permitted by Law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

ARTICLE III

CLOSING

Section 3.1 Closing.  Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of K&L Gates LLP, 599 Lexington Avenue, New York, NY  10022, at 10:00 am, Eastern Standard Time, on the second Business Day after all of the conditions to Closing set forth in Article VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Parent and Buyer may mutually agree upon in writing.  The date on which the Closing is to occur is herein referred to as the “Closing Date”.

Section 3.2 Closing Deliverables.

(a) At the Closing, Sellers shall deliver to Buyer the following:

(i) a bill of sale in the form attached as Exhibit A (the “Bill of Sale”) and duly executed by Sellers, transferring the tangible personal property included in the Purchased Assets to Buyer;

(ii) an assignment and assumption agreement in the form attached as Exhibit B (the “Assignment and Assumption Agreement”) and duly executed by Sellers, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Post-Closing Contract Obligations;

(iii) assignments in the form attached as Exhibit C (the “Intellectual Property Assignments”) and duly executed by Sellers and their respective subsidiaries, transferring all of their right, title and interest in and to the Intellectual Property Assets and the Intellectual Property Licenses to Buyer;

(iv) the License Agreement in substantially the form attached hereto as Exhibit D (the “ST License Agreement”), duly executed by Sellers;

(v) the Officer’s Certificate required by Section 7.1(f);

(vi) the certificates of the Secretary of each Seller required by Section 7.1(g); and

(vii) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b) At the Closing, Buyer shall deliver to Sellers the following:

(i) the Purchase Price Remainder;

(ii) the Assignment and Assumption Agreement, duly executed by Buyer;

(iii) the ST License Agreement, duly executed by Buyer; and

(iv) the Officer’s Certificate required by Section 7.2(c).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller represents and warrants to Buyer, jointly and severally, that the statements contained in this Article IV are true and correct as of the date hereof and as of the Closing Date.

Section 4.1 Organization and Qualification of Sellers.  Each Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Each Seller has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted.  Schedule 4.1 sets forth each jurisdiction in which each Seller is licensed or qualified to do business, and each Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary. Each Seller has delivered to Buyer true and complete copies of its corporate charter and bylaws as currently in effect.

Section 4.2 Authority of Sellers.  Each Seller has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and any other Transaction Document to which it is a party, the performance by each Seller of its obligations hereunder and thereunder and the consummation by each Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of each Seller. This Agreement has been duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of each Seller enforceable against each in accordance with its terms, except to the extent that enforceability thereof may be limited by general equitable principles or the operation of bankruptcy, insolvency, reorganization, moratorium or similar Laws. When each other Transaction Document to which a Seller is or will be a party has been duly executed and delivered by such Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of such Seller, enforceable against it in accordance with its terms, except to the extent that enforceability thereof may be limited by general equitable principles or the operation of bankruptcy, insolvency, reorganization, moratorium or similar Laws.

Section 4.3 No Conflicts; Consents; Stockholder Approval.

(a) The execution, delivery and performance by each Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of such Seller; (ii) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to a Seller, the Business or the Purchased Assets; (iii) except as set forth on Schedule 4.3, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which any Seller is a party or by which any Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to a Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except as set forth on Schedule 4.3.

(b) The authorized capital stock of Parent consists solely of 100,000,000 shares of common stock, par value $.0001 per share, of which 44,951,671 shares are issued and outstanding on the date hereof, and 5,000,000 shares of preferred stock, par value $.0001 per share, none of which shares are issued and outstanding on the date hereof.  The Stockholder Approvals are the only votes of the holders of any class of capital stock of a Seller necessary to approve this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby.  The Stockholder Approvals, approving and adopting this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, as furnished to Buyer concurrently with the execution and delivery of this Agreement, are sufficient for stockholder approval of such matters but actions relating to the transfer of the Purchased Assets may not occur until 20 calendar days after notice of such consent is delivered to the Parent’s stockholders that did not sign the consent.

Section 4.4 Financial Statements.

(a)           Complete copies of the audited financial statements consisting of the consolidated balance sheet of Parent as of May 31 in each of the years 2009 and 2010 and the related consolidated statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Annual Financial Statements”), and unaudited financial statements consisting of the consolidated balance sheet of Parent as of August 31, 2010 and the related consolidated statements of income and retained earnings, stockholders’ equity and cash flow for the three-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) are attached as Schedule 4.4.  The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse to the Business) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on the books and records of Sellers, and fairly present, in all material respects, the consolidated financial condition of Parent as of the respective dates they were prepared and the consolidated results of the operations of Parent for the periods indicated. The consolidated balance sheet of Parent as of May 31, 2010 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Business as of August 31, 2010 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.” Sellers maintain a standard system of accounting for the Business established and administered in accordance with GAAP.

(b)           Schedule 4.4 will be updated before closing to include the unaudited financial statements consisting of the consolidated balance sheet of Parent as of November 30, 2010 and the related consolidated statements of income and retained earnings, stockholders’ equity and cash flow for the six-month period then ended (the “November Financial Statements”).  The November Financial Statements will be prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject to normal and recurring year-end adjustments (the effect of which will not be materially adverse to the Business) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The November Financial Statements will be based on the books and records of Sellers, and will fairly present, in all material respects, the consolidated financial condition of Parent as of such date and the consolidated results of the operations of Parent for the period indicated.

Section 4.5 Absence of Certain Changes, Events and Conditions.  Except as set forth on Schedule 4.5, since the Interim Balance Sheet Date, there has not been any:

(a) entry into any Contract that would constitute a Material Contract;

(b) incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business;

(c) transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet, except for the sale of Inventory in the Ordinary Course of Business;

(d) cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets;

(e) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property Assets or Intellectual Property Licenses;

(f) material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(g) breach, acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit;

(h) imposition of any Encumbrance upon any of the Purchased Assets;

(i) entry into or termination of any employment agreement or collective bargaining agreement covering any of the Employees, written or oral, or modification of the terms of any such existing agreement;

(j) loan to, or entry into any other transaction with, any Employees;

(k) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(l) purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $50,000 individually (in the case of a lease, per annum), except for purchases of Inventory or supplies in the Ordinary Course of Business;

(m) adoption, amendment, modification or termination of any bonus, profit sharing, incentive, severance, or other plan, Contract or commitment for the benefit of any Employees (or any such action taken with respect to any other Benefit Plan); or

(n) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.6 Intellectual Property Licenses; Proposed Contracts.

(a) Schedule 4.6(a) sets forth a complete and accurate list of all Intellectual Property Licenses to which a Seller is a party and indicates which of such Intellectual Property Licenses are Excluded Contracts.

(b) Each Proposed Contract is valid and binding on a Seller in accordance with its terms and is in full force and effect.  Except as set forth on Schedule 4.6(b) Seller nor, to Sellers’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Assigned Contract.  No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Assigned Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.  Complete and correct copies of each Assigned Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been delivered to Buyer.  There are no material disputes pending or threatened under any Assigned Contract.

Section 4.7 Title to Purchased Assets.  Other than as set forth on Schedule 4.7(a) Sellers have good and valid title to, or a valid leasehold interest in, all of the Purchased Assets.  Other than set forth on Schedule 4.7(b), all such Purchased Assets (including leasehold interests) are free and clear of Encumbrances other than Permitted Encumbrances.

Section 4.8 Condition and Sufficiency of Assets.  The furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property included in the Purchased Assets are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.  The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted.  None of the Excluded Assets are material to the Business.

Section 4.9 Real Property.

(a) No Seller owns any real property that is used in or necessary for the conduct of the Business as currently conducted.

(b) Schedule 4.9(b) sets forth each parcel of real property leased by a Seller and used in or necessary for the conduct of the Business as currently conducted (together with all rights, title and interest of Seller in and to leasehold improvements relating thereto, including security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which a Seller holds or uses any Leased Real Property (collectively, the “Leases”).  Sellers have delivered to Buyer a true and complete copy of each Lease.  With respect to each Lease, except as set forth on Schedule 4.9(b):

(i) such Lease is valid, binding, enforceable and in full force and effect, and each Seller enjoys peaceful and undisturbed possession of the Leased Real Property;

(ii) No Seller is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and each Seller has paid all rent due and payable under such Lease;

(iii) No Seller has received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by a Seller under any of the Leases and, to the Knowledge of Sellers, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

(iv) No Seller has subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and

(v) No Seller has pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property.

(c) No Seller has received any written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Leased Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Leased Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to use or operate the Leased Real Property as currently used or operated.  Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.

(d) The Leased Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the Business as currently conducted.

Section 4.10 Intellectual Property.

(a) Except as set forth on Schedule 4.10(a)(i), each Seller has all worldwide right, title and interest in and to all Intellectual Property Assets, owned by it, free and clear of all Encumbrances.  No stockholder, officer, director, Employee or Former Employee of Sellers, or any of their Affiliates, has any ownership, royalty, license or other interest in any of the Intellectual Property Assets and all such Persons who have developed, in whole or in part, any Intellectual Property Assets have duly executed a valid and enforceable agreement assigning all rights therein to a Seller and agreeing to maintain the confidentiality of all confidential or proprietary information.  Except as set forth on Schedule 4.10(a)(ii), no Seller is in default (or, with the giving of notice or lapse of time or both, would be in default) under any contract or other agreement to use any item of the Intellectual Property Assets.  The Intellectual Property Assets are valid and enforceable, and the validity and enforceability of any of the Intellectual Property Assets or the title of Sellers thereto has not been questioned in any Action and, to the Knowledge of Sellers, there are no facts or information that would raise any colorable questions about the validity, enforceability or ownership of the Intellectual Property Assets.  Each Seller has taken all actions necessary and appropriate to preserve the confidentiality of all trade secrets, proprietary and other confidential information material to the Business.  Schedule 4.10(a)(iii) sets forth a true and complete list of all Intellectual Property Registrations.  Other than the Arkados License Agreement and as set forth on Schedule 4.10(a)(iv), there is no agreement or arrangement by which any Seller grants or receives rights in or to (e.g., licenses, assignments, non-assertions, covenants not to sue and/or escrow agreements) any of the Intellectual Property Assets.

(b) Any computer programs and software in the Intellectual Property Assets are and shall be free from significant programming errors and from defects in workmanship and materials and shall operate in accordance with their specifications.  No software (including firmware and any other software embedded in a hardware device) owned, developed (or currently being developed), used, marketed, distributed, licensed, or sold by a Seller and included in the Intellectual Property Assets (collectively, “Software Assets”) is subject to any “copy left” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that (i) could restrict the use or distribution of such Software Assets, or (ii) could otherwise impose any limitation, restriction, or condition on the right or ability of Sellers to use or distribute any Software Assets.

(c) The conduct of the Business by Sellers has not and, if conducted as currently conducted and as presently contemplated by Sellers, will not constitute an infringement or other violation of any copyright, trade secret, trademark, patent, invention, proprietary information, nondisclosure or any other rights of any Person.  No Seller has received any notice and is not aware of infringement of or conflict with, any license, patent, copyright, trademark, service mark or other intellectual property right of any other Person.

(d) Schedule 4.10(d) sets forth a true and complete list of all domain names owned or used by Sellers in the conduct of the Business.  No stockholder, officer, director, or Employee or Former Employee of any Seller or any of its Affiliates has any ownership or other interest in the domain names.  None of the domain names infringes or conflicts with any trademarks, trademark rights, trade names, trade name rights, service marks or other rights of any Person.  No right to or interest in any domain name required to be listed on Schedule 4.10(d) has been obtained in violation of any Law, including the Anticybersquatting Consumer Protection Act.

(e) Other than set forth on Schedule 4.10(e), no Seller nor any Employee or Former Employee of a Seller, is or has been a member of or participated in the work of any standard setting organization, standard development organization, or patent pool, or may otherwise be obligated to license any Intellectual Property Assets on “reasonable and non-

discriminatory” terms or “fair, reasonable, and non-discriminatory” terms or to grant a non-assert or a covenant not to sue in relation to Intellectual Property Assets.

Section 4.11 Inventory.  No Seller has any Inventory, whether held on a consignment basis or otherwise.

Section 4.12 Indebtedness; Accounts Payable.

(a) Schedule 4.12(a) sets forth a true and complete list of all Indebtedness of Sellers and their respective subsidiaries as of the date hereof, which Schedule shall be updated as of the day immediately prior to the Closing Date.

(b) Schedule 4.12(b) sets forth a true and complete list of all accounts payable of Sellers and their respective subsidiaries related to the Business, including vendor, amount due and days outstanding, which Schedule shall be updated the day immediately before the Closing Date.

Section 4.13 Suppliers.  Schedule 4.13 sets forth with respect to the Business (a) the suppliers of goods or services to the Business for each of the 2009 fiscal year and the six-month period ended November 30, 2010 (collectively, the “Material Suppliers”); (b) the amount of purchases from each Material Supplier during such periods; and (c) the licensors of Intellectual Property material to the conduct of the Business (“Material Licensors”).  Sellers have not received any notice, and has no reason to believe, that any of the Material Suppliers or Material Licensors has ceased, or intends to cease, to supply goods or services to the Business, or to license Intellectual Property to Sellers or to otherwise terminate or materially reduce its relationship with the Business.

Section 4.14 Insurance.  Schedule 4.14 sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Sellers or their Affiliates and relating to the Business or the Purchased Assets (collectively, the “Insurance Policies”); and (b) with respect to the Business or the Purchased Assets, a list of all pending claims and the claims history since January 1, 2009.  There are no claims related to the Business or the Purchased Assets pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.  No Seller nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies.  All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued.  All such Insurance Policies (i) are in full force and effect and enforceable in accordance with their terms; (ii) are provided by carriers who are financially solvent; and (iii) have not been subject to any lapse in coverage.  No Seller nor any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy.  The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Contracts to which Seller is a party or by which it is bound.  True and complete copies of the Insurance Policies have been delivered to Buyer.

Section 4.15 Legal Proceedings; Governmental Orders.

(a) Except as set forth on Schedule 4.15(a), there are no Actions pending or, to Sellers’ Knowledge, threatened against or by any Seller or any of its respective Affiliates (i) relating to or affecting the Business or the Purchased Assets; or (ii) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.  No event has occurred or circumstances exist that may give rise to, or serve as a reasonable basis for, any such Action.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business.

Section 4.16 Compliance With Laws; Permits.

(a) Except as set forth on Schedule 4.16(a), each Seller is currently and has been in compliance, in all material respects, with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

(b) All Permits required for Sellers to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Sellers and are valid and in full force and effect.  All fees and charges with respect to such Permits as of the date hereof have been paid in full.  Schedule 4.16(b) lists all current Permits issued to a Seller or an Affiliate which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration.  No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse, violation or limitation of any Permit set forth in Schedule 4.16(b).

Section 4.17 Environmental Matters.

(a) The operations of Sellers with respect to the Business and the Purchased Assets are currently and have been in compliance, in all material respects, with all Environmental Laws.  No Seller nor any Affiliate thereof has received from any Person, with respect to the Business or the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements.

(b) Sellers have obtained and are in material compliance with all Environmental Permits (each of which is disclosed on Schedule 4.17(b)) necessary for the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Sellers through the Closing Date in accordance with Environmental Law.  With respect to any such Environmental Permits, Sellers have undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and no Seller is aware of any condition, event or circumstance that might prevent or impede the transferability of the same, and has not received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c) Sellers have delivered to Buyer and listed on Schedule 4.17(c) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Sellers in connection with the Business which are in the possession or control of any Seller related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials.

(d) Sellers are not aware of and do not reasonably anticipate any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that could reasonably be expected to prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Business or the Purchased Assets as currently carried out.

(e) No Seller nor any of its respective subsidiaries have generated, manufactured, stored, handled, transported, refined, treated or disposed of Hazardous Materials in excess of 500 pounds or 55 gallons.

Section 4.18 Employee Benefit Plans.

(a) Schedule 4.18(a) contains a complete and accurate list of (i) all Benefit Plans (separately identifying each Benefit Plan maintained solely and exclusively for the benefit of Employees or Former Employees) and (ii) all Seller Employment Agreements and consulting agreements.  Sellers have delivered to Buyer a true, correct and complete copy, or summary plan description in the case of welfare and retirement plan, of each Benefit Plan and each Seller Employment Agreement and consulting agreement.  No Benefit Plan or Seller Employment Agreement or consulting agreement compensates any Employee or Former Employee for any excise or other additional Taxes pursuant to Sections 409A or 4999 of the Code or any similar provision of state, local or foreign Law.

(b) Each Benefit Plan has been established, administered and operated in material compliance with the terms of such plan and applicable Law, including ERISA and the Code and the regulations promulgated thereunder.  No Benefit Plan provides for health, life or other welfare benefits to Former Employees or beneficiaries or dependents thereof (other than COBRA Continuation Coverage).

(c) Schedule 4.18(c) identifies each Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Qualified Plans”).  The Internal Revenue Service has issued a favorable determination letter with respect to each Qualified Plan and the related trust that has not been revoked, and, to the Knowledge of Sellers, there are no existing circumstances and no events have occurred that could reasonably be expected adversely affect the qualified status of any Qualified Plan or the related trust.

(d) No Seller nor any of its ERISA Affiliates has at any time during the last six years, (i) contributed to or been obligated to contribute to any

Multiemployer Plan or Multiple Employer Plan, (ii) incurred any Withdrawal Liability that has not been satisfied in full, or (iii) maintained a plan that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.

(e) There is no pending or, to the Knowledge of Sellers, threatened Action relating to any Employee or Former Employee under a Benefit Plan (other than ordinary course claims for benefits).

(f) No Liability has been incurred by any Seller or any of its ERISA Affiliates, and, to the Knowledge of Sellers, no event has occurred and no condition exists, which could reasonably be expected to subject the Business or the Purchased Assets to Liability after the Closing Date under Title IV of ERISA, Section 302 of ERISA or Sections 412 or 4971 of the Code.

Section 4.19 Employment Matters.

(a) Schedule 4.19 sets forth a true and correct list of all individuals who are Employees, consultants or contractors of the Business as of the date hereof, including each Employee on leave of absence, disability or layoff status, and sets forth for each such individual a true and correct summary of the following information:  name; job title; employment status; current base pay and current bonus target and actual amount of last bonus paid and any change(s) in compensation since May 31, 2010; vacation time accrued; and start of service with the Seller.

(b) No Seller has any union, collective bargaining, employment, management, severance or consulting agreement or arrangement to which it is a party or by which it is otherwise bound.

(c) To the Knowledge of Sellers, no union or other labor organization is seeking to organize, or to be recognized as, a collective bargaining unit of any group of employees that includes any employees of any Seller.  There is no pending or, to the Knowledge of Sellers, threatened representation proceeding or petition, strike, work stoppage, work slowdown, unfair labor practice charge or complaint or other material labor dispute affecting any employee of a Seller.

(d) Each employee of a Seller has executed a nondisclosure and assignment-of-rights agreement for the benefit of such Seller, vesting all rights in work product created in such Seller.  To the Knowledge of Sellers, no officer or employee of a Seller is a party to or is otherwise bound by any agreement or arrangement, including any confidentiality, non-competition or proprietary rights agreement, with any Person (other than a Seller) that in any way limits or adversely affects or will limit or affect (i) the performance of his duties as an employee, officer or director of Buyer after the Closing or (ii) the ability of Buyer to conduct of the Business as presently conducted or any other businesses presently contemplated by Sellers to be conducted.

(e) Except as set forth on Schedule 4.19, each Seller and its Affiliates are and have been in compliance, in all material respects, with all applicable Laws respecting employment, employment practices, including terms and conditions of employment and wages and hours, employment discrimination, employee classification, workers’ compensation, family and medical leave, the Immigration Reform and Control Act and occupational safety and health requirements, in each case, with respect to Employees, and there are no pending or, to the Knowledge of Sellers, threatened controversies or other Actions with respect to any such matters or the Seller Employment Agreements.

(f) No Seller has entered into any arrangement with any entity such that a joint employer relationship exists.  There are no pending or, to the Knowledge of Sellers, threatened Actions against any Seller or in connection with the Business by or on behalf of or related to any individuals currently or formerly classified by as employees under a “joint employer” theory.  There are no facts which would give rise to material Liabilities for violations of any applicable Law concerning a joint employer relationship between Seller and any third parties.

Section 4.20 Taxes.

(a) Sellers have filed (on a timely basis) with the appropriate governmental agencies all federal, state, local and foreign Tax Returns required to be filed by any of them and have timely paid in full any Taxes due, and all such Tax Returns were true and complete in all respects;

(b) Sellers have provided the Buyer with true and complete copies of all Tax Returns filed by it, or on behalf of it, within the past six (6) years;

(c) No Seller has waived any statute of limitations in respect of Taxes or executed or filed with any Governmental Authority any agreement extending the period for the assessment or collection of any Taxes, and none are a party to any pending or, to the Knowledge of Sellers, threatened suit, action or proceeding by any Governmental Authority for the assessment or collection of Taxes;

(d) there is no unresolved claim by a Governmental Authority in any jurisdiction where Sellers do not file Tax Returns that a Seller is or may be subject to taxation by such jurisdiction;

(e) there has been no examination or audit with respect to Taxes with respect to any year since Sellers’ respective inceptions;

(f) Sellers have timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, or other Person;

(g) No Seller owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of any interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property;

(h) No Seller is a “foreign person” as that term is used in treasury Regulations Section 1.1445.2.

Section 4.21 Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of a Seller of an Affiliate thereof.

Section 4.22 Accurate Disclosure.  No representation or warranty by Sellers in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date hereof and as of the Closing Date.

Section 5.1 Organization of Buyer.  Buyer is a corporation duly organized, validly existing under the Laws of the State of Delaware.

Section 5.2 Authority of Buyer.  Buyer has the corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer.  This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except to the extent that enforceability thereof may be limited by general equitable principles or the operation of bankruptcy, insolvency, reorganization, moratorium or similar Laws.  When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except to the extent that enforceability thereof may be limited by general equitable principles or the operation of bankruptcy, insolvency, reorganization, moratorium or similar Laws.

Section 5.3 No Conflicts; Consents.  The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any

Contract to which Buyer is a party.  No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 5.4 Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 5.5 Legal Proceedings.  There are no Actions pending against Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Buyer’s knowledge, no event has occurred or circumstances exist that may give rise or serve as a reasonable basis for any such Action.

ARTICLE VI

COVENANTS

Section 6.1 Conduct of Business Prior to the Closing.  From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall conduct the Business in the Ordinary Course of Business and use reasonable best efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its Employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Notwithstanding the foregoing, Buyer acknowledges that Parent and Seller Subsidiaries lack adequate cash to finance the payment of ordinary expenses and is substantially in arrears with all vendors. Accordingly “reasonable best efforts” should be understood from the perspective of such limitations.  Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall:

(a) preserve and maintain all Permits required for the conduct of the Business as currently conducted for the ownership and use of the Purchased Assets;

(b) pay Taxes and other obligations of the Business when due;

(c) maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d) not sell, assign, license, transfer, convey, lease or otherwise dispose of any of the Purchased Assets or allow the Purchased Assets to become subject to any additional Encumbrance;

(e) not incur any additional secured Indebtedness or guarantee the Indebtedness of any Person;

(f) defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation;

(g) as requested by Buyer, perform all of its obligations under all Proposed Contracts appearing on Schedule 2.1(b) on behalf of Buyer and at Buyer’s sole expense or delegate to Buyer performance under the Assigned Contract and remit all payment received on account of such performance to Buyer within five Business Days after its receipt thereof;

(h) maintain the Books and Records in accordance with past practice;

(i) comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets;

(j) not issue any shares of common stock of the Parent or any other voting securities or securities convertible into or exercisable for voting securities of Parent, unless the holders thereof irrevocably agree to vote to approve the transactions contemplated hereby pursuant to a written agreement acceptable to Buyer in its reasonable discretion in the event such a vote is required or desired; and

(k) not take or permit any action that would cause any of the changes, events or conditions described in Section 4.5 to occur.

Section 6.2 Access to Information.  From the date hereof until the Closing, Sellers shall (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Leased Real Property, properties, assets, premises, Books and Records, Contracts and other documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; (c) instruct the Representatives of Sellers to cooperate with Buyer in its investigation of the Business; and (d) use commercially reasonable efforts to facilitate meetings between Buyer and the secured creditors or other debt or equity holders of Sellers which Buyer deems necessary, and shall encourage such Persons to cooperate with Buyer in its investigation of the Business.  No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.

Section 6.3 No Solicitation of Other Bids.

(a) No Seller shall, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal.  Sellers shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal.  For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person

(other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Purchased Assets.

(b) In addition to the other obligations under this Section 6.3, Sellers shall promptly advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) Sellers agree that the rights and remedies for noncompliance with this Section 6.3 shall include having such provision specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 6.4 Notice of Certain Events.

(a) From the date hereof until the Closing, Sellers shall promptly notify Buyer in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.1 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to Sellers’ Knowledge, threatened against, relating to or involving or otherwise affecting the Business or the Purchased Assets that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.15 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Buyer’s receipt of information pursuant to this Section 6.4 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 6.5 Employees and Employee Benefits.

(a) On or before the date of this Agreement and with Sellers’ consent, Buyer offered employment to the Employees of the Business listed on Schedule 6.5 on terms determined by Buyer in its sole discretion (Employees who accept such offer of employment hereinafter referred to as the “Hired Employees.”  Sellers and Buyer shall cooperate in good faith to effect an orderly transition of any Hired Employees, at Buyer’s sole expense.

(b) Sellers shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any Employee (or former Employee) of a Seller, including hourly pay, commission, bonus, salary, accrued vacations, fringe, pension or profit sharing benefits, or severance pay payable to any Employee (or Former Employee) of Seller for any period relating to the service with Seller at any time prior to the date of this Agreement and Sellers shall pay or settle all such amounts to or with all Employees on or prior to the such date.

(c) Sellers shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of Employees (or former Employees) or agents of a Seller which claims relate to events occurring prior to the date hereof.  Sellers also shall remain solely responsible for all worker’s compensation claims of any Employees (or Former Employees) or agents of a Seller which relate to events occurring prior to the date hereof.  Sellers shall settle, pay, or cause to be paid, all such amounts to or with the appropriate persons as and when due.

Section 6.6 Closing Conditions, Governmental Approvals and Consents; Information Statement.

(a) Each of the parties hereto shall act in good faith and use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including satisfying the closing conditions set forth in Article VII.  If all of the conditions to a party’s obligation to close hereunder shall have been satisfied, such party shall diligently proceed to close.  Without limiting the foregoing, Sellers shall, and shall cause its respective Affiliates to:  (i) use their reasonable best efforts to obtain, on or prior to the Closing, all consents, authorizations, orders, approvals and waivers and provide all necessary notices to, and make all filings with and applications and submissions to, any Governmental Authority or Person required for the consummation of the transactions contemplated by this Agreement as promptly as reasonably practicable; provided, however, that to the extent that any of such consents, authorizations, orders, approvals and waivers are not obtained by the Closing Date, Sellers shall continue to use its reasonable best efforts thereafter to obtain them; (ii) provide all such information concerning such party and its officers, directors, employees, trustees and Affiliates as may be necessary or reasonably requested by another party in connection with the foregoing; and (iii) avoid the entry of, or have vacated or terminated, any injunction, decree, order or judgment that would restrain, prevent or materially delay the consummation of the transactions contemplated by this Agreement, including defending through litigation any claim asserted in any court by any Governmental Authority or other Person.

(b) No later than January 22, 2011 and upon the prior consent of Buyer which shall not be unreasonably withheld or delayed, Parent shall file with the United States Securities and Exchange Commission (the “SEC”), a Schedule 14C Information Statement (the “Information Statement”) giving notice of the Stockholder Approvals, this Agreement and the transactions contemplated hereby, and shall mail such Information Statement to its stockholders ten (10) calendar days thereafter or, if such Information Statement is being reviewed by the SEC at the earliest practicable time.  Buyer agrees to provide information reasonably requested by Parent for inclusion into to the Information Statement and shall cooperate with Parent in complying with request for supplemental information, if any, requested by the Staff of the SEC during the course of the review of the Information Statement.  In the event Buyer deems information requested by Seller for inclusion into the Information Statement or requested by the Staff of the SEC as supplemental information to be confidential and exempt from disclosure under the provisions of the Freedom of Information Act applicable to filings with the SEC and rules adopted by the SEC thereunder, Buyer will promptly and at its sole expense provide justification for such treatment for the Parent to submit to the Secretary of the SEC and abide by the determination made by the SEC in regard to applicability of such exemptions.

(c) In the event that any additional stockholder approval may be required, the Sellers shall take such actions, including calling a meeting of stockholders or soliciting stockholder consent in lieu of a meeting, to obtain such stockholder approval and complete related filings with the SEC.

Section 6.7 Public Announcements.  Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no Seller nor any Affiliate thereof shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed).

Section 6.8 Remittance of Funds.  From and after the Closing, if any Seller or any of its Affiliates receives or collects any funds relating to any Purchased Asset, such Seller or its Affiliate shall remit such funds to Buyer within five Business Days after its receipt thereof.  From and after the Closing, if Buyer or its Affiliate receives or collects any funds relating to any Excluded Asset, Buyer or its Affiliate shall remit any such funds to Sellers within five Business Days after its receipt thereof.

Section 6.9 Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Buyer when due.  Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 6.10 Tax Clearance Certificates.

(a) If requested by Buyer, Sellers shall notify all of the taxing authorities in the jurisdictions that impose Taxes on Seller or where a Seller has a duty to file Tax Returns of the transactions contemplated by this Agreement in the form and manner required by such taxing authorities, if the failure to make such notifications or receive any available tax clearance certificate (a “Tax Clearance Certificate”) could subject Buyer to any Taxes of a Seller.  If any taxing authority asserts that any Seller is liable for any Tax, such Seller shall promptly pay any and all such amounts and shall provide evidence to Buyer that such liabilities have been paid in full or otherwise satisfied.

(b) Without limiting the generality of the foregoing, Buyer and each Seller shall comply with N.J.S.A. 54:32B-22(c) and N.J.S.A. 54:50-38 by delivering a Notification of Sale, Transfer, or Assignment in Bulk (Form C-9600) (the “Tax Notification”) to the Director of the Division of Taxation of the State of New Jersey Department of the Treasury (the “Director”) by registered or certified mail or overnight delivery at least ten (10) days prior to Closing.  Sellers shall cooperate in connection with such compliance and shall provide all information necessary for Buyer to complete the Tax Notification, including completion and filing of the Asset Transfer Tax Declaration Form (Form TTD) with the Director.  If the Director informs Buyer that a possible claim for Taxes, including any interest and penalties thereon, exists (the “Tax Claim”) and the maximum amount thereof (the “Deficiency”), then Buyer and Sellers shall close as scheduled and without delay, and Buyer shall withhold the portion of the Purchase Price Remainder equal to the amount of the Deficiency (the “Tax Escrow”), which Tax Escrow shall be held pursuant to an escrow agreement with the Bulk Sales Tax Escrowee (as hereinafter defined) in a form reasonably acceptable to Buyer and Sellers.  Such amount held in the Tax Escrow shall reduce the Purchase Price Remainder payable at Closing to Parent pursuant to Section 2.5(a).  The escrow agent with respect to the Bulk Sales Tax Escrow shall be referred to as the “Bulk Sales Tax Escrowee”.  If, after Closing, the Director directs payment of all or any portion of the Deficiency on behalf of Sellers, then Buyer shall direct the Bulk Sales Tax Escrowee to release to the Division of Taxation such amount from the Tax Escrow.  If the Director informs Buyer that the Deficiency has been fully paid or that Buyer has no further liability for the Deficiency, then Buyer shall direct Bulk Sales Tax Escrowee to release such difference to Parent.  If the Director gives notice to Buyer that a Seller is liable for Taxes, including interest and penalties thereon, in an amount that is greater than the Tax Escrow, Sellers shall promptly pay the difference to the Division of Taxation and shall provide Buyer with evidence thereof.  Notwithstanding anything to the contrary contained herein, Sellers shall have the right to negotiate with the Director regarding the Tax Claim and the Deficiency; provided, however, that (i) Buyer and Bulk Sales Tax Escrowee shall be entitled to comply with all instructions of the Director, and (ii) the Closing shall not be delayed as a result thereof.  Under no circumstances shall Closing occur until Sellers and Buyer are in receipt of a direction letter from the Director.

Section 6.11 Bulk Sales Laws.  Except as set forth in Section 6.10, the parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Sellers to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction shall be treated as Excluded Liabilities.

Section 6.12 Settlement Agreements.  From the date hereof to the Closing Date, Sellers shall use diligent efforts to enter into the remainder of the Settlement Agreements described in Section 7.1(k).

Section 6.13 Intellectual Property.  Before Closing, the parties hereto may discuss further the Intellectual Property that is subject to the ST License Agreement.

Section 6.14 Further Assurances.  Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, including Intellectual Property assignments and conveyances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1 Conditions to Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Sellers contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality) or in all material respects (in the case of any representation or warranty not qualified by materiality) on and as of the date hereof and on and as of the Closing Date without giving effect to any supplement to the Disclosure Schedules (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Agreements and Conditions.  Sellers shall have complied with and duly performed, in all material respects, all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it on or before the Closing Date.

(c) No Legal Proceedings.  No Action shall have been instituted or threatened to restrain or prohibit the transactions contemplated hereby and, as of the Closing Date, there will be no Action pending or threatened against or affecting any Seller or the Purchased Assets alleging that the Intellectual Property Assets have been misappropriated or a Seller does not own or have the right to transfer the Intellectual Property Assets or the Intellectual Property Licenses or that the conduct of the Business infringes on Intellectual Property rights of any other Person.

(d) Loss, Damage or Destruction.  Between the date hereof and the Closing Date, there shall not have been any material loss, damage or destruction to or of any of the Purchased Assets.

(e) No Material Adverse Effect.  There shall have been no Material Adverse Effect since May 31, 2010.

(f) Officer’s Certificate.  Buyer shall have received a certificate dated the Closing Date and executed by the Chief Executive Officer and Chief Financial Officer of Parent to the effect that the conditions set forth in Sections 7.1(a) - (e) and (k) shall have been satisfied.

(g) Secretary’s Certificate.  Buyer shall have received certificates, dated the Closing Date and executed by the Secretary of each Seller, certifying the incumbency and signatures of an officer authorized to act on its behalf in connection with the transactions contemplated hereby and attaching and certifying (i) as true and complete copies of the resolutions duly adopted by the Board of Directors of each Seller authorizing and approving the execution and delivery of this Agreement, the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, (ii) as true and complete copies of the Stockholder Approvals, and (iii) that all such resolutions are in full force and effect without modification and are all the resolutions adopted in connection with the transactions contemplated hereby.

(h) Opinion of Counsel.  Sellers shall have furnished Buyer with an opinion of Sommer & Schneider LLP, counsel for Seller, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer customary for transactions of the type contemplated hereby.

(i) Governmental Approvals.  No injunction or decree prohibiting or materially restricting or delaying the consummation of the transactions contemplated hereby shall have been issued by any Governmental Authority and remain in force.

(j) Consents. All approvals, consents, notices, filings and waivers that are listed on Schedule 4.3, including effective Stockholder Approvals and clearance of Parent’s Schedule 14C Information Statement by the SEC and mailing thereof to Parent stockholders, shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing and any waiting periods shall have expired.

(k) Settlement Agreements and Releases.  The Settlement Agreements delivered to Buyer on the date hereof shall be in full force and effect as of the Closing Date, and the additional Settlement Agreements specified on Schedule 7.1(k) shall have been obtained and delivered to Buyer.

(l) Closing Deliverables.  Sellers shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.2(a).

(m) Permits.  Buyer shall have received all Permits that are necessary for it to conduct the Business as conducted by Sellers as of the Closing Date.

(n) Encumbrances; Title. All Encumbrances relating to the Purchased Assets, including those set forth on Schedule 4.7(b) shall have been released in full, other than Permitted Encumbrances, all title issues disclosed on Schedule 4.7(a) shall have been corrected to Buyer’s reasonable satisfaction, and Sellers shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its sole discretion, of the release of such Encumbrances and the correction of such title issues.

(o) Termination of Agreement.  Sellers shall have delivered to Buyer a duly executed termination of the Joint Development, Commercialization and License Agreement, dated September 2, 2008, by and between Arkados, Inc. and STMicroelectronics N.V., in form and substance reasonably satisfactory to Buyer, which shall terminate such agreement without further obligation owing by either party thereto.

(p) Schedule of Purchased Assets.  Buyer shall have received from Sellers a schedule setting forth the book value as of the Closing Date of the various items included in the Purchased Assets.

(q) Certificate of Non-Foreign Status.  Buyer shall have received from each of the Sellers a certificate as to their non-foreign status as of the Closing Date in conformity with Section 1445 of the Code of the Treasury Regulations thereunder, which certificate shall state that such Sellers are not “foreign persons” within the meaning of Section 1445 of the Code.

(r) Proposed Contracts.  All breaches and defaults under Proposed Contracts shall have been cured by the Sellers and Buyer shall have received written evidence thereof reasonably satisfactory to it.

(s) Schedules of Indebtedness and Accounts Payable.  Buyer shall have received from Sellers updated schedules of Indebtedness and Accounts Payable pursuant to Section 4.12.

Section 7.2 Conditions to Obligations of Sellers.  The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Parent’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality) or in all material respects (in the case of any representation or warranty not qualified by materiality) on and as of the date hereof and on and as of the Closing Date without giving effect to any supplement to the Disclosure (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Agreements and Conditions. Buyer shall have complied with and duly performed, in all material respects, all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it on or before the Closing Date.

(c) Officer’s Certificate. Parent shall have received a certificate dated the Closing Date and executed by an authorized officer of Buyer to the effect that the conditions set forth in Sections 7.2(a) – (c) shall have been satisfied.

(d) Governmental Approvals. No injunction or decree prohibiting or materially restricting or delaying the consummation of the transactions contemplated hereby shall have been issued by any Governmental Authority and remain in force.

(e) Closing Deliverables. Buyer shall have delivered to Parent duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.2(b).

(f) Termination of Agreement.  Buyer shall have delivered to Parent a duly executed termination of the Joint Development, Commercialization and License Agreement, dated September 2, 2008, by and between Seller and STMicroelectronics N.V., in form and substance reasonably satisfactory to Seller, which shall terminate such agreement without further obligation owing by either party thereto.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Survival.  Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect for a period of twenty-four (24) months thereafter; provided, that the representations and warranties in Section 4.1 (Organization and Qualification of Sellers), Section 4.2 (Authority of Sellers), Section 5.1 (Organization of Buyer) and Section 5.2 (Authority of Buyer) shall survive indefinitely and the representations and warranties in Section 4.7 (Title to Purchased Assets), Section 4.8 (Condition and Sufficiency of Assets), Section 4.10 (Intellectual Property), Section 4.18 (Employee Benefit Plans), Section 4.20 (Taxes), Section 4.21 (Brokers) and Section 5.4 (Brokers) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.2 Indemnification By Sellers.  Subject to the other terms and conditions of this Article VIII, Sellers, jointly and severally, shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement or in any agreement or certificate or instrument delivered by or on behalf of Sellers pursuant to this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Sellers pursuant to this Agreement or any agreement or certificate or instrument delivered by or on behalf of Sellers pursuant to this Agreement;

(c) any Excluded Asset or any Excluded Liability; or

(d) any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of any Seller, or any of its Affiliates (other than the Purchased Assets or the Post-Closing Contract Obligations) conducted, existing or arising on or prior to the Closing Date.

Section 8.3 Indemnification By Buyer.  Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify and defend each Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any agreement or certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any agreement or certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement; or

(c) any Post-Closing Contract Obligations.

Section 8.4 Indemnification Procedures.  The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.

(a) Third Party Claims.  If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than twenty (20) calendar days after receipt of such notice of such Third Party Claim.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure.  Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof to the extent reasonably available and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.  The Indemnifying Party shall have the right to participate in, or if it shall have acknowledged in writing its obligation to provide indemnification to the Indemnified Party in respect thereof, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (i) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, or (ii) seeks an injunction or other equitable relief against the Indemnified Party.  In the event that the

Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.4(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party.  The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof.  The fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required.  If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may pay, compromise and defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim.  Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 10.6) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims.  Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party.

(c) Direct Claims.  Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than twenty (20) days after the Indemnified Party becomes aware of such Direct Claim.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure.  Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof to the extent reasonably available and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.  The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim.  The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request.  If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Cooperation.  Upon a reasonable request by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim.  Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

Section 8.5 Payments.  Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within five (5) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.  The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such five (5) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to ten percent (10%).  Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

Section 8.6 Tax Treatment of Indemnification Payments.  All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.7 Effect of Investigation.  The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.1 or Section 7.2, as the case may be.

ARTICLE IX

TERMINATION

Section 9.1 Termination.  This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Parent and Buyer;

(b) by Buyer by written notice to Parent if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.1 and such breach, inaccuracy or failure has not been cured by Seller within twenty days of Seller’s receipt of written notice of such breach from Buyer;

(ii) any of the conditions set forth in Section 7.1 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by September 15, 2011, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(c) by Parent by written notice to Buyer if:

(i) Sellers are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.2 and such breach, inaccuracy or failure has not been cured by Buyer within twenty days of Buyer’s receipt of written notice of such breach from Seller; or

(ii) any of the conditions set forth in Section 7.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by September 15, 2011, unless such failure shall be due to the failure of Sellers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(d) by Buyer or Parent in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable; or

(e) by Buyer if Sellers:  (i) ceases to do business as a going concern; (ii) files a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization, an arrangement, the adjustment of its debts, or for any relief under the applicable bankruptcy or insolvency laws; (iii) applies for the appointment of a receiver or trustee for itself or for all or substantial part of its properties; (iv) makes an assignment for the benefit of creditors; or (v) has filed against it an involuntary petition in bankruptcy or seeking reorganization, an arrangement, readjustment of its debts or for any relief under the applicable bankruptcy or other insolvency laws; and any one of the foregoing actions referenced in this clause (v) remains undismissed or undischarged for thirty (30) days.

Section 9.2 Effect of Termination.  In the event of termination of this Agreement in accordance with this Agreement, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this Article IX and Section 6.7; and

(b) that nothing herein shall relieve any party hereto from liability for any breach of any provision hereof.

ARTICLE X

NON-COMPETITION; CONFIDENTIALITY

Section 10.1 Non-Competition.  Sellers acknowledge that (a) Buyer would not have entered into this Agreement but for the agreements and covenants contained in this Article X and (b) the agreements and covenants contained in this Article X are essential to protect legitimate interests of Buyer.  To induce Buyer to enter into this Agreement, Each Seller hereby agrees that, following the Closing Date and for a period of five (5) years thereafter (the “Restricted Period”), it shall not, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed or retained by, render services to, provide financing (equity or debt) or advice to, or otherwise be connected in any manner with any business that at any time competes with the Business, anywhere in the world; provided, however, that nothing contained herein shall prevent the purchase or ownership by Sellers of less than three (3%) percent of the outstanding equity securities of any class of securities of a company registered under Section 12 of the Securities and Exchange Act of 1934, as amended.

Section 10.2 No Competing Interests.  Each Seller hereby represents and warrants to Buyer that neither it nor any of its Affiliates has any ownership or other interest in any business or activity that competes or can reasonably be expected to compete, directly or indirectly, with the Business.  Each Seller hereby represents and warrants to Buyer that neither it nor any of its Affiliates has or shares any ownership or similar interest in any Purchased Asset.

Section 10.3 Non Solicitation.  During the Restricted Period, no Seller shall, directly or indirectly, hire, engage, offer to hire, divert, entice away, solicit or in any other manner persuade or attempt to persuade (a “Solicitation”) any Person who is, or was, at any time within the twelve (12)-month period prior to such Solicitation, an officer, director, Employee, agent, licensor, licensee, customer, or supplier of the Business or Buyer to discontinue, terminate or adversely alter his or its relationship therewith.

Section 10.4 Non-Disruption.  During the Restricted Period, no Seller shall, directly or indirectly, interfere with, disrupt or attempt to disrupt any present or prospective relationship, contractual or otherwise, between Buyer or any of its Affiliates, on the one hand, and any of its customers, contractees, suppliers or employees, on the other hand.

Section 10.5 Confidentiality.  From and after the Closing Date, no Seller shall at any time, directly or indirectly, use, exploit, communicate, disclose or disseminate any Confidential Information in any manner whatsoever (except disclosure to financial or legal advisors and as may be required under legal process by subpoena or other court order; provided, that Sellers shall take reasonable steps to provide Buyer with sufficient prior written notice in order to contest such requirement or order).

Section 10.6  Remedies upon Breach.  Sellers acknowledge and agree that: (a) Buyer (and the Business) would be irreparably injured in the event of a breach by Sellers of any of its obligations under this Article X; (b) monetary damages would not be an adequate remedy for such breach; (c) Buyer shall be entitled (without the need to post any bond) to injunctive relief, in addition to any other remedy that they may have, in the event of any such breach; and (d) the existence of any claims that a Seller may have against Buyer, whether under this Agreement, any other Transaction Document or otherwise, shall not be a defense to (or reason for the delay of) the enforcement by Buyer of any of its rights or remedies under this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Expenses.  Buyer and Sellers shall pay all costs and expenses, including the fees and disbursements of any counsel and accountants retained by them, incurred by them in connection with the preparation, execution, delivery and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby or thereby, whether or not the transactions contemplated hereby or thereby are consummated.

Section 11.2 Notices.  All notices, requests, demands and other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be delivered personally, sent by facsimile transmission, delivered by a recognized overnight courier or express mail service for next business day delivery (and requiring proof of delivery or receipt) or posted in the United States mail by registered or certified mail, with postage pre-paid, return receipt requested, and shall be deemed given when so delivered personally, sent by facsimile transmission with electronic confirmation of receipt during regular business hours, the next day after delivered to such overnight courier or express mail service or three (3) business days after the date of mailing, as follows:

(a) If to Buyer to:	with a copy to (which shall not constitute notice):

STMicroelectronics, Inc.	K&L Gates LLP
c/o STMicroelectronics N.V. 39, Chemin du Champ-des-Filles Plan-les-Ouates CH-1228 GENEVA Switzerland	599 Lexington Avenue New York, New York 10022
Attn: General Counsel	Attn: Whitney J. Smith, Esq.
Tel. No.: +41 22 929 2929	Tel. No.: 212-536-3930
Fax No.: +41 22 929 2988	Fax No.: 212-536-3901

(b) If to Sellers:	with a copy to (which shall not constitute notice):

220 Old New Brunswick Road Suite 202 Piscataway, New Jersey 08854	Sommer & Schneider LLP 595 Stewart Avenue, Suite 710 Garden City, New York 11530
Attn: Chief Financial Officer	Attn: Herbert H. Sommer, Esq.
Tel. No.: 732-465-9300	Tel. No.: 516-228-8181
Fax No.: 732-465-9600	Fax No.: 516-908-4000

Any party may, by notice given in accordance with the provisions of this Section 11.2 to the other parties, designate another address or individual for receipt of notices hereunder.

Section 11.3 Severability.  If in any jurisdiction any term or provision hereof is determined to be invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired, (b) any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction, and (c) the invalid or unenforceable term or provision shall, for purposes of such jurisdiction, be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 11.4 Entire Agreement.  This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.  In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 11.5 Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  This Agreement may not be assigned by any Seller without the prior written consent of Buyer; provided, however, that Buyer may assign or delegate any or all rights or obligations hereunder to an Affiliate; and provided, further, that Buyer may assign or delegate any or all of its rights or obligations hereunder, including its rights under Article VIII, to any subsequent purchaser of the Business, any Purchase Asset, Buyer or all or substantially all of Buyer’s assets.

Section 11.6 No Third-party Beneficiaries.  Except as provided in Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.7 Amendment and Modification; Waiver.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.  No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving.  No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.  No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 11.8 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to the conflict of laws principles thereof other than Section 5-1401 of the New York

General Obligations Law).  The parties hereto hereby consent to the jurisdiction of the federal and New York State courts located in Manhattan (NYC) and agree that service of process by certified mail, return receipt requested, shall, in addition to any other methods permitted by applicable Law, constitute personal service for all purposes.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.8(b).

Section 11.9 Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 11.10 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Arkados, Inc.

By:  /s/ Larry Crawford
Name: Larry Crawford
Title:   CFO

Arkados Wireless Technologies, Inc.

By:  /s/ Larry Crawford
Name: Larry Crawford
Title:   CFO

Arkados Group, Inc.

By:  /s/ Larry Crawford
Name: Larry Crawford
Title:   CFO

STMicroelectronics, Inc.

By:  /s/ Archibald Mck. Malone
Name: Archibald Mck. Malone
Title:   Vice President & CFO

Signature Page to Asset Purchase Agreement

Annex A

Definitions

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Benefit Plan” shall mean each “employee benefit plan,” as defined in Section 3(3) of ERISA (including any “multiemployer plan” as defined in Section 3(37) of ERISA) and each profit-sharing, bonus, stock option, stock purchase, restricted stock units/shares, stock ownership or other stock related equity compensation, pension, retirement, severance or termination pay, change-in-control, deferred compensation, excess benefit, fringe benefit supplemental unemployment, post-retirement medical or life insurance, welfare, incentive, sick leave or other leave of absence, short- or long-term disability, salary continuation, medical, hospitalization, life insurance, other insurance plan, or other employee benefit plan, policy, program or arrangement, whether written or unwritten, qualified or non-qualified, funded or unfunded, in each case, that is maintained, sponsored or contributed to (or with respect to which any obligation to contribute has been undertaken) by a Seller or its Affiliates under which any of the Employees or Former Employees participate or participated or with respect to which a Seller or any ERISA Affiliate of a Seller has any liability or obligation attributable to the Employees or Former Employees.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“COBRA Continuation Coverage” means the continuation coverage requirements under Section 4980B of the Code and Part 6 of Title I of ERISA.

“Code” means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

“Confidential Information” means any and all information (oral or written) relating to the Business and/or the Buyer and its Affiliates or any of their respective operations or activities, including the terms of this Agreement, information relating to trade secrets, plans, promotion and pricing techniques, procurement and sales activities and procedures, proprietary information, business methods and strategies (including acquisition strategies), software, software code, advertising, sales, marketing and other materials, customers and supplier lists, data processing reports, customer sales analyses, invoice, price lists or information, and information pertaining to any lawsuits or governmental investigation, except such information that is in the public domain (such information not being deemed to be in the public domain merely because it is embraced by more general information that is in the public domain) other than as a result of a breach of any of the provisions hereof.

“Contracts” means all contracts, purchase orders, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Dollars” or “$” means the lawful currency of the United States.

“Employees” means those Persons currently employed by a Seller in connection with the Business immediately prior to the Closing.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.  The term “Environmental Law” includes the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic

Annex A-2

Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with Seller within the meaning of Code Section 414.

“Former Employees” means the Persons formerly employed by  a Seller in connection with the Business.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Indebtedness” of any Person means, without duplication, (a) the principal of and accrued interest, fees and premium (if any) in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds, mortgages, indentures or other similar instruments for the payment of which such Person is responsible or liable; (b) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (c)

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all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (d) all swap agreements entered into with respect to clauses (a) through (c); (e) all obligations of the type referred to in clauses (a) through (d) of other Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (f) all obligations of the type referred to in clauses (a) through (e) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world: (a) inventions, discoveries, or improvements, including patents, patent applications, and certificates of invention; (b) trade secrets, Confidential Information, know-how, and technical and engineering drawings and information; (c) indicators of source or origin, including trademarks, service marks, designs, logos, and slogans; (d) works of authorship or expression, including copyrights and moral rights; (e) data, databases, data models, and schema; (f) industrial designs and design patents; (g) computer code, including source code and object code; and (h) any other similar intellectual property, all whether or not registered or registerable.

“Intellectual Property Assets” means all Intellectual Property that is owned by a Seller or any of its subsidiaries and includes all embodiments and stored/recorded copies of such property (e.g., software and information on electronic media).

“Intellectual Property Licenses” means all licenses, sublicenses and other agreements by or through which other Persons, including Sellers’ Affiliates, grant a Seller or one or more of its subsidiaries exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used in or necessary for the conduct of the Business as currently conducted.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Inventory” means all inventory, including finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories.

“IRS” means the Internal Revenue Service.

“Knowledge of Sellers” or “Sellers’ Knowledge” means facts or other information actually known by any senior manager of Seller or which a prudent individual in such position could be expected to discover in the course of conducting a reasonably comprehensive investigation of the relevant subject matter.

“Law” means all federal, state, local and foreign laws, statutes, ordinances, rules or regulations, administrative policies or guidance documents, orders, injunctions, decrees and administrative rulings promulgated by any court or Governmental Authority.

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“Liabilities” means any debts, liabilities, commitments or obligations, whether absolute or contingent, asserted or unasserted, known or unknown, liquidated or unliquidated, due or to become due, fixed or unfixed, including guarantees and indemnities.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

“Material Adverse Effect” means any effect, occurrence, development or change that has had or could reasonably be expected to have a materially adverse effect on (a) the business, prospects, assets, liabilities, operations or condition, financial or otherwise, of the Business, (b) the value of the Purchased Assets or (c) the ability of Sellers to consummate the transactions contemplated hereby on a timely basis.

“Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 3(37) of ERISA.

“Multiple Employer Plan” shall mean a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

“Ordinary Course of Business” means any action taken by a Person that (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary and usual course of the normal, day-to-day operations of such Person; and (b) does not require authorization by the board of directors or stockholder of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” means:

(a)           liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Balance Sheet; and

(b)           mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course of Business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Purchased Assets.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

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“Post-Closing Tax Period” means any  taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Seller Employment Agreement” shall mean a Contract, offer letter or agreement of a Seller or any of its Affiliates with or addressed to any Employee or Former Employee pursuant to which a Seller or any of its Affiliates has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services relating to the Business.

“Settlement Agreements” means the:

(a)           Settlement Agreements and General Releases among Parent and Parent’s secured creditors, in form and substance acceptable to Buyer in its discretion, covering any and all claims they may have against a Seller or any of its Affiliates, whether secured or unsecured, and (i) naming Buyer and its Affiliates as beneficiaries thereof and (ii) acknowledging that such Persons do not have any ownership or other interest in the Purchased Assets, including the Intellectual Property Assets;

(b)           Settlement Agreements and General Releases among Sellers and the Hired Employees, in form and substance acceptable to Buyer in its discretion, covering any and all claims they may have against a Seller or any of its Affiliates, whether secured or unsecured, and (i) naming Buyer and its Affiliates as beneficiaries thereof and (ii) acknowledging that such Employees do not have any ownership or other interest in the Purchased Assets, including the Intellectual Property Assets;

(c)           Settlement Agreements and General Releases among Parent and the Trident debtholders, in form and substance acceptable to Buyer in its discretion, releasing any and all claims they may have against Buyer and its Affiliates and acknowledging that such Persons do not have any ownership or other interest in the Purchased Assets, including the Intellectual Property Assets;

(d)           Settlement Agreements and General Releases among Parent and the holders of Parent’s bridge notes, in form and substance acceptable to Buyer in its discretion, releasing any and all claims they may have against Buyer and its Affiliates and acknowledging that such

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Persons do not have any ownership or other interest in the Purchased Assets, including the Intellectual Property Assets;

(e)           Settlement Agreements and General Releases among Parent, Sellers and each of their respective trade creditors, in form and substance acceptable to Buyer in its discretion, releasing any and all claims they may have against Buyer and its Affiliates and acknowledging that such Persons do not have any ownership or other interest in the Purchased Assets, including the Intellectual Property Assets; and

(f)           Settlement Agreements and Releases among Parent and the holders of Parent’s other promissory notes, in form and substance acceptable to Buyer in its discretion, releasing any and all claims they may have against Buyer and its Affiliates and acknowledging that such Persons do not have any ownership or other interest in the Purchased Assets, including the Intellectual Property Assets.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax, of any kind, whatsoever, including any interest, penalty or addition thereto, whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.

“Tax Returns” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Law relating to any Tax.

“Transaction Documents” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, Intellectual Property Assignments, the ST License Agreement, the Arkados License Agreement and the other agreements, instruments and documents required to be delivered at the Closing.

“Withdrawal Liability” means Liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

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Other Terms.  The following terms are defined in the body of this Agreement in the sections indicated.

Term	Section
Acquisition Proposal	Section 6.3(a)
Agreement	Preamble
Allocation Schedule	Section 2.6
Annual Financial Statements	Section 4.4
Arkados License Agreement	Background
Assigned Contracts	Section 2.1(b)
Assignment and Assumption Agreement	Section 3.2(a)(ii)
Balance Sheet	Section 4.4
Balance Sheet Date	Section 4.4
Bill of Sale	Section 3.2(a)(i)
Books and Records	Section 2.1(j)
Bulk Sales Tax Escrowee	Section 6.10(a)
Business	Background
Buyer	Preamble
Buyer Indemnitees	Section 8.2
Closing	Section 3.1
Closing Date	Section 3.1
Deficiency	Section 6.10(a)
Direct Claim	Section 8.4(c)
Director	Section 6.10(a)
Disclosure Schedules	Section 1.3
Excluded Assets	Section 2.2
Excluded Contracts	Section 2.2(a)
Excluded Liabilities	Section 2.4
Financial Statements	Section 4.4
Hired Employees	Section 6.5(a)
Indemnified Party	Section 8.4
Indemnifying Party	Section 8.4
Insurance Policies	Section 4.14
Intellectual Property Assignments	Section 3.2(a)(iii)
Interim Balance Sheet	Section 4.4
Interim Balance Sheet Date	Section 4.4
Interim Financial Statements	Section 4.4
Leased Real Property	Section 4.9(b)
Leases	Section 4.9(b)
Material Licensors	Section 4.13
Material Suppliers	Section 4.13
Parent	Preamble
Post-Closing Contract Obligations	Section 2.3
Proposed Contracts	Section 2.3
Purchase Price	Section 2.5
Purchase Price Remainder	Section 2.5
Purchased Assets	Section 2.1

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Qualified Plans	Section 4.18(c)
Restricted Period	Section 10.1
Seller	Preamble
Seller Indemnitees	Section 8.3
Software Assets	Section 4.10(b)
Solicitation	Section 10.3
ST License Agreement	Section 3.2(a)(iv)
Stockholder Approvals	Background
Systems Business	Background
Tangible Personal Property	Section 2.1(c)
Tax Claim	Section 6.10(a)
Tax Escrow	Section 6.10(a)
Tax Notification	Section 6.10(a)
Third Party Claim	Section 8.4(a)

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ANNEX B

ARKADOS LICENSE AGREEMENT

This Arkados License Agreement and Amendment to Joint Development Agreement (“Agreement”) is entered into and effective as of December 23, 2010, by and between STMicroelectronics Inc., a Delaware corporation (“ST”), Arkados Group, Inc., Arkados Wireless Technologies, Inc. and Arkados, Inc., each a Delaware corporation (collectively “Arkados”).

WHEREAS, Arkados and ST wish to enter an agreement by which ST will obtain from Arkados certain rights to Arkados Intellectual Property and Intellectual Property Licenses, as more particularly set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties intending to be bound hereby agree as follows:

1.	DEFINITIONS.

The following terms shall have the following meanings:

1.1.  “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

1.2.  “Business” means designing, developing and selling semiconductor products that incorporate powerline communications and networking technology and offering services relating thereto.

1.3.  “Confidential Information” means any and all information (oral or written) relating to the Business and/or the Systems Business, including the terms of this Agreement, information relating to trade secrets, plans, promotion and pricing techniques, procurement and sales activities and procedures, proprietary information, business methods and strategies (including acquisition strategies), software, software code, advertising, sales, marketing and other materials, customers and supplier lists, data processing reports, customer sales analyses, invoice, price lists or information, and information pertaining to any lawsuits or governmental investigation, except such information that is in the public domain (such information not being deemed to be in the public domain merely because it is embraced by more general information that is in the public domain) other than as a result of a breach of any of the provisions hereof.

1.4.  ”Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the laws of any jurisdiction throughout the world: (a) inventions, discoveries, or improvements, including patents, patent applications, and certificates of invention;

 (b) trade secrets, Confidential Information, know-how, and technical and engineering drawings and information; (c) indicators of source or origin, including trademarks, service marks, designs, logos, and slogans; (d) works of authorship or expression, including copyrights and moral rights; (e) data, databases, data models, and schema; (f) industrial designs and design patents; (g) computer code, including source code and object code; and (h) any other similar intellectual property, all whether or not registered or registerable.

1.5.  “Intellectual Property Assets” means all Intellectual Property that is to be purchased by ST pursuant to the Purchase Agreement and includes all embodiments and stored/recorded copies of such property (e.g., software and information on electronic media).

1.6.   “Intellectual Property Licenses” means all licenses, sublicenses and other agreements by or through which other Persons, including Arkados’ Affiliates, grant Arkados or one or more of its subsidiaries exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used in or necessary for the conduct of the Business as currently conducted or the Systems Business.

1.7.  “Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

1.8.      “Purchase Agreement” means Asset Purchase Agreement between ST and Arkados, dated December 23, 2010.

1.9.  “Restricted Period” means the period commencing on the date hereof and ending on the earlier of consummation of the transactions contemplated by the Purchase Agreement or the termination of the Purchase Agreement.

1.10.    “Systems Business” means services relating to the system design and the integration of semiconductor products into integrated products of other manufacturers, including providing consulting services relating thereto.

2.	LICENSE GRANT

2.1.  License to ST.  Arkados, on behalf of itself and its Affiliates, hereby grants to ST and its Affiliates a worldwide, non-exclusive, irrevocable, sublicensable, fully paid-up license (or sublicense) during the Term to exploit all Intellectual Property and Intellectual Property Assets owned or licensable (or sublicensable) by Arkados and/or any of its Affiliates for any purpose, including without limitation to make, have made, use, sell, offer to sell, import, export, distribute, copy, display, make derivative works, and practice any method or process in relation thereto.

2.2.  Sublicense to ST.  Arkados, on behalf of itself and its Affiliates, hereby grants to ST and its Affiliates a worldwide, nonexclusive, irrevocable, sublicensable, fully paid-up sublicense during the Term under the Intellectual Property Licenses.  Such sublicense shall be equal in breadth to the license(s) held by Arkados in the Intellectual Property Licenses.

2.3.  Delivery of Intellectual Property Assets.  Upon the date hereof, Arkados shall deliver and ST shall take possession of the Intellectual Property Assets at the premises of Arkados.  This transfer of possession shall be deemed to have occurred by execution of this Agreement and shall not require any physical, electronic, or other movement or manifestation of control over the Intellectual Property Assets.  ST may nonetheless make such copies of the Intellectual Property Assets as it deems desirable.  In addition, Arkados hereby grants to ST upon the date hereof at no additional cost and for the Term all rights to access and use all premises and tangible assets located thereat, records, and storage media of Arkados as may be required or desirable to use, make copies, and otherwise access the Intellectual Property Assets in order to exercise the licenses granted hereunder.  Arkados shall comply with all reasonable requests of ST in relation to such access.  ST shall be responsible for the conduct of its employees utilizing Arkados’ premises pursuant to the foregoing.

2.4.  Payment.  In consideration of the licenses granted and other agreements contained herein, ST shall pay to Arkados Group, Inc. within five (5) five business days of the date hereof the sum of $7,000,000 by wire transfer in accordance with the payment instructions set forth in the flow of funds chart delivered by Arkados to ST.

2.5.  Existing Agreement.  Arkados waives any and all obligations under that certain Joint Development, Commercialization and License Agreement, dated September 2, 2008, by between Arkados and STMicroelectronics N.V., and agrees to promptly execute any instrument requested by ST to terminate such agreement.  The parties hereto acknowledge and agree that each is responsible for its own tax liabilities with respect to this Agreement.

2.6.  Limitation on Third-party Grants.  Neither Arkados nor any of its Affiliates shall during the Restricted Period grant to any third party a license or sublicense (or covenant not to sue) under all or any part of the Intellectual Property, the Intellectual Property Assets, or the Intellectual Property Licenses.  For the avoidance of doubt, this Section shall not require Arkados or any of its Affiliates to terminate any license granted prior to the Signature Date.

3.	TERM AND TERMINATION

3.1.  Term.  This Agreement shall be in effect until there cease to exist any protectable rights in the Intellectual Property, the Intellectual Property Assets, or the Intellectual Property Licenses (the “Term”).

3.2.  Notice of Material Breach.  If a party commits a material breach (including a default) in the performance of any of its obligations under this Agreement, the other party may give the breaching party written notice of the material and its intention to seek specific performance (or comparable injunctive relief) and/or monetary damages if the material breach is not cured within thirty (30) days (or such later date as may be specified in writing by the other party).  If such breach is not cured with such period, the non-breaching party may commence a legal action to obtain specific performance (or comparable injunctive) and/or monetary damages.  For the avoidance of doubt, the parties agree that no other remedies shall be available in relation to this Agreement.

3.3.  Conclusion of Term.  Upon the expiration of the Term, this Agreement shall terminate and all rights and obligations hereunder shall arise and be governed (if at all) by the Purchase Agreement.

3.4.  Survival.  No provisions of this Agreement shall survive its termination.

4.	WARRANTIES AND DISCLAIMERS

4.1.  Mutual Warranties.  The representations and warranties made by each party in the Purchase Agreement shall apply with equal force to this Agreement.

4.2.  Disclaimer.  EXCEPT AS SET FORTH IN SECTION 4.1, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHETHER EXPRESS, IMPLIED (EITHER IN FACT OR BY OPERATION OF LAW), OR STATUTORY, AS TO ANY MATTER WHATSOEVER.

5.	CONFIDENTIALITY

5.1.  Confidentiality.  Arkados, on behalf of itself and its Affiliates, agrees that during the Restricted Period it shall not, directly or indirectly, use, exploit, communicate, disclose or disseminate any Confidential Information in any manner whatsoever (except disclosure to financial or legal advisors and as may be required under legal process by subpoena or other court order; provided, that Arkados shall take reasonable steps to provide ST with sufficient prior written notice in order to contest such requirement or order).  Arkados, on behalf of itself and its Affiliates, agrees that after the Restricted Period and for the remainder of the Term it shall exercise reasonable care to protect any Confidential Information embodied in or relating to the Intellectual Property, the Intellectual Property Assets, and/or the Intellectual Property Licenses so as to preserve their confidentiality and their worth.

5.2.  Records and Audit.  During the Term and for three (3) years thereafter, Arkados shall keep current, complete, and accurate records regarding its reproduction, distribution, and use of Confidential Information.  ST shall have the right, not more than once per calendar year, to examine and audit such records.  ST shall exercise this right only during reasonable business hours of the other and shall provide reasonable notice of his intention to conduct such audit.  ST may conduct any such audit with the assistance of an appropriate professional but shall procure from such professional an undertaking to hold all information derived from the audit confidential.  Arkados shall make available to ST all facilities reasonably necessary to enable the audit.

6.	GENERAL

6.1.  Relationship.  Each party hereto shall be and act as an independent contractor (and not as the agent or representative of the other) in the performance of this Agreement.  This Agreement shall not be interpreted or construed as creating or evidencing any association, joint venture, partnership, or franchise between the parties.  Neither party may represent to anyone that it is an agent of the other party or is otherwise authorized to bind or commit the other party in any way without such party’s prior written consent.

6.2.  Power of Attorney.  Arkados hereby appoints ST and its successors and assigns as Arkados’s true and lawful attorneys with full power of substitution, in Arkados’s name and stead but on behalf and for the benefit of the ST and its successors and assigns, to demand and receive any and all of the rights and/or materials conveyed herein and to give receipts and releases for and in respect of the same, and any part thereof, and from time to time to institute and prosecute, at the expense and for the benefit of the ST and its successors and assigns, any and all proceedings at law, in equity or otherwise, or to execute such documents, that ST or its successors or assigns may deem proper for the collection or reduction to possession of, or recordation of ownership to, any of the rights and/or materials conveyed, or for the collection and enforcement of any claim or right of any kind associated therewith, and to do all acts and things in relation to them that ST or its successors or assigns shall deem desirable.  The foregoing powers are coupled with an interest and are and shall be irrevocable by Arkados or by dissolution of Arkados or in any manner or for any reason whatsoever.

6.3.  Equitable Remedies. Subject to the terms of this Agreement, each party agrees that the other parties, without prejudice to any rights to judicial relief it may otherwise have, shall be entitled to seek equitable relief, including injunction, in the event of any breach of the provisions of this Agreement.  Each party further agrees that the other parties shall not oppose the granting of such relief on the basis that the other party has an adequate remedy at law.  Each party also agrees that it will not seek and agrees to waive any requirement for the securing or posting of a bond in connection with the other party's seeking or obtaining such relief.

6.4.  Assignment.  Arkados may not assign or transfer this Agreement, whether by deed of assignment; by merger, consolidation, or sale of the company or any assets; or otherwise.  Arkados may not assign or transfer any part of the Intellectual Property, Intellectual Property Assets, or Intellectual Property Licenses except subject to ST’s rights under this Agreement and/or the Purchase Agreement, as applicable.  Any purported assignment or transfer in violation of this Section shall be void ab initio.

6.5.  Notices.  All notices, requests, demands and other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be delivered personally, sent by facsimile transmission, delivered by a recognized overnight courier or express mail service for next business day delivery (and requiring proof of delivery or receipt) or posted in the United States mail by registered or certified mail, with postage pre-paid, return receipt requested, and shall be deemed given when so delivered personally, sent by facsimile transmission with electronic confirmation of receipt during regular business hours, the next day after delivered to such overnight courier or express mail service or three (3) business days after the date of mailing, as follows:

(a) If to ST to:	with a copy to (which shall not constitute notice):

c/o STMicroelectronics N.V.	K&L Gates LLP
39, Chemin du Champ-des-Filles Plan-les-Ouates CH-1228 GENEVA Switzerland	599 Lexington Avenue New York, New York 10022
Attn: General Counsel	Attn: Whitney J. Smith, Esq.
Tel. No.: +41 22 929 2929	Tel. No.: 212-536-3930
Fax No.: +41 22 929 2988	Fax No.: 212-536-3901

(b) If to Arkados:	with a copy to (which shall not constitute notices:

220 Old New Brunswick Road Suite 202 Piscataway, New Jersey 08854	Sommer & Schneider LLP 595 Stewart Avenue, Suite 710 Garden City, New York 11530
Attn: Chief Financial Officer	Attn: Herbert H. Sommer, Esq.
Tel. No.: 732-465-9300	Tel. No.: 516-228-8181
Fax No.: 732-465-9600	Fax No.: 516-908-4000

Any party may, by notice given in accordance with the provisions of this Section 6.5 to the other parties, designate another address or individual for receipt of notices hereunder.

6.6.  Governing Law.  This Agreement shall be interpreted, construed, and enforced in all respects in accordance with the laws of the State of New York, applicable to contracts entered into and to be wholly performed within such State.

6.7.  Waiver.  The waiver by either party of any breach of any provision of this Agreement does not waive any other breach.  The failure of any party to insist on strict performance of any covenant or obligation in accordance with this Agreement shall not be a waiver of such party’s right to demand strict compliance in the future, nor shall the same be construed as a novation of this Agreement.

6.8.  Severability.  If any part of this Agreement is found to be illegal, unenforceable, or invalid, the remaining portions of this Agreement shall remain in full force and effect.

6.9.  Counterparts.  This Agreement may be executed in any number of identical counterparts, notwithstanding that the parties have not signed the same counterpart, with the same effect as if the parties had signed the same document.  All counterparts shall be construed as and constitute one and the same agreement.  This Agreement may also be executed and delivered by facsimile and such execution and delivery shall have the same force and effect of an original document with original signatures.

6.10.  Entire Agreement.  This Agreement, including any exhibits, is the final and complete expression of the agreement between the parties regarding the subject matter hereof.  This Agreement supersedes, and the terms of this Agreement govern, all previous oral and written communications regarding these matters, all of which are merged into this Agreement.  No usage of trade or other regular practice or method of dealing between the parties shall be used to modify, interpret, supplement, or alter the terms of this Agreement.  This Agreement may be changed only by a written agreement signed by an authorized agent of the party against whom enforcement is sought.

[Signature Page Follows]

IN WITNESS WHEREOF, each party has caused this Agreement to be executed on its behalf by a duly authorized representative as of the Signature Date.

STMicroelectronics Inc.	Arkados Inc.
Name: Archibald Mck. Malone	Name: Larry Crawford
Title: VP & CFO	Title: CFO
Signature: /s/ Archibald Mck. Malone	Signature: /s/ Larry Crawford

Arkados Group, Inc.	Arkados Wireless Technologies, Inc.
Name: Larry Crawford	Name: Larry Crawford
Title: CFO	Title: CFO
Signature: /s/ Larry Crawford	Signature: /s/ Larry Crawford